Exhibit 10.1

1. Award No. 2. Modification No. 3. Effective Date 4. CFDA No. DE-MS0000122 01/01/2025 81.253 ASSISTANCE AGREEMENT 486 S Pierce Avenue, Suite E 7. Period of Performance 01/01/2025 through 12/31/2025 6. Sponsoring Office Manufacturing &Energy Supply Chain U.S. Department of Energy 1000 Independence Avenue, SW Forrestal Building , MESC-1 Washington DC 20585 Louisville CO 800273123 Attn: Adam Jansons Solid Power Operating, Inc. 5. Awarded To Other Cooperative Agreement Grant See Page 2 25MS000066 8. Type of Agreement 9. Authority 10. Purchase Request or Funding Document No. X 11. Remittance Address 12. Total Amount 13. Funds Obligated Solid Power Operating, Inc. Attn: Adam Jansons LOUISVILLE CO 80027 Govt. Share: $50,000,000.00 Cost Share : $60,000,000.00 Total : $110,000,000.00 This action: $50,000,000.00 Total : $50,000,000.00 486 S Pierce Avenue, Suite E Morgantown WV 26505-2353 3610 Collins Ferry Road NATIONAL ENERGY TECH LAB U.S. DOE/NETL 14. Principal Investigator 15. Program Manager Stephanie Smith Phone: [***] 16. Administrator by call/email 888-251-3557 or VIPERS See Attachment 2 https://vipers.doe.gov Any questions, please contact payments@hq.doe.gov Payments@hq.doe.gov by call/email 888-251-3557 or Any questions, please contact https://vipers.doe.gov VIPERS 17. Submit Payment Requests To 18. Paying Office 19. Submit Reports To 20. Accounting and Appropriation Data 05461-2025-31-220960-41999-1005909-0000000-0000000-0000000 21. Research Title and/or Description of Project Bipartisan Infrastructure Law (BIL) - Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced All-solid-state Batteries For the Recipient For the United States of America 22. Signature of Person Authorized to Sign 25. Signature of Grants/Agreements Officer 23. Name and Title 24. Date Signed 26. Name of Officer 27. Date Signed Susan Miltenberger 12/30/2024 25-4269-1 C1.2 P5 /s/ John Van Scoter President and Chief Executive Officer 1/21/2025 Susan Miltenberger

CONTINUATION SHEET REFERENCE NO. OF DOCUMENT BEING CONTINUED NAME OF OFFEROR OR CONTRACTOR ITEM NO. SUPPLIES/SERVICES QUANTITY UNIT UNIT PRICE AMOUNT PAGE OF (A) (B) (C) (E) (F) DE-MS0000122 2 3 Solid Power Operating, Inc. (D) UEI: P6C4J2FTTUM7 Project Period of Performance: 01/01/2025 - 12/31/2028 Budget Periods: Budget Period 1: 01/01/2025 - 12/31/2025 Budget Period 2: 01/01/2026 - 12/31/2026 Budget Period 3: 01/01/2027 - 12/31/2027 Budget Period 4: 01/01/2028 - 12/31/2028 Block 9. Authority: Public Law (P.L.) 102-486, Energy Policy Act (EPAct) of 1992, amended by P.L. 109-58, EPAct 2005, Section 911, as amended (codified at 42 U.S.C. § 16191), and P.L. 110-140, Public Law 117-58, Infrastructure Investment and Jobs Act of 2021 (referred to as BIL), Section 40207 (codified at 42 U.S.C. § 18741.) Block 14. Principal Investigator: Joseph Duchaj [***] [***] Recipient Business Point of Contact: Dr. Derek C. Johnson [***] [***] Block 15. DOE Program Manager: Stephanie Smith [***] [***] DOE Award Administrator: Mary Cass [***] [***] ASAP: NO: STD IMMEDIATE Extent Competed: COMPETED Davis-Bacon Act: YES PI: Joesph Duchaj Fund: 05461 Appr Year: 2025 Allottee: 31 Report Entity: 220960 Object Class: 41999 Program: 1005909 Project: 0000000 WFO: 0000000 Local Use: 0000000 25-4269-1 C1.2 P6

JULY 2004 25-4269-1 C1.2 P7

DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Special Terms and Conditions

Solid Power Operating, Inc. (“recipient”), which is identified in Block 5 of the Assistance Agreement, and the United States Department of Energy (“DOE”), enter into this award, referenced above, to achieve the project objectives and the deliverables stated in the Attachments to this award.

This award consists of the following documents, including all terms and conditions therein:

Assistance Agreement
Special Terms and Conditions
Attachment 1	Statement of Project Objectives
Attachment 2	Federal Assistance Reporting Checklist and Instructions
Attachment 3	Budget Information SF-424A
Attachment 4	Intellectual Property Provisions
Attachment 5	Community Benefits Outcomes and Objectives
Attachment 6	Data Management Plan
Attachment 7	Wage Determination - Reserved

The following are incorporated into this award by reference:

•	DOE Assistance Regulations, 2 CFR Part 200 as adopted and supplemented by 2 CFR Part 910 (subject to any deviations issued pursuant to 2 CFR 910.133) at https://www.ecfr.gov/current/title-2.
•	National Policy Requirements (November 12, 2020) at https://www.nsf.gov/awards/managing/rtc.jsp.
•	Public Law 117-58, also known as the Bipartisan Infrastructure Law (BIL).
•	The recipient’s application/proposal as approved by DOE.

DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Table of Contents

Table of Contents		2

Subpart A.	General Provisions	4

Term 1.	Legal Authority and Effect	4
Term 2.	Flow Down Requirement	4
Term 3.	Pre-Award Information	4
Term 4.	Compliance with Federal, State, and Municipal Law	4
Term 5.	Inconsistency with Federal Law	4
Term 6.	Federal Stewardship	4
Term 7.	Whistleblower Protections	5
Term 8.	Termination	5
Term 9.	Federal Involvement	5
Term 10.	Risk-Based Review of Project Participation	6
Term 11.	Post-Award Due Diligence Reviews	7
Term 12.	NEPA Requirements	7
Term 13.	Performance of Work in United States	7
Term 14.	Notice Regarding the Purchase of American-Made Equipment and Products – Sense of Congress	8
Term 15.	Reporting Requirements	8
Term 16.	Lobbying	9
Term 17.	Publications	9
Term 18.	One Time No-Cost Extension	10
Term 19.	Property Standards	10
Term 20.	Insurance Coverage	10
Term 21.	Intangible Property	10
Term 22.	Real Property	10
Term 23.	Equipment	11
Term 24.	Supplies	12
Term 25.	Continued Use of Real Property and Equipment	12
Term 26.	DOE’S Property Interest	13
Term 27.	Property Trust Relationship	14
Term 28.	Record Retention	14
Term 29.	Audits	14
Term 30.	Site Visits and Recipient Administrative Organizational Reviews	15
Term 31.	Indemnity	15

Subpart B.	Financial Provisions	16

Term 32.	Maximum Obligation	16
Term 33.	Funding of Budget Periods	16
Term 34.	Continuation Application and Funding	17
Term 35.	Cost Sharing	19
Term 36.	Refund Obligation	20
Term 37.	Allowable Costs	20
Term 38.	Foreign Travel	20
Term 39.	Indirect Costs	21
Term 40.	Decontamination and/or Decommissioning (D&D) Costs	22
Term 41.	Pre-Award Costs	23
Term 42.	Use of Program Income	23
Term 43.	Payment Procedures	23
Term 44.	Budget Changes	25

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Subpart C.	Miscellaneous Provisions	26

Term 45.	Environmental, Safety and Health Performance of Work at DOE Facilities	26
Term 46.	Corporate Felony Conviction and Federal Tax Liability Assurances	26
Term 47.	Insolvency, Bankruptcy or Receivership	27
Term 48.	Reporting Subawards and Executive Compensation	27
Term 49.	System for Award Management and Universal Identifier Requirements	30
Term 50.	Nondisclosure and Confidentiality Agreements Assurances	31
Term 51.	Subrecipient Change Notification	32
Term 52.	Conference Spending	33
Term 53.	Reporting of Matters Related to recipient Integrity and Performance	34
Term 54.	Export Control	35
Term 55.	Current and Pending Support	36
Term 56.	Interim Conflict of Interest Policy for Financial Assistance	41
Term 57.	Organizational Conflict of Interest	41
Term 58.	Prohibition on Certain Telecommunications and Video Surveillance Equipment or Services	42
Term 59.	Participants and Other Collaborating Organizations	43
Term 60.	Human Subjects Research	44
Term 61.	Fraud, Waste and Abuse	45
Term 62.	Trafficking in Persons	45
Term 63.	Prohibition related to Malign Foreign Talent Recruitment Programs	48
Term 64.	Affirmative Action and Pay Transparency Requirements	50
Term 65.	Potentially Duplicative Funding Notice	51
Term 66.	Transparency of Foreign Connections	51
Term 67.	Foreign Collaboration Considerations	52
Term 68.	Entity of Concern Prohibition	53
Term 69.	Required Risk Mitigation	54
Term 70.	Impacted Indian Tribes	54
Term 71.	Historic Preservation	54
Term 72.	Implementation of Executive Order 13798, Promoting Free Speech and Religious Liberty	54
Term 73.	Project Labor Agreement	55
Term 74.	Offtake Partner Plan	55
Term 75.	Supply Assurance	56
Term 76.	Access Restrictions	56
Term 77.	Threat Briefing	56
Term 78.	Technology Protection Plan	57
Term 79.	Material Supply Plan	57
Term 80.	Research Technology and Economic Security Officer	58
Term 81.	Third Party Monitor	61

Subpart D.	Bipartisan Infrastructure Law (BIL)-Specific Requirements	62

Term 82.	Community Benefits Outcomes and Objectives	62
Term 83.	Reporting, Tracking, and Segregation of Incurred Costs	62
Term 84.	Davis-Bacon Act Requirements	62
Term 85.	Cybersecurity Plan	64
Term 86.	Construction Signage	64

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Subpart A.	General Provisions

Term 1.	Legal Authority and Effect

A DOE financial assistance award is valid only if it is in writing and is signed, either in writing or electronically, by a DOE Grants Officer.

The recipient may accept or reject the award. A request to draw down DOE funds or acknowledgement of award documents by the recipient’s authorized representative through electronic systems used by DOE, specifically FedConnect, constitutes the recipient's acceptance of the terms and conditions of this award. Acknowledgement via FedConnect by the recipient’s authorized representative constitutes the recipient's electronic signature.

Term 2.	Flow Down Requirement

The recipient agrees to apply the terms and conditions of this award, including the Intellectual Property Provisions, to all subrecipients (and contractors, as appropriate). See, 2 CFR 200.101(b)(2) through (b)(5), 2 CFR 200.327, and 2 CFR 200.332.

Term 3.	Pre-Award Information

Prior to award, the recipient was required to provide certain information, disclosures, representations, and certifications. Certification of the information was required by the recipient’s authorized representative on behalf of the recipient, via the pre-award information sheet. If there are any changes to the provided information, disclosures, representations, and/or certifications throughout the life of the award, the recipient must notify the DOE Grants Officer, in writing, within fifteen (15) business days of the changes, unless a different notification period is specified in an applicable law or controlling term, in which case the specific period controls.

Term 4.	Compliance with Federal, State, and Municipal Law

The recipient is required to comply with applicable federal, state, and local laws and regulations for all work performed under this award. The recipient is required to obtain all necessary federal, state, and local permits, authorizations, and approvals for all work performed under this award.

Term 5.	Inconsistency with Federal Law

Any apparent inconsistency between federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE award Administrator for guidance.

Term 6.	Federal Stewardship

DOE will exercise normal federal stewardship in overseeing the project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to address deficiencies that develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the project objectives have been accomplished.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 7.	Whistleblower Protections

As provided in 2 CFR 200.217, an employee of a recipient or subrecipient must not be discharged, demoted, or otherwise discriminated against as a reprisal for disclosing information that the employee reasonably believes is evidence of gross mismanagement of a federal contract or grant, a gross waste of federal funds, an abuse of authority relating to a federal contract or grant, a substantial and specific danger to public health or safety, or a violation of law, rule, or regulation related to a federal contract (including the competition for or negotiation of a contract) or grant. The recipient and subrecipient must inform their employees in writing of employee whistleblower rights and protections.

Term 8.	Termination

This award may be terminated in part or in its entirety in accordance with 2 CFR 200.340.

Term 9.	Federal Involvement

A.	Review Meetings

The recipient, including but not limited to the principal investigator (or, if applicable, co-principal investigators), is required to participate in periodic review meetings with DOE. Review meetings enable DOE to assess the work performed under this award and determine whether the recipient has timely achieved the technical objectives and deliverables stated in Attachment 1 to this award.

DOE shall determine the frequency of review meetings and select the day, time, and location of each review meeting and shall do so in a reasonable and good faith manner. DOE will provide the recipient with reasonable notice of the review meetings.

For each review meeting, the recipient is required to provide a comprehensive overview of the project, including:

1.	The recipient’s technical progress compared to the technical objectives stated in Attachment 1 to this award.
2.	The recipient’s actual expenditures compared to the approved budget in Attachment 3 to this award.
3.	Other subject matter specified by the DOE Technology Manager/Federal Project Manager.

B.	Project Meetings

The recipient is required to notify DOE in advance of scheduled tests and internal project meetings that would entail discussion of topics that could result in major changes to the baseline project technical scope/approach, cost, or schedule. Upon request by DOE, the recipient is required to provide DOE with reasonable access (by telephone, webinar, or otherwise) to the tests and project meetings. The recipient is not expected to delay any work under this award for the purpose of government insight.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

C.	Site Visits

DOE's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. The recipient must provide, and must require subrecipients to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

D.	Go/No Go Decisions

Attachment 1 to this award establishes Go/No Go decision points. For each Go/No Go decision point, DOE must determine whether the recipient has fully and satisfactorily completed the work described in Attachment 1 to this award. As a result of a Go/No Go review, in its discretion, DOE may take one of the following actions:

•	Authorize federal funding for the next budget period for the project;
•	Recommend redirection of work under the project;
•	Place a hold on the federal funding for the project, pending further supporting data;
•	Discontinue providing federal funding for the project beyond the current budget period as the result of insufficient progress, change in strategic direction, or lack of available funding.

E.	DOE Access

The recipient must provide any information, documents, site access, or other assistance requested by DOE for the purpose of its federal stewardship or substantial involvement.

Term 10.	Risk-Based Review of Project Participation

All project participants are subject to a DOE risk review. The risk review of covered individuals includes but is not limited to the review of resumes and disclosures, as required in the award. DOE reserves the right to ask for disclosures on project participants not defined as covered individuals. The recipient need not submit any additional information on non-covered individuals, unless requested by DOE. The volume and type of information collected may depend on various factors associated with the award.

Note this review is separate and distinct from DOE Order 142.3B “Unclassified Foreign National Access Program”.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 11.	Post-Award Due Diligence Reviews

During the period of performance of the award, DOE may conduct ongoing due diligence reviews, through Government resources, to identify potential risks of undue foreign influence. In the event a risk is identified, DOE may require risk mitigation measures, including but not limited to, requiring an individual or entity not participate in the award. As part of the research, technology, and economic security risk review, DOE may contact the recipient project team members for additional information to inform the review.

Term 12.	NEPA Requirements

DOE must comply with the National Environmental Policy Act (NEPA) prior to authorizing the use of federal funds. Based on all information provided by the recipient, DOE has made a NEPA determination by issuing a categorical exclusion (CX) for all activities listed in the Statement of Project Objectives (SOPO) approved by the Grants Officer and the DOE NEPA Determination. The recipient is thereby authorized to use federal funds for the defined project activities, except where such activity is subject to a restriction set forth elsewhere in this award.

This authorization is specific to the project activities and locations as described in the SOPO approved by the Grants Officer and the DOE NEPA Determination.

If the recipient later intends to add to or modify the activities or locations as described in the approved SOPO and the DOE NEPA Determination, those new activities/locations or modified activities/locations are subject to additional NEPA review and are not authorized for federal funding until the Grants Officer provides written authorization on those additions or modifications. Should the recipient elect to undertake activities or change locations prior to written authorization from the Grants Officer, the recipient does so at risk of not receiving federal funding for those activities, and such costs may not be recognized as allowable cost share.

Term 13.	Performance of Work in United States

A.	Requirement

All work performed under this award must be performed in the United States unless the Grants Officer provides a waiver. This requirement does not apply to the purchase of supplies and equipment; however, the recipient should make every effort to purchase supplies and equipment within the United States. The recipient must flow down this requirement to its subrecipients.

B.	Failure to Comply

If the recipient fails to comply with the requirements of this term, the Grants Officer may deny reimbursement for the work conducted outside the United States and such costs may not be recognized as allowable recipient cost share regardless of if the work is performed by the recipient, subrecipients, contractors or other project partners.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

C.	Waiver for Work Outside the U.S.

All work performed under this award must be performed in the United States. However, the Grants Officer may approve the recipient to perform a portion of the work outside the United States under limited circumstances. The recipient must obtain a waiver from the Grants Officer prior to conducting any work outside the United States. To request a waiver, the recipient must submit a written waiver request to the Grants Officer, which includes the information as required in the Funding Opportunity Announcement (FOA) that the award was selected under.

For the rationale, the recipient must demonstrate to the satisfaction of the Grants Officer that the performance of work outside the United States would further the purposes of the FOA that the award was selected under and is in the economic interests of the United States. The Grants Officer may require additional information before considering such request.

Term 14.	Notice Regarding the Purchase of American-Made Equipment and Products – Sense of Congress

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

Term 15.	Reporting Requirements

A.	Requirements

The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, attached to this award. Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension, or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by federal agencies.

B.	Dissemination of Scientific and Technical Information

Scientific and Technical Information (STI) generated under this award will be submitted to DOE via the Office of Scientific and Technical Information’s Energy Link (E-Link) system. STI submitted under this award will be disseminated via DOE’s OSTI.gov website subject to approved access limitations. Citations for journal articles produced under the award will appear on the DOE PAGES website. If the award authorizes protected data for a period of time, the recipient must also submit a publicly releasable version of the final technical report for immediate dissemination.

C.	Restrictions

Scientific and Technical Information submitted to E-Link must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 16.	Lobbying

By accepting funds under this award, the recipient agrees that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. § 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

Term 17.	Publications

The recipient is required to include the following acknowledgement in publications arising out of, or relating to, work performed under this award, whether copyrighted or not:

•	Acknowledgment: “This material is based upon work supported by the U.S. Department of Energy’s Office of Manufacturing Energy and Supply Chains under award Number DE-MS0000122.”

•	Full Legal Disclaimer: “This report was prepared as an account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.”

Abridged Legal Disclaimer: “The views expressed herein do not necessarily represent the views of the U.S. Department of Energy or the United States Government.”

The recipient should make every effort to include the full Legal Disclaimer. However, in the event that recipients are constrained by formatting and/or page limitations set by the publisher, the abridged Legal Disclaimer is an acceptable alternative.

The award may be subject to a Data Management Plan as part of the Intellectual Property clause set that explains how data generated in the course of the work performed under this award will be shared or preserved or, when justified, explains why data sharing or preservation is not possible or scientifically appropriate.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 18.	One Time No-Cost Extension

As provided in 2 CFR 200.308(g)(2), the recipient must provide the Grants Officer with written notice in advance if it intends to utilize a one-time, no-cost extension of this award. The notification must include the supporting justification and a revised period of performance. The recipient must submit this notification in writing to the Grants Officer and DOE Technology Manager/Federal Project Manager at least 10 days before the end of the current budget period. This paragraph does not preclude the federal agency from approving further no-cost extensions to the federal award.

Any no-cost extension will not alter the project scope, deliverables, budget, or milestones (if applicable) of this award.

Term 19.	Property Standards

The complete text of the Property Standards can be found at 2 CFR 200.310 through 200.316. Also see 2 CFR 910.360 for additional requirements for real property and equipment for for-profit recipients

Term 20.	Insurance Coverage

See 2 CFR 200.310 for insurance requirements for real property and equipment acquired or improved with federal funds. Also see 2 CFR 910.360(e) for additional requirements for real property and equipment for for-profit recipients

Term 21.	Intangible Property

Title to intangible property acquired under a federal award vests upon acquisition in the recipient or subrecipient. Intangible property includes trademarks, copyrights, data (including data licenses), websites, IP licenses, trade secrets, patents, patent applications, and property such as loans, notes and other debt instruments, lease agreements, stocks and other instruments of property ownership either tangible or intangible property, such as intellectual property, software, or software subscriptions or licenses.

See 2 CFR Part 200.315 for additional requirements pertaining to intangible property acquired under a federal award.

Also see 2 CFR Part 910.362 and Attachment 4 for amended requirements for Intellectual Property for for-profit requirements.

Term 22.	Real Property

Subject to the conditions set forth in 2 CFR 200.311, title to real property acquired or improved under the federal award will conditionally vest upon acquisition in the recipient or subrecipient. The recipient or subrecipient cannot encumber its title or other interests and must follow the requirements of 2 CFR 200.311 before disposing of the property.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Except as otherwise provided by federal statutes or the federal agency, real property must be used for the originally authorized purpose as long as it is needed for that purpose. When real property is no longer needed for the originally authorized purpose, the recipient or subrecipient must obtain disposition instructions from DOE or pass-through entity.

See 2 CFR 200.311 for additional requirements pertaining to real property acquired or improved under a federal award. Also see 2 CFR 910.360 for additional requirements for real property for for-profit recipients.

Term 23.	Equipment

Subject to the conditions provided in 2 CFR 200.313, and 2 CFR 910.360 (as applicable), title to equipment (property) acquired under the federal award will conditionally vest upon acquisition with the recipient or subrecipient. The recipient or subrecipient must not encumber this property or permit encumbrance without prior written approval of the Grants Officer and must follow the requirements of 2 CFR 200.313 before disposing of the property, unless DOE vests unconditional title with the recipient and/or subrecipient pursuant to the Term “DOE’s Property Interest”.

A state must use equipment acquired under a federal award by the state in accordance with state laws and procedures.

Indian Tribes must use, manage, and dispose of equipment acquired under a federal award in accordance with tribal laws and procedures. If such laws and procedures do not exist, Indian Tribes must follow the guidance in 2 CFR 200.313.

The recipient or subrecipient must use equipment for the project or program for which it was acquired and for as long as needed, whether or not the project or program continues to be supported by the federal award. When no longer needed for the original project or program, the equipment may be used by programs supported by DOE in the priority order specified in 2 CFR 200.313(c)(1)(i) and (ii).

Equipment with a current per unit fair market value of $10,000 or less (per unit) may be retained, sold, or otherwise disposed of with no further responsibility to the federal awarding agency or pass-through entity, as specified in 2 CFR 200.313(e)(1) and 2 CFR 910.360 (as applicable).

Management requirements, including inventory and control systems, for equipment are provided in 2 CFR 200.313(d).

When equipment acquired under a federal award is no longer needed, the recipient or subrecipient must obtain disposition instructions from DOE or pass-through entity. However, pursuant to the FY23 Consolidation Appropriations Act (Pub. L. No. 117-328), Division D, Title III, Section 309, the Secretary, or a designee of the Secretary may, at their discretion, vest unconditional title or other property interests acquired under this project regardless of the fair market value of the property at the end of the award period of performance.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Subject to vesting of any property pursuant to Section 309 of the FY23 Consolidated Appropriations Act (Pub. L. No. 117-328), Division D, Title III, disposition will be made as follows: (a) items of equipment with a current fair market value of $10,000 or less (per unit) may be retained, sold, or otherwise disposed of with no further obligation to the federal agency or pass-through entity; (b) the recipient or subrecipient may retain title or sell the equipment after compensating the federal agency as described in 2 CFR 200.313(e)(2); or (c) transfer title to the federal agency or to an eligible third Party as specified in 2 CFR 200.313(e)(3).

See 2 CFR 200.313 for additional requirements pertaining to equipment acquired under a federal award. Also see 2 CFR 910.360 for additional requirements for for-profit recipients. See also 2 CFR 200.439 Equipment and other capital expenditures.

Term 24.	Supplies

See 2 CFR 200.314 for requirements pertaining to supplies acquired under a federal award. See also 2 CFR 200.453 Materials and supplies costs, including costs of computing devices.

Term 25.	Continued Use of Real Property and Equipment

Real property and equipment purchased with project funds (federal share and recipient cost share) under this award are subject to the requirements at 2 CFR 200.311, 200.313, and 200.316 (recipient or subrecipient, except for-profit entities) and 2 CFR 910.360 (for-profit entities). The recipient may continue to use the real property and equipment after the conclusion of the award period of performance so long as the recipient and/or subrecipient:

1.	continues to use the property for the authorized project purposes;
2.	complies with the applicable reporting requirements and regulatory property standards;
3.	as applicable to for-profit entities, UCC filing statements are maintained; and
4.	submits a written Request for Continued Use for DOE authorization, which is approved by the DOE Grants Officer.

The recipient must request authorization from the Grants Officer to continue to use the property for the authorized project purposes beyond the award period of performance (“Request for Continued Use”). The recipient’s written Request for Continued Use must identify the property and include: a summary of how the property will be used (must align with the authorized project purposes); a proposed use period (e.g., perpetuity, until fully depreciated, or a calendar date where the recipient expects to submit disposition instructions); acknowledgement that the recipient shall not sell or encumber the property or permit any encumbrance without prior written DOE approval; current fair market value of the property; and an Estimated Useful Life or depreciation schedule for equipment.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

When the property is no longer needed for authorized project purposes, the recipient must request disposition instructions from DOE. For-profit entity disposition requirements are set forth at 2 CFR 910.360. Property disposition requirements for other entities are set forth in 2 CFR 200.310 – 200.316.

If title to the real property and/or equipment has vested unconditionally with the Recipient or subrecipient, as applicable, then this term shall not be applicable and the term titled “DOE’s Property Interest” shall control.

Term 26.	DOE’S Property Interest

While the Award is in effect and DOE retains its undivided reversionary interest in real property and equipment acquired under the Award, DOE will not assert its reversionary interest in the property as long as it: (1) is being used for the authorized purposes set forth in SOPO (the “Authorized Purpose”); (2) is not encumbered without permission. If there is an agreement between DOE and debt and/or tax equity financing providers (“Financing Providers”), DOE may assert its reversionary interest in the property consistent with the terms of any such agreement regardless of whether or not the underlying encumbrance of the property was appropriately approved.

Upon Recipient request, DOE will engage with the Recipient and/or subrecipient and potential Financing Providers seeking arrangements, such as a Government-Creditor Agreement, relating to DOE’s undivided reversionary interest in the real property and equipment acquired under the Award that address the reasonable requests of Financing Providers, including with respect to the exercise of remedies by Financing Providers. Consistent with applicable regulation, DOE will consent to a pari passu position with the Financing Providers pursuant to arrangements that will protect the federal interest and enable necessary financing for project success. These arrangements will be set forth in a Government-Creditor Agreement or other agreement.

PROGRAM DETERMINATION TO EXERCISE 309 AUTHORITY UNDER AWARD

Upon Recipient’s request for vesting, including on behalf of a subrecipient, DOE will exercise Section 309 authority to vest unconditional title to real property and equipment of a project or sub-project in the Recipient and/or subrecipient when it is demonstrated to DOE’s satisfaction that the Recipient and/or subrecipient has achieved the milestones set forth in the SOPO that correspond to the conclusion of the award period that includes mechanical completion, commissioning and successful testing as set forth in Statement of Project Objectives Tasks 2.4 and 4.2, provided that the Recipient or subrecipient satisfies the following conditions. Recipient or subrecipient, as applicable, agrees to:

1.	certify that it will not sell or transfer the equipment or real property acquired under the award to a Foreign Country of Risk, or to an entity owned, controlled by, incorporated in, or located in those countries;

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

2.	use the equipment and real property acquired under the award during the award period for its Authorized Purpose; and
3.	continue to comply with the award terms and conditions during the award period including all necessary tasks, objectives, and milestones included in Attachment 1, Statement of Project Objectives and Attachment 5, Community Benefits Outcomes and Objectives.

Recipient or subrecipient is required to advise DOE on its progress on the above conditions at various points throughout the life of the award, including but not limited to, continuations, go/no-go decision points, budget periods, or phases, as determined at the start of each budget period or phase. DOE will require a written certification satisfactory to DOE from the Recipient or subrecipient immediately prior to the conclusion of the above award period confirming the Recipient’s or subrecipient’s satisfaction of the above conditions, prior to DOE effecting any vesting of title under Section 309. After any disposition or vesting of DOE’s reversionary interest, this award may remain in place to fulfill other award commitments.

Term 27.	Property Trust Relationship

Real property, equipment, and intangible property acquired or improved with the federal award must be held in trust by the recipient or subrecipient as trustee for the beneficiaries of the project or program under which the property was acquired or improved. See 2 CFR 200.316 for additional requirements pertaining to real property, equipment, and intangible property acquired or improved under a federal award.

Term 28.	Record Retention

Consistent with 2 CFR 200.334 through 200.338, the recipient and subrecipient must retain all federal award records.

Term 29.	Audits

A.	Government-Initiated Audits

The recipient must provide any information, documents, site access, or other assistance requested by DOE or federal auditing agencies (e.g., DOE Inspector General, Government Accountability Office) for the purpose of audits and investigations. Such assistance may include, but is not limited to, reasonable access to the recipient’s records relating to this award.

Consistent with 2 CFR part 200 as adopted and supplemented by 2 CFR part 910, DOE may audit or review the recipient’s financial records or administrative records relating to this award at any time. Audits or reviews may be performed to determine if the recipient has an adequate financial management system to estimate, bill, and record federal government expenditures in accordance with the criteria in 2 CFR 200.302, Generally Accepted Accounting Principles (GAAP), Generally Accepted Government Accounting Standards (GAGAS), and Standard Form 1408. Government-initiated audits are generally paid for by DOE.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

DOE may conduct a final audit at the end of the period of performance (or the termination of the award, if applicable). Upon completion of the audit, the recipient is required to refund to DOE any payments for costs that were determined to be unallowable. If the audit has not been performed or completed prior to the closeout of the award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

DOE will provide reasonable advance notice of audits and will minimize interference with ongoing work, to the maximum extent practicable.

B.	Annual Independent Audits (Single Audit or Compliance Audit)

The recipient must comply with the annual independent audit requirements in 2 CFR 200.500 through .521. In the alternative, a for-profit recipient that expends $1,000,000 or more in federal awards during that entity’s fiscal year may have a compliance audit conducted for that year in accordance with 2 CFR 910.500 through 910.521.

The annual independent audits are separate from Government-initiated audits discussed in part A. of this Term and must be paid for by the recipient. To minimize expense, the recipient may have a Compliance audit in conjunction with its annual audit of financial statements. The financial statement audit is not a substitute for the Compliance audit. If the audit (Single audit or Compliance audit, depending on recipient entity type) has not been performed or completed prior to the closeout of the award, DOE may impose one or more of the actions outlined in 2 CFR 200.339, Remedies for Noncompliance.

Term 30.	Site Visits and Recipient Administrative Organizational Reviews

DOE’s authorized representatives have the right to make site visits and conduct recipient Administrative Organizational Reviews to review the project and management control systems and to provide technical assistance, as appropriate. The recipient must provide, and must require its subrecipients and contractors to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. DOE will make reasonable efforts to ensure these site visits do not interfere with or unduly delay project work.

Term 31.	Indemnity

The recipient shall indemnify DOE and its officers, agents, or employees for any and all liability, including litigation expenses and attorneys' fees, arising from suits, actions, or claims of any character for death, bodily injury, or loss of or damage to property or to the environment, resulting from the project, except to the extent that such liability results from the direct fault or negligence of DOE officers, agents or employees, or to the extent such liability may be covered by applicable allowable costs provisions.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Subpart B.         Financial Provisions

Term 32.	Maximum Obligation

The maximum obligation of DOE for this award is the total “Funds Obligated” stated in Block 13 of the Assistance Agreement to this award.

Term 33.	Funding of Budget Periods

DOE has obligated funding as shown in Block 13 of the Assistance Agreement for completion of the Project. However, only the federal share of costs associated with the current Period of Performance is available for work performed by the recipient. The federal share of costs is shown on Attachment 3. The current Period of Performance is shown in Block 7 of the Assistance Agreement.

The remainder of funding is contingent upon the following:

1.	availability of federal funds appropriated by Congress for the purpose of this program;
2.	the availability of future-year budget authority;
3.	substantial progress towards meeting the objectives of the recipient’s approved Milestones and Go/No-Go’s in the Statement of Project Objectives;
4.	recipient’s progress compared to the Milestone Summary Table stated in Attachment 5, Community Benefits Outcomes and Objectives;
5.	recipient’s submittal of required reports;
6.	recipient’s compliance with the terms and conditions of the award;
7.	the recipient’s submission of a continuation application, including delivery of the documents set forth in Section A Table 1 and the factors described in Section B items 1-11 of the term “Continuation Application and Funding”;
8.	written approval of the continuation application by the Grants Officer.; and
9.	DOE’s Go/No-Go decision.

In the event that the recipient does not submit a continuation application for subsequent Budget Periods, or DOE disapproves a continuation application for subsequent Budget Periods, the maximum DOE liability to the recipient is the funds that are available for the current approved Budget Period(s). In such event, DOE reserves the right to deobligate any remaining federal funds.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 34.	Continuation Application and Funding

A.	Continuation Application

A continuation application is a non-competitive application for an additional budget period within a previously approved period of performance. At least 90 calendar days before the end of each budget period, the recipient must submit its continuation application to the DOE as required in Attachment 2, Federal Assistance Reporting Checklist, with written notification to the Technology Manager/Federal Project Manager and the DOE Award Administrator that it has been submitted. The continuation application includes the following information:

Table 1

Deliverables	Description
Progress Report	Report on the Recipient’s progress towards meeting the project objectives, schedule, tasks, milestones, and Go/No Go decision points set forth in the Statement of Project Objectives (SOPO) and CBOO, including any significant findings, conclusions, or developments.
Unobligated Balances Report (UBR)	Updated estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and provide a proposal for how the funds will be used in the next budget period.
Updated Budget (if applicable)	A proposal to update the budget along with a detailed rationale for the proposed budget changes.
Updated SOPO (if applicable)	A proposal to update the SOPO along with a detailed rationale for the proposed changes.
Updated CBOO (if applicable)	A proposal to update the CBOO along with a detailed rationale for the proposed changes.
Project Management Plan (PMP)

Updated to reflect status, progress, or changes to PMP elements such as work breakdown structure elements, schedule, spend plans, earned value metrics, technical milestones, risks, and planning documents. Per the FARC, the PMP must include the following:

•       Financing Plan - The plan must identify an achievable path to project financing at an acceptable risk level and that there is sufficient cost share to continue.

•       Commercial / Economic Viability Analysis - The plan must identify an achievable path to commercial viability at an acceptable risk level when considering the financial model and market analysis.

•       Site Plan (if applicable) - The plan must identify the rationale for current site selection, demonstrate the strength of current site commitments, or the schedule to selection the site and gain appropriate commitments.

•       Engineering and Construction Plan (if applicable) - The plan must identify sound processes, standards, and criteria for transition of the facility from concept to occupation and acceptance.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Deliverables	Description
Material Supply Plan (MSP)	Updated to reflect the latest supply needs to meet current and/or projected demand, supplier sources, and quantities from each. Risks associated with significant supply sources must be identified along with mitigation plans. TPO coordination required to determine the appropriate location for the submission.
Offtake Partner Plan (OPP)	Updated to reflect contractual customer commitments/Offtake agreements and delivery deadlines for products to be produced resulting from the award.

B.	Continuation Funding

DOE will conduct a review of the Recipient’s continuation application and performance under the Award to date at the end of each budget period to inform its decision on whether to fund the Award in the next budget period. Continuation funding is contingent on (1) the availability of funds appropriated by Congress for the purpose of this program; (2) the availability of future-year budget authority; 3) Recipient’s achievement of the milestone and “go/no-go” criteria stated in the SOPO (3a) and in the Community Benefits Outcomes and Objectives (3b); (4) the commercial viability of the project, (5) risk of project continuation due to financing and ability to meet cost share requirements: (6) Risk of project site selection; (7) Risk of project continuation due to construction planning: (8) Recipient’s submittal of required reports; (9) Recipient’s compliance with the terms and conditions of the Award; (10) the Recipient’s submission of a continuation application; and (11) written approval of the continuation application by the DOE Contracting Officer.  Select elements of the Continuation funding evaluation are detailed below for clarity:

•	(3b) CBP / Workforce: Reasonable likelihood that the Project will be accepted by the community, provide good jobs and minimize negative impacts to the community. Demonstrated by community participation, workforce engagement and community partnerships.

•	(4) Market / Commercial: Reasonable likelihood the project will be commercially viable. Demonstrated by the business plan, market assessment, financial model, and off-take agreements.

•	(5) Financial: Reasonable likelihood that the Recipient has sufficient liquidity to fund the project through construction (total project cost and contingency) and operate the project. Demonstrated by Cost Share commitments, financial model, and detailed cost estimate.

•	(7) Construction: Reasonable likelihood that the plant can be constructed, and the technology will be competitive in the marketplace for the foreseeable future. Demonstrated by the design, siting, and techno-economic analysis.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

As a result of this review, DOE, may choose to: (1) fund the Award in the next budget period; (2) fund the Award in the next budget period with additional conditions or requirements; or (3) not fund future budget periods of the Award. DOE will communicate its continuation decision in writing. If DOE chooses to fund the next budget period, it will update the Award to reflect the revised funding level, budget period, milestones and go/no-go’s, deliverables, and any other changes.

C.	Waiver of Prior Written Approval Requirements

DOE waives prior written approval requirements to carry forward unobligated balances to subsequent budget periods, in accordance with 2 CFR 200.308(g)(3).

Term 35.	Cost Sharing

A.	Cost Sharing Obligations

The recipient must provide the “Cost Share” amount stated in Block 12 of the Assistance Agreement to this award. DOE and the recipient’s cost share for the total estimated project costs are listed below.

Table 1

	DOE Cost Share		Recipient Cost Share		Total Estimated
Budget Period	$	%	$	%	Costs
1	$10,026,036	45.5%	$12,031,243	54.5%	$22,057,279
2*	$10,800,405	45.5%	$12,960,486	54.5%	$23,760,891
3*	$14,787,891	45.5%	$17,745,469	54.5%	$32,533,360
4*	$14,385,668	45.5%	$17,262,802	54.5%	$31,648,470

Total Project	$50,000,000	45.5%	$60,000,000	54.5%	$110,000,000

*Estimated costs subject to DOE review / approval of submitted Continuation Application.

The recipient must provide its required “Cost Share” amount as a percentage of the total project costs in each invoice period for the duration of the period of performance. Specifically, the cumulative cost share percentage provided to date on each invoice received must reflect, at a minimum, the cost sharing percentage specified in the award.

B.	Cost Share Obligation If Award Terminated or Discontinued

If the award is terminated or is otherwise not funded to completion, the recipient is not required to provide the entire “Cost Share” amount stated in Block 12 of the Assistance Agreement to this award; however, the recipient must provide its share (i.e., percentage as shown in Table 1 above) of the total project cost reimbursed as of the date of the termination or discontinuation.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

C.	Source of Cost Share

The recipient may not use federal funds to meet its cost sharing obligations, unless otherwise allowed by federal law.

D.	Inability to Comply with Cost Sharing Obligations

If the recipient determines that it is unable to meet its cost sharing obligations, the recipient must notify the DOE Award Administrator in writing immediately. The notification must include the following information: (1) whether the recipient intends to continue or phase out the project, and (2) if the recipient intends to continue the project, how the recipient will pay (or secure replacement funding for) the recipient’s share of the total project cost.

If the recipient fails to meet its cost sharing obligations, DOE may recover some or all of the financial assistance provided under this award. The amount DOE would seek to recover under this Term would be predicated on DOE’s analysis of the recipient’s compliance with their cost sharing obligation under the award (i.e., percentage as shown in Table 1 above of the total project cost as of the date of the termination or discontinuation).

Term 36.	Refund Obligation

The recipient must refund any excess payments received from DOE, including any costs determined unallowable by the Grants Officer. At the end of the period of performance (or the termination of the award, if applicable), the recipient must refund to DOE the difference between (1) the total payments received from DOE, and (2) the federal share of the costs incurred. Refund obligations under this Term do not supersede the annual reconciliation or true up process if specified under the Indirect Cost Term.

Term 37.	Allowable Costs

DOE determines the allowability of costs in accordance with 2 CFR Part 200 as adopted and supplemented by 2 CFR Part 910. All project costs must be allowable, allocable, and reasonable. The recipient must document and maintain records of all project costs, including, but not limited to, the costs paid by federal funds, costs claimed by its subrecipients and project costs that the recipient claims as cost sharing, including in-kind contributions. The recipient is responsible for maintaining records adequate to demonstrate that costs claimed have been incurred, are reasonable, allowable, and allocable, and comply with the appropriate cost principles. Upon request, the recipient is required to provide such records to DOE. Such records are subject to audit. Failure to provide DOE adequate supporting documentation may result in a determination by the Grants Officer that those costs are unallowable.

Term 38.	Foreign Travel

The recipient is required to obtain the prior written approval of the Grants Officer for any foreign travel costs.

•	To initiate a foreign travel request, submit a foreign work waiver. See Performance of Work in the United States (Foreign Work Waiver) above for details.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

•	Foreign travel that typically isn’t subject to foreign work waivers (e.g., foreign travel to conferences, scholarly workshops, or symposia) still requires a foreign work waiver if the travel is to a foreign country of risk (China, Russia, North Korea, Iran).

All international travel must comply with the International Air Transportation Fair Competitive Practices Act of 1974 (49 USC 40118), commonly referred to as the “Fly America Act,” and implementing regulations at 41 CFR 301-10.131 through 301-10.143. The law and regulations require air transport of people or property to, from, between, or within a country other than the United States, the cost of which is supported under this award, to be performed by or under a cost-sharing arrangement with a U.S. flag carrier, if service is available.

Term 39.	Indirect Costs

A.	Indirect Cost Allocation:

The recipient has a federally approved provisional Negotiated Indirect Cost Rate Agreement (NICRA) with a current effective period identified for billing and estimation purposes and it applies uniformly across all federal awards. These costs shall be reconciled or trued up (actual incurred costs) on an annual basis with the recipient’s cognizant agency. An updated rate proposal or NICRA is required if the recipient requests to bill the DOE higher billing rates than those listed in the current NICRA.

B.	Fringe Cost Allocation:

The budget for this award does not include an allocation of segregated fringe billing rates. Therefore, fringe benefit costs shall not be charged as a separate rate allocation to this award. DOE will not reimburse fringe benefit costs as a separate budget item. Fringe benefit costs for this award cannot be allocated as a separate rate allocation to any other federally-sponsored project.

C.	Subrecipient Indirect Costs (If Applicable):

The recipient must ensure its subrecipient’s indirect costs are appropriately managed, have been found to be allowable, and comply with the requirements of this award and 2 CFR Part 200 as adopted and supplemented by 2 CFR Part 910.

D.	Indirect Cost Stipulations:

1.	Modification to Indirect Cost Billing Rates

DOE will not modify this award solely to provide additional funds to cover increases in the recipient’s indirect cost billing rate(s). Adjustments to the indirect cost billing rates must be approved by the recipient’s Cognizant Agency or Cognizant Federal Agency Official.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

The recipient must provide a copy of an updated NICRA or indirect rate proposal to the DOE Award Administrator to increase indirect cost billing rates. If the Grants Officer provides prior written approval, the recipient may incur an increase in the indirect cost billing rates. Reimbursement will be limited by the budgeted dollar amount for indirect costs for each budget period as shown in Attachment 3 to this award.

2.	Annual Cost Reconciliation

In accordance with Appendices III-VII of 2 CFR Part 200 or 48 CFR 42.7, governing for-profit organizations, the indirect cost billing rates shall be reconciled or trued up (actual incurred costs) on an annual basis via the annual incurred cost proposal within six months after the recipient’s fiscal year end.

3.	Adjustments to Indirect Cost Billing Rates

Following an official audit or adequacy review of the incurred cost proposal, one of the following shall apply:

i.	If the recipient’s actual and final annual indirect cost billing rate(s) reflect that recipient invoiced at higher billing rates than actually incurred, the recipient must refund the Government the over-recovered amounts.
ii.	If the recipient’s actual and final annual indirect cost billing rate(s) reflect that the recipient invoiced at lower billing rates than actually incurred, the recipient may not be reimbursed for increases in its indirect cost rate, which resulted in an under-recovery. Increased indirect cost billing rates cannot be retroactively applied to the DOE award.

4.	Cost Sharing Indirect Costs

Indirect costs may be used as cost share only with prior approval from the Grants Officer.

5.	Award Closeout

The closeout of the DOE award does not affect (1) the right of the DOE to disallow costs and recover funds on the basis of a later audit or other review; (2) the requirement for the recipient to return any funds due as a result of later refunds, corrections or other transactions including final indirect cost billing rate adjustments; and (3) the ability of the DOE to make financial adjustments to a previously closed award resolving indirect cost payments and making final payments.

Term 40.	Decontamination and/or Decommissioning (D&D) Costs

Notwithstanding any other provisions of this award, the Government shall not be responsible for or have any obligation to the recipient for (1) Decontamination and/or Decommissioning (D&D) of any of the recipient’s facilities, or (2) any costs which may be incurred by the recipient in connection with the D&D of any of its facilities due to the performance of the work under this award, whether said work was performed prior to or subsequent to the effective date of the award.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 41.	Pre-Award Costs

As stated in the Grants Officer’s Pre-Award Costs Letter dated October 11, 2024, the recipient is authorized to request reimbursement for costs incurred on or after October 11, 2024, if (1) such costs are allowable in accordance with 2 CFR Part 200 as adopted and supplemented by 2 CFR Part 910, (2) such costs are not otherwise restricted by Term titled “National Environmental Policy Act (NEPA) Requirements,” and (3) such costs are not otherwise restricted by any other Term. If the recipient elects to undertake activities that are not authorized for federal funding by the Grants Officer in advance of DOE completing the NEPA review, the recipient is doing so at risk of not receiving federal funding and such costs may not be recognized as allowable cost share. Nothing contained in the pre-award cost reimbursement regulations or any pre-award costs approval letter from the Grants Officer override these NEPA requirements to obtain the written authorization from the Grants Officer prior to taking any action that may have an adverse effect on the environment or limit the choice of reasonable alternatives.

Term 42.	Use of Program Income

Program income does not include rebates, credits, discounts, and interest earned on any of them. Program income does not include tax credits, including elective pay or transferable tax credits or Environmental Attribute Credits.

Consistent with 2 CFR § 200.307, if the recipient earns program income during the period of performance as a result of this award, the program income may be added to the total allowable costs, increasing the overall total amount of the federal award (see 2 CFR 200.307 (b)(2)), or the recipient may use the program income to meet its cost sharing requirement (see 2 CFR 200.307 (b)(3)). The Recipient must notify DOE at least 30 days prior to the anticipated date of initial generation of program on income whether the Recipient is choosing the addition or cost sharing method.

For purposes of 2 CFR § 200.307(d), “costs incidental to the generation of program income” may include, but are not limited to, operating and maintenance costs, debt service, required reserves and other payments or reserves required by third-party lenders, provided these costs have not been charged to the Federal Award.

Term 43.	Payment Procedures

A.	Method of Payment

Payment will be made by reimbursement through ACH.

B.	Requesting Reimbursement

Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, the recipient must enroll at https://vipers.doe.gov. Detailed instructions on how to enroll are provided on the web site.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

C.	Timing of Submittals

Submittal of the SF-270 or SF-271 should coincide with the recipient’s normal billing pattern, but not more frequently than every two weeks. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

D.	Adjusting Payment Requests for Available Cash

The recipient must disburse any funds that are available from repayments to, and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE.

E.	Payments

The DOE approving official will approve the invoice as soon as practical, but not later than 30 days after the recipient’s request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to the recipient. The recipient may check the status of payments at the VIPERS web site. All payments are made by electronic funds transfer to the bank account specified on the Bank Information Form that the recipient filed with the U.S. Department of Treasury.

F.	Supporting Documents for Agency Approval of Payments

For non-construction awards, the recipient must submit a Standard Form SF-270, “Request for Advance or Reimbursement,” at https://vipers.doe.gov and attach a file containing appropriate supporting documentation.

The following additional items are required:

1.	Summary cost data, for the billing period and cumulative cost data, showing all categories listed in the SF-424A and identifying federal, non-federal, and total amounts.
2.	If there are unauthorized phases and/or tasks for the current budget period in the NEPA Requirements term in these Special Terms and Conditions, a statement affirming that no invoiced costs are related to tasks or activities prohibited by the NEPA Requirements term.
3.	Applicable to for-profit recipients and subrecipients. UCC filing proof for all equipment acquired with project funds (i.e., federal share or recipient share) and equipment offered as cost share. In accordance with 2 CFR 910.360(b)(4), the Recipient may request reimbursement for progress payments incurred for equipment prior to submission of the UCC financing statement as required below:

i.	All progress payment reimbursement requests must include the vendor name, vendor location, project risks being mitigated by the progress payments, the progress payment schedule inclusive of any final hold-back amounts required prior to final payment, a copy of the vendor agreement outlining equipment purchase terms, and the source(s) and availability of cash for the purchase.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

ii.	Late or missed progress payments to the vendor that do not adhere to the payment schedule must be justified prior to DOE reimbursement and may result in a DOE determination that all Federal funds previously reimbursed toward the purchase of the equipment shall be promptly returned to DOE or credited back to the award.

iii.	If progress payments are made toward an equipment purchase that is terminated or not fully executed, all prior reimbursements for previously incurred progress payments shall be promptly returned to DOE or credited back to the award.

iv.	Final progress payments may only be reimbursed after the Recipient secures title and complies with the UCC filing instructions contained 2 CFR 910.360, the Federal Assistance Reporting Checklist, and all applicable laws and regulations.

The DOE payment authorizing official may request additional information from the recipient to support the payment requests prior to release of funds, as deemed necessary. The recipient is required to comply with these requests. Supporting documents include invoices, copies of contracts, contractor quotes, and other expenditure explanations that justify the reimbursement requests.

G.	Unauthorized Drawdown of Federal Funds

For each budget period, the recipient may not spend more than the federal share authorized to that particular budget period, without specific written approval from the Grants Officer. The recipient must immediately refund DOE any amounts spent or drawn down in excess of the authorized amount for a budget period. The recipient and subrecipients shall promptly, but at least quarterly, remit to DOE interest earned on advances drawn in excess of disbursement needs and shall comply with the procedure for remitting interest earned to the federal government per 2 CFR 200.305, as applicable.

Term 44.	Budget Changes

A.	Budget Changes Generally

The Grants Officer has reviewed and approved the SF-424A in Attachment 3 to this award.

Any increase in the total project cost, whether DOE share or Cost Share, which is stated as “Total” in Block 12 to the Assistance Agreement of this award, must be approved in advance and in writing by the Grants Officer.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Any change that alters the project scope, milestones or deliverables requires prior written approval of the Grants Officer. DOE may deny reimbursement for any failure to comply with the requirements in this term.

B.	Transfers of Funds Among Direct Cost Categories

The recipient is required to obtain the prior written approval of the Grants Officer for any transfer of funds among direct cost categories where the cumulative amount of such transfers exceeds or is expected to exceed 10 percent of the total project cost, which is stated as “Total” in Block 12 to the Assistance Agreement of this award.

The recipient is required to notify the DOE Technology Manager/Federal Project Manager of any transfer of funds among direct cost categories where the cumulative amount of such transfers is equal to or below 10 percent of the total project cost, which is stated as “Total” in Block 12 to the Assistance Agreement of this award.

C.	Transfer of Funds Between Direct and Indirect Cost Categories

The recipient is required to obtain the prior written approval of the Grants Officer for any transfer of funds between direct and indirect cost categories. If the recipient’s actual allowable indirect costs are less than those budgeted in Attachment 3 to this award, the recipient may use the difference to pay additional allowable direct costs during the period of performance so long as the total difference is less than 10% of total project costs and the difference is reflected in actual requests for reimbursement to DOE.

Subpart C.         Miscellaneous Provisions

Term 45.	Environmental, Safety and Health Performance of Work at DOE Facilities

With respect to the performance of any portion of the work under this award which is performed at a DOE-owned or controlled site, the recipient agrees to comply with all State and Federal Environmental, Safety and Health (ES&H) regulations and with all other ES&H requirements of the operator of such site.

Prior to the performance on any work at a DOE-owned or controlled site, the recipient shall contact the site facility manager for information on DOE and site-specific ES&H requirements.

The recipient is required to apply this provision to its subrecipients and contractors.

Term 46.	Corporate Felony Conviction and Federal Tax Liability Assurances

This term applies to recipients that are organized as corporations. A corporation includes any entity that has filed articles of incorporation in any of the 50 states, the District of Columbia, or the various territories of the United States, but not foreign corporations. It includes both for-profit and non-profit organizations.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

By entering into this award, the recipient attests that its corporation has not been convicted of a felony criminal violation under federal law in the 24 months preceding the date of signature.

The recipient further attests that its corporation does not have any unpaid federal tax liability that has been assessed, for which all judicial and administrative remedies have been exhausted or have lapsed, and that is not being paid in a timely manner pursuant to an agreement with the authority responsible for collecting the tax liability.

Term 47.	Insolvency, Bankruptcy or Receivership

The recipient shall immediately, but no later than five days, notify DOE of the occurrence of any of the following events: (1) the recipient or the recipient’s parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (2) the recipient’s consent to the institution of an involuntary case under the Bankruptcy Act against the recipient or the recipient’s parent; (3) the filing of any similar proceeding for or against the recipient or the recipient’s parent, or the recipient’s consent to the dissolution, winding-up or readjustment of its debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over the recipient, under any other applicable state or federal law; or (4) the recipient’s insolvency due to its inability to pay debts generally as they become due.

Such notification shall be in writing and shall: (1) specifically set out the details of the occurrence of an event referenced in paragraph A; (2) provide the facts surrounding that event; and (3) provide the impact such event will have on the project being funded by this award.

Upon the occurrence of any of the four events described in paragraph A. of this term, DOE reserves the right to conduct a review of the recipient’s award to determine the recipient’s compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports). If the DOE review determines that there are significant deficiencies or concerns with the recipient’s performance under the award, DOE reserves the right to impose additional requirements, as needed, including (1) change of payment method; or (2) institute payment controls.

Failure of the recipient to comply with this term may be considered a material noncompliance of this award by the Grants Officer.

Term 48.	Reporting Subawards and Executive Compensation

A.	Reporting of first-tier subawards

1.	Applicability.

Unless the recipient is exempt as provided in paragraph D. of this award term, the recipient must report each subaward that equals or exceeds $30,000 in federal funds for a subaward to an entity or federal agency. The recipient must also report a subaward if a modification increases the federal funding to an amount that equals or exceeds $30,000. All reported subawards should reflect the total amount of the subaward.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

2.	Reporting Requirements.

i.	The recipient must report each subaward described in paragraph A.1. of this award term to the Federal Funding Accountability and Transparency Act Subaward Reporting System (FSRS) at https://www.fsrs.gov.
ii.	For subaward information, report no later than the end of the month following the month in which the subaward was issued. (For example, if the subaward was made on November 7, 2025, the subaward must be reported no later than December 31, 2025.)

B.	Reporting Total Compensation of recipient Executives for Entities

1.	Applicability.

The recipient must report the total compensation for each of the recipient’s five most highly compensated executives for the preceding completed fiscal year if:

i.	The total federal funding authorized to date under this award equals or exceeds $30,000;
ii.	In the preceding fiscal year, the recipient received;

a.	80 percent or more of the recipient’s annual gross revenues from federal procurement contracts (and subcontracts) and federal awards (and subawards) subject to the Transparency Act; and

b.	$25,000,000 or more in annual gross revenues from federal procurement contracts (and subcontracts) and federal awards (and subawards) subject to the Transparency Act; and

iii.	The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986 after receiving this subaward. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at https://www.sec.gov/answers/execomp.htm).

2.	Reporting Requirements.

The recipient must report executive total compensation described in paragraph B.1. of this award term:

i.	As part of the recipient’s registration profile at https://www.sam.gov.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

ii.	No later than the month following the month in which this federal award is made, and annually after that. (For example, if this federal award was made on November 7, 2025, the executive total compensation must be reported by no later than December 31, 2025.)

C.	Reporting of Total Compensation of Subrecipient Executives

1.	Applicability.

Unless a first-tier subrecipient is exempt as provided in paragraph D. of this award term, the recipient must report the executive total compensation of each of the subrecipient's five most highly compensated executives for the subrecipient's preceding completed fiscal year if:

i.	The total federal funding authorized to date under the subaward equals or exceeds $30,000;
ii.	In the subrecipient’s preceding fiscal year, the subrecipient received:

a.	80 percent or more of its annual gross revenues from federal procurement contracts (and subcontracts) and federal awards (and subawards) subject to the Transparency Act; and
b.	$25,000,000 or more in annual gross revenues from federal procurement contracts (and subcontracts), and federal awards (and subawards) subject to the Transparency Act; and

iii.	The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986 after receiving this subaward. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at https://www.sec.gov/answers/execomp.htm).

2.	Reporting Requirements.

Subrecipients must report to the recipient their executive total compensation described in paragraph C.1. of this award term. The recipient is required to submit this information to the Federal Funding Accountability and Transparency Act Subaward Reporting System (FSRS) at http://www.fsrs.gov no later than the end of the month following the month in which the subaward was made. (For example, if the subaward was made on November 7, 2025, the subaward must be reported by no later than December 31, 2025).

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

D.	Exemptions

A recipient with gross income under $300,000 in the previous tax year is exempt from the requirements to report:

1.	Subawards; and
2.	The total compensation of the five most highly compensated executives of any subrecipient.

E.	Definitions

For purposes of this award term:

1.	Entity includes:

i.	Whether for profit or non-profit:

a.	A corporation;
b.	An association;
c.	A partnership;
d.	A limited liability company;
e.	A limited liability partnership;
f.	A sole proprietorship
g.	Any other legal business entity;
h.	Another grantee or contractor that is not excluded by subparagraph 2; and
i.	Any State or locality.

ii.	Does not include:

a.	An individual recipient of federal financial assistance; or
b.	A federal employee.

2.	Executive means an officer, managing partner, or any other employee holding a management position.
3.	Subaward has the meaning given in 2 CFR 200.1.
4.	Subrecipient has the meaning given in 2 CFR 200.1.
5.	Total compensation means the cash and noncash dollar value an executive earns during an entity's preceding fiscal year. This includes all items of compensation as prescribed in 17 CFR 229.402(c)(2).

Term 49.	System for Award Management and Universal Identifier Requirements

A.	Requirement for System for Award Management (SAM.gov)

Unless exempt from this requirement under 2 CFR 25.110, the recipient must maintain a current and active registration in SAM.gov. The recipient’s registration must always be current and active until the recipient submits all final reports required under this federal award or receives the final payment, whichever is later. The recipient must review and update its information in SAM.gov at least annually from the date of its initial registration or any subsequent updates to ensure it is current, accurate, and complete. If applicable, this includes identifying the recipient’s immediate and highest-level owner and subsidiaries and providing information about the recipient’s predecessors that have received a federal award or contract within the last three years.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

B.	Requirements for Unique Entity Identifier (UEI)

If the recipient is authorized to make subawards under this award, the recipient:

1.	Must notify potential subrecipients that no entity may receive a subaward until the entity has provided its UEI to the recipient.
2.	May not make a subaward to an entity unless the entity has provided its UEI number to the recipient. Subrecipients are not required to complete full registration in SAM.gov to obtain a UEI.

C.	Definitions

For purposes of this award term:

1.	System for Award Management (SAM.gov) means the federal repository into which a recipient must provide the information required for the conduct of business as a recipient. Additional information about registration procedures may be found in SAM.gov (currently at https://www.sam.gov).
2.	Unique Entity Identifier (UEI) means the universal identifier assigned by SAM.gov to uniquely identify an entity.
3.	Entity is defined at 2 CFR Part 25.400 and includes all of the following types as define in 2 CFR 200.1:

iii.	Non-federal entity;
iv.	Foreign organization;
v.	Foreign public entity;
vi.	Domestic for-profit organization; and
vii.	Federal agency.

4.	Subaward has the meaning given in 2 CFR 200.1.
5.	Subrecipient has the meaning given in 2 CFR 200.1.

Term 50.	Nondisclosure and Confidentiality Agreements Assurances

A.	By entering into this agreement, the recipient attests that it does not and will not require its employees or contractors to sign internal nondisclosure or confidentiality agreements or statements prohibiting or otherwise restricting its employees or contractors from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

B.	The recipient further attests that it does not and will not use any federal funds to implement or enforce any nondisclosure and/or confidentiality policy, form, or agreement it uses unless it contains the following provisions:

1.	‘‘These provisions are consistent with and do not supersede, conflict with, or otherwise alter the employee obligations, rights, or liabilities created by existing statute or Executive order relating to (1) classified information, (2) communications to Congress, (3) the reporting to an Inspector General of a violation of any law, rule, or regulation, or mismanagement, a gross waste of funds, an abuse of authority, or a substantial and specific danger to public health or safety, or (4) any other whistleblower protection. The definitions, requirements, obligations, rights, sanctions, and liabilities created by controlling Executive orders and statutory provisions are incorporated into this agreement and are controlling.’’
2.	The limitation above shall not contravene requirements applicable to Standard Form 312, Form 4414, or any other form issued by a federal department or agency governing the nondisclosure of classified information.
3.	Notwithstanding provision listed in paragraph (a), a nondisclosure or confidentiality policy form or agreement that is to be executed by a person connected with the conduct of an intelligence or intelligence-related activity, other than an employee or officer of the United States Government, may contain provisions appropriate to the particular activity for which such document is to be used. Such form or agreement shall, at a minimum, require that the person will not disclose any classified information received in the course of such activity unless specifically authorized to do so by the United States Government. Such nondisclosure or confidentiality forms shall also make it clear that they do not bar disclosures to Congress, or to an authorized official of an executive agency or the Department of Justice, that are essential to reporting a substantial violation of law.

Term 51.	Subrecipient Change Notification

Except for subrecipients specifically proposed as part of the recipient’s Application for award, the recipient must notify the Grants Officer and Federal Project Manager in writing 30 days prior to the execution of new or modified subrecipient agreements, including naming any To Be Determined subrecipients. This notification does not constitute a waiver of the prior approval requirements outlined in 2 CFR Part 200 as adopted and supplemented by 2 CFR Part 910, nor does it relieve the recipient from its obligation to comply with applicable federal statutes, regulations, and executive orders.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

In order to satisfy this notification requirement, the recipient documentation must, at a minimum, include the following:

1.	A description of the research to be performed, the service to be provided, or the equipment to be purchased;
2.	Cost share commitment letter if the subrecipient is providing cost share to the award;
3.	An assurance that the process undertaken by the recipient to solicit the subrecipient complies with their written procurement procedures as outlined in 2 CFR 200.317 through 200.327;
4.	An assurance that no planned, actual or apparent conflict of interest exists between the recipient and the selected subrecipient and that the recipient’s written standards of conduct were followed;[1]
5.	A completed Environmental Questionnaire, if applicable;
6.	A completed Transparency of Foreign Connections disclosure, if applicable, which includes the information as required in the FOA that the award was selected under;
7.	An assurance that the subrecipient is not a debarred or suspended entity;
8.	An assurance that all required award provisions will be flowed down in the resulting subrecipient agreement.

The recipient is responsible for making a final determination to award or modify subrecipient agreements under this agreement, but the recipient may not proceed with the subrecipient agreement until the Grants Officer determines, and provides the recipient written notification, that the information provided is adequate.

Should the recipient not receive a written notification of adequacy from the Grants Officer within 30 days of the submission of the subrecipient documentation stipulated above, the recipient may proceed to award or modify the proposed subrecipient agreement.

Term 52.	Conference Spending

The recipient shall not expend any funds on a conference not directly and programmatically related to the purpose for which the grant or cooperative agreement was awarded that would defray the cost to the United States Government of a conference held by any Executive branch department, agency, board, commission, or office for which the cost to the United States Government would otherwise exceed $20,000, thereby circumventing the required notification by the head of any such Executive Branch department, agency, board, commission, or office to the Inspector General (or senior ethics official for any entity without an Inspector General), of the date, location, and number of employees attending such conference.

1 It is DOE’s position that the existence of a “covered relationship” as defined in 5 CFR 2635.502(a)&(b) between a member of the recipient’s owners or senior management and a member of a subrecipient’s owners or senior management creates at a minimum an apparent conflict of interest that would require the recipient to notify the Grants Officer and provide detailed information and justification (including, for example, mitigation measures) as to why the subrecipient agreement does not create an actual conflict of interest. The recipient must also notify the Grants Officer of any new subrecipient agreement with: (1) an entity that is owned or otherwise controlled by the recipient; or (2) an entity that is owned or otherwise controlled by another entity that also owns or otherwise controls the recipient, as it is DOE’s position that these situations also create at a minimum an apparent conflict of interest.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 53.	Reporting of Matters Related to recipient Integrity and Performance

A.	General Reporting Requirement

If the total value of your active grants, cooperative agreements, and procurement contracts from all federal agencies exceeds $10,000,000 for any period of time during the period of performance of this federal award, then you as the recipient must ensure the information available in the responsibility/qualification records through the System for Award Management (SAM.gov) about civil, criminal, or administrative proceedings described in paragraph B of this award term is current and complete. This is a statutory requirement under section 872 of Public Law 110-417, as amended (41 U.S.C. 2313). As required by section 3010 of Public Law 111-212, all information posted in responsibility/qualification records in SAM.gov on or after April 15, 2011, (except past performance reviews required for federal procurement contracts) will be publicly available.

B.	Proceedings About Which You Must Report

You must submit the required information about each proceeding that:

1.	Is in connection with the award or performance of a grant, cooperative agreement, or procurement contract from the federal government;
2.	Reached its final disposition during the most recent five-year period; and
3.	Is one of the following:

i.	A criminal proceeding that resulted in a conviction, as defined in paragraph E of this award term and condition;
ii.	A civil proceeding that resulted in a finding of fault and liability and payment of a monetary fine, penalty, reimbursement, restitution, or damages of $5,000 or more;
iii.	An administrative proceeding that resulted in a finding of fault and liability and your payment of either a monetary fine or penalty of $5,000 or more or reimbursement, restitution, or damages in excess of $100,000; or
iv.	Any other criminal, civil, or administrative proceeding if:

a.	It could have led to an outcome described in paragraph B.3.i, ii, or iii;
b.	It had a different disposition arrived at by consent or compromise with an acknowledgment of fault on your part; and
c.	The requirement in this award term to disclose information about the proceeding does not conflict with applicable laws and regulations.

C.	Reporting Procedures

Enter the required information in SAM.gov for each proceeding described in paragraph B of this award term. You do not need to submit the information a second time under grants and cooperative agreements that you received if you already provided the information in SAM.gov because you were required to do so under federal procurement contracts that you were awarded.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

D.	Reporting Frequency

During any period of time when you are subject to the requirement in paragraph A of this award term, you must report proceedings information in SAM.gov for the most recent five-year period, either to report new information about a proceeding that you have not reported previously or affirm that there is no new information to report. If you have federal contract, grant, and cooperative agreement awards with a cumulative total value greater than $10,000,000, you must disclose semiannually any information about the criminal, civil, and administrative proceedings.

E.	Definitions

For purposes of this term:

1.	Administrative proceeding means a non-judicial process that is adjudicatory in nature to make a determination of fault or liability (for example, Securities and Exchange Commission Administrative proceedings, Civilian Board of Contract Appeals proceedings, and Armed Services Board of Contract Appeals proceedings). This includes proceedings at the federal and state level but only in connection with the performance of a federal contract or grant. It does not include audits, site visits, corrective plans, or inspection of deliverables.
2.	Conviction means a judgment or conviction of a criminal offense by any court of competent jurisdiction, whether entered upon a verdict or a plea, and includes a conviction entered upon a plea of nolo contendere.
3.	Total value of currently active grants, cooperative agreements, and procurement contracts includes the value of the federal share already received plus any anticipated federal share under those awards (such as continuation funding.

Term 54.	Export Control

The United States government regulates the transfer of information, commodities, technology, and software considered to be strategically important to the United States to protect national security, foreign policy, and economic interests without imposing undue regulatory burdens on legitimate international trade. There is a network of federal agencies and regulations that govern exports that are collectively referred to as “Export Controls.” All recipients and subrecipients are responsible for ensuring compliance with all applicable United States Export Control laws and regulations relating to any work performed under a resulting award.

The recipient must immediately report to DOE any export control investigations, indictments, charges, convictions, and violations upon occurrence, at the recipient or subrecipient level, and provide the corrective action(s) to prevent future violations.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 55.       Current and Pending Support

A.	Definitions

For purposes of this term, the following definitions are applicable:

1.	Current and pending support –

i.	All resources made available, or expected to be made available, to an individual in support of the individual’s RD&D efforts, regardless of:

a.	whether the source is foreign or domestic;
b.	whether the resource is made available through the entity applying for an award or directly to the individual; or
c.	whether the resource has monetary value; and

ii.	Includes in-kind contributions requiring a commitment of time and directly supporting the individual’s RD&D efforts, such as the provision of office or laboratory space, equipment, supplies, employees, or students. This term has the same meaning as the term Other Support as applied to researchers in NSPM-33: For researchers, Other Support includes all resources made available to a researcher in support of and/or related to all of their professional RD&D efforts, including resources provided directly to the individual or through the organization, and regardless of whether or not they have monetary value (e.g., even if the support received is only in-kind, such as office/laboratory space, equipment, supplies, or employees). This includes resource and/or financial support from all foreign and domestic entities, including but not limited to, gifts provided with terms or conditions, financial support for laboratory personnel, and participation of student and visiting researchers supported by other sources of funding.

2.	Malign Foreign Talent Recruitment Program as defined in P.L. 117-167, Section 106384(4) –

i.	Any program, position, or activity that includes compensation in the form of cash, in-kind compensation, including research funding, promised future compensation, complimentary foreign travel, things of non de minimis value, honorific titles, career advancement opportunities, or other types of remuneration or consideration directly provided by a foreign country at any level (national, provincial, or local) or their designee, or an entity based in, funded by, or affiliated with a foreign country, whether or not directly sponsored by the foreign country, to the targeted individual, whether directly or indirectly stated in the arrangement, contract, or other documentation at issue, in exchange for the individual—

a.	engaging in the unauthorized transfer of intellectual property, materials, data products, or other nonpublic information owned by a United States entity or developed with a federal research and development award to the government of a foreign country, or an entity based in, funded by, or affiliated with a foreign country regardless of whether that government or entity provided support for the development of the intellectual property, materials, or data products;

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

b.	being required to recruit trainees or researchers to enroll in such program, position, or activity;
c.	establishing a laboratory or company, accepting a faculty position, or undertaking any other employment or appointment in a foreign country or with an entity based in, funded by, or affiliated with a foreign country if such activities are in violation of the standard terms and conditions of a federal research and development award;
d.	being unable to terminate the foreign talent recruitment program contract or agreement except in extraordinary circumstances;
e.	through funding or effort related to the foreign talent recruitment program, being limited in the capacity to carry out a research and development award or required to engage in work that would result in substantial overlap or duplication with a federal research and development award;
f.	being required to apply for and successfully receive funding from the sponsoring foreign government's funding agencies with the sponsoring foreign organization as the recipient;
g.	being required to omit acknowledgment of the recipient institution with which the individual is affiliated, or the federal research agency sponsoring the research and development award, contrary to the institutional policies or standard terms and conditions of the federal research and development award;
h.	being required to not disclose to the federal research agency or employing institution the participation of such individual in such program, position, or activity; or
i.	having a conflict of interest or conflict of commitment contrary to the standard terms and conditions of the federal research and development award; and

ii.	A program that is sponsored by—

a.	a foreign country of concern or an entity based in a foreign country of concern, whether or not directly sponsored by the foreign country of concern;
b.	an academic institution on the list developed under section 1286(c)(8) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; 1 Public Law 115–232); or
c.	a foreign talent recruitment program on the list developed under section 1286(c)(9) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; 1 Public Law 115–232).

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

iii.	Consistent with applicable law, this provision does not prohibit, unless such activities are funded, organized, or managed by an academic institution or a foreign talent recruitment program on the lists developed under paragraphs (8) and (9) of section 1286(c) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 4001 note; Public Law 115–232)—

a.	making scholarly presentations and publishing written materials regarding scientific information not otherwise controlled under current law;
b.	participation in international conferences or other international exchanges, research projects or programs that involve open and reciprocal exchange of scientific information, and which are aimed at advancing international scientific understanding and not otherwise controlled under current law;
c.	advising a foreign student enrolled at an institution of higher education or writing a recommendation for such a student, at such student's request; and
d.	other international activities determined appropriate by the federal research agency head or designee.

3.	Covered Individual:

Covered Individual means an individual who (i) contributes in a substantive, meaningful way to the development or execution of the scope of work of a project funded by DOE, and (ii) is designated as a covered individual by DOE.

DOE designates as covered individuals any principal investigator (PI); project director (PD); co-principal investigator (Co-PI); co-project director (Co-PD); project manager; and any individual regardless of title that is functionally performing as a PI, PD, Co-PI, Co-PD, or project manager. Status as a consultant, graduate (master’s or PhD) student, or postdoctoral associate does not automatically disqualify a person from being designated as a “covered individual” if they meet the definition in (i) above.

The recipient is responsible for assessing the applicability of (i) against each person listed on the project (i.e., listed by the recipient in the application for federal financial assistance, approved budget, progress report, or any other report submitted to DOE by the recipient regarding the subject project). Further, the recipient is responsible for identifying any such individual to DOE for designation as a covered individual, if not already designated by DOE as described above.

The recipient’s submission of a current and pending support disclosure and/or biosketch/resume for a particular person serves as an acknowledgement that DOE designates that person as a covered individual.

DOE may further designate covered individuals during the award period of performance.

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B.	Disclosure Requirements

Prior to award, the Recipient was required to provide current and pending support disclosure statements for each covered individual, as defined by the award Terms and Conditions, at the recipient and subrecipient level, regardless of funding source.

New Covered Individuals:

Prior to starting work on the project, new covered individuals must submit a current and pending support disclosure and biosketch/resume and must receive approval from DOE. R&D covered individuals are encouraged to comply with the Digital Persistent Identifier (PID) and Research Security Training Requirements Terms. The PID and Research Training will be required for all R&D covered individuals on May 1, 2025

Existing Covered Individuals:

Submit an updated current and pending support disclosure within thirty (30) calendar days after the end of the quarterly reporting period in which the change occurred.

Information Required for Each Activity
Sponsor of the Activity	The sponsor of the activity or the source of funding.
Award Number	The federal award number or any other identifying number.
Award Title	The title of the award or activity. If the title of the award or activity is not descriptive, add a brief description of the research being performed that would identify any overlaps or synergies with the proposed research
Total Cost or Value	The total cost or value of the award or activity, including direct and indirect costs and cost share. For pending proposals, provide the total amount of requested funding
Award Period	The "Start Date" through "End Date".
Person-months	The person-months of effort per year dedicated to the award or activity.
Description	To identify overlap, duplication of effort, or synergistic efforts, append a description of the other award or activity to the current and pending support.
Details	Details of any obligations, contractual or otherwise, to any program, entity, or organization sponsored by a foreign government must be provided to DOE upon request to either the applicant institution or DOE. Supporting112 documents of any identified source of support must be provided to DOE on request, including certified translations of any document.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Certification Statement

All covered individuals must provide a separate disclosure statement listing the required information above regarding current and pending support. Each individual must sign and date their respective certification statement:

I, [Full Name and Title], understand that I have been designated as a covered individual by the federal funding agency.

I certify to the best of my knowledge and belief that the information contained in this Current and Pending Support Disclosure Statement is true, complete, and accurate. I understand that any false, fictitious, or fraudulent information, misrepresentations, half-truths, or omissions of any material fact, may subject me to criminal, civil, or administrative penalties for fraud, false statements, false claims, or otherwise. (18 U.S.C. §§ 1001 and 287, and 31 U.S.C. §§ 3729-3733 and 3801-3812). I further understand and agree that (1) the statements and representations made herein are material to DOE’s funding decision, and (2) I have a responsibility to update the disclosures during the period of performance of the award should circumstances change which impact the responses provided above.

I also certify that, at the time of submission, I am not a party in a malign foreign talent recruitment program.

The following certification is optional until May 1, 2025, and mandatory thereafter for R&D projects:

I further certify that within the past 12 months I have completed one of the following: (1) research security training meeting the guidelines in SEC. 10634(b) of 42 USC 19234, or (2) all of the NSF training modules located https://new.nsf.gov/research-security/training.

Foreign Government Sponsorship	Details of any obligations, contractual or otherwise, to any program, entity, or organization sponsored by a foreign government must be provided on request to either the applicant institution or DOE. Supporting documents of any identified source of support must be provided to DOE on request, including certified translations of any document.

The information may be provided in the common disclosure format available at Common Form for Current and Pending (Other) Support (nsf.gov) to be implemented by DOE. Regardless of the format used, the individual must still include a signature, date, and a certification statement using the language included in the paragraph above.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 56.       Interim Conflict of Interest Policy for Financial Assistance

The DOE interim Conflict of Interest Policy for Financial Assistance (COI Policy) can be found at https://www.energy.gov/management/department-energy-interim-conflict-interest-policy-requirements-financial-assistance. This policy is applicable to all recipients applying for, or that receive, DOE funding by means of a financial assistance award (e.g., a grant, cooperative agreement, technology investment agreement, or other transaction authority) and, through the implementation of this policy by the recipient, to each Investigator who is planning to participate in, or is participating in, the project funded wholly or in part under this award. The term “Investigator” means the PI and any other person, regardless of title or position, who is responsible for the purpose, design, conduct, or reporting of a project funded by DOE or proposed for funding by DOE.

The recipient must flow down the requirements of the interim COI Policy to any subrecipient, with the exception of DOE National Laboratories. Further, the recipient must identify all financial conflicts of interests (FCOI), i.e., managed and unmanaged/unmanageable, in its initial and ongoing FCOI reports.

Prior to award, the recipient was required to: 1) ensure all Investigators on this award completed their significant financial disclosures; 2) review the disclosures; 3) determine whether a FCOI exists; 4) develop and implement a management plan for FCOIs; and 5) provide DOE with an initial FCOI report that includes all FCOIs (i.e., managed and unmanaged/ unmanageable). Within 180 days of the date of the award, the recipient must be in full compliance with the other requirements set forth in DOE’s interim COI Policy.

Term 57.       Organizational Conflict of Interest

Organizational conflicts of interest are those where, because of relationships with a parent company, affiliate, or subsidiary organization, the recipient is unable or appears to be unable to be impartial in conducting procurement action involving a related organization (2 CFR 200.318(c)(2)).

The recipient must disclose in writing any potential or actual organizational conflict of interest to the DOE Grants Officer. The recipient must provide the disclosure prior to engaging in a procurement or transaction using project funds with a parent, affiliate, or subsidiary organization that is not a state, local government, or Indian tribe. For a list of the information that must be included the disclosure, see Section VI. of the DOE interim Conflict of Interest Policy for Financial Assistance at https://www.energy.gov/management/department-energy-interim-conflict-interest-policy-requirements-financial-assistance.

If the effects of the potential or actual organizational conflict of interest cannot be avoided, neutralized, or mitigated, the recipient must procure goods and services from other sources when using project funds. Otherwise, DOE may terminate the award in accordance with 2 CFR 200.340 unless continued performance is determined to be in the best interest of the federal government.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

The recipient must flow down the requirements of the interim COI Policy to any subrecipient, with the exception of DOE National Laboratories, if applicable. The recipient is responsible for ensuring subrecipient compliance with this term.

If the recipient has a parent, affiliate, or subsidiary organization that is not a state, local government, or Indian tribe, the recipient must maintain written standards of conduct covering organizational conflicts of interest.

Term 58.       Prohibition on Certain Telecommunications and Video Surveillance Equipment or Services

As set forth in 2 CFR 200.216, recipients and subrecipients are prohibited from obligating or expending project funds (federal and non-federal funds) to:

1.	Procure or obtain covered telecommunications equipment or services;
2.	Extend or renew a contract to procure or obtain covered telecommunications equipment or services; or
3.	Enter into a contract (or extend or renew a contract) to procure or obtain covered telecommunications equipment or services.

As described in section 889 of Public Law 115-232, “covered telecommunications equipment or services” means any of the following:

1.	Telecommunications equipment produced by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of such entities);
2.	For the purpose of public safety, security of government facilities, physical security surveillance of critical infrastructure, and other national security purposes, video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);
3.	Telecommunications or video surveillance services provided by such entities or using such equipment;
4.	Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of the National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of a covered foreign country.

For the purposes of this section, “covered telecommunications equipment or services” also include systems that use covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

In implementing the prohibition under section 889 of Public Law 115-232, heads of executive agencies administering loan, grant, or subsidy programs must prioritize available funding and technical support to assist affected businesses, institutions, and organizations as is reasonably necessary for those affected entities to transition from covered telecommunications equipment or services, to procure replacement equipment or services, and to ensure that communications service to users and customers is sustained.

When the recipient or subrecipient accepts a loan or grant, it is certifying that it will comply with the prohibition on covered telecommunications equipment and services in this section. The recipient or subrecipient is not required to certify that funds will not be expended on covered telecommunications equipment or services beyond the certification provided upon accepting the loan or grant and those provided upon submitting payment requests and financial reports.

For additional information, see section 889 of Public Law 115-232 and § 200.471.

Term 59.       Participants and Other Collaborating Organizations

Prior to award, the recipient was required to provide the information below on participants and other collaborating organizations.

Changes to Previously Submitted Information:

If there are any changes to Participants and Collaborating Organizations information previously submitted to DOE, the recipient must submit updated information within thirty (30) calendar days after the end of the quarterly reporting period in which the change occurred. For changes to covered individuals, please refer to the Current and Pending Support term for additional requirements.

A.	What individuals have worked on the project

Provide the following information for individuals at the prime recipient and subrecipient level:

1.	All covered individuals;
2.	and
3.	Each person who has worked or is expected to work at least one person month per year on the project regardless of the source of compensation (a person month equals approximately 160 hours of effort):

i.	Name;
ii.	Organization;
iii.	Job Title;
iv.	Role in the project;
v.	Start and end date (month and year) working on the project;
vi.	State, U.S. territory, and/or country of residence;
vii.	Whether this person collaborated with an individual or entity located in a foreign country in connection with the scope of this award; and
viii.	If yes to vii, whether the person traveled to the foreign country as part of that collaboration, and, if so, where and what the duration of stay was.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

B.	Organizations

Identify all subrecipients, contractors, U.S. National Laboratories, partners, and collaborating organizations. recipients must also include all foreign collaborators as outlined in the Foreign Collaboration Considerations term of the award Terms and Conditions. For each, provide name, UEI, zip code or latitude/longitude, role in the project, contribution to the project, and start and end date.

Term 60.       Human Subjects Research

Research involving human subjects, biospecimens, or identifiable private information conducted with Department of Energy (DOE) funding is subject to the requirements of DOE Order 443.1C, Protection of Human Research Subjects, 45 CFR Part 46, Protection of Human Subjects (subpart A which is referred to as the “Common Rule”), and 10 CFR Part 745, Protection of Human Subjects.

Federal regulation and the DOE Order require review by an Institutional Review Board (IRB) of all proposed human subjects research projects. The IRB is an interdisciplinary ethics board responsible for ensuring that the proposed research is sound and justifies the use of human subjects or their data; the potential risks to human subjects have been minimized; participation is voluntary; and clear and accurate information about the study, the benefits and risks of participating, and how individuals’ data/specimens will be protected/used, is provided to potential participants for their use in determining whether or not to participate.

The recipient shall provide the Federal Wide Assurance number identified in item 1 below and the certification identified in item 2 below to DOE prior to initiation of any project that will involve interactions with humans in some way (e.g., through surveys); analysis of their identifiable data (e.g., demographic data and energy use over time); asking individuals to test devices, products, or materials developed through research; and/or testing of commercially available devices in buildings/homes in which humans will be present. Note: This list of examples is illustrative and not all inclusive.

No DOE funded research activity involving human subjects, biospecimens, or identifiable private information shall be conducted without:

1)	A registration and a Federal Wide Assurance of compliance accepted by the Office of Human Research Protection (OHRP) in the Department of Health and Human Services; and
2)	Certification that the research has been reviewed and approved by an Institutional Review Board (IRB) provided for in the assurance. IRB review may be accomplished by the awardee’s institutional IRB; by the Central DOE IRB; or if collaborating with one of the DOE national laboratories, by the DOE national laboratory IRB.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

The recipient is responsible for ensuring all subrecipients comply and for reporting information on the project annually to the DOE Human Subjects Research Database (HSRD) at https://science.osti.gov/HumanSubjects/Human-Subjects-Database/home. Note: If a DOE IRB is used, no end of year reporting will be needed.

Additional information on the DOE Human Subjects Research Program can be found at: https://science.osti.gov/ber/human-subjects.

Term 61.       Fraud, Waste and Abuse

The mission of the DOE Office of Inspector General (OIG) is to strengthen the integrity, economy and efficiency of DOE’s programs and operations including deterring and detecting fraud, waste, abuse, and mismanagement. The OIG accomplishes this mission primarily through investigations, audits, and inspections of Department of Energy activities to include grants, cooperative agreements, loans, and contracts. The OIG maintains a Hotline for reporting allegations of fraud, waste, abuse, or mismanagement. To report such allegations, please visit https://www.energy.gov/ig/ig-hotline.

Additionally, the recipient must be cognizant of the requirements of 2 CFR 200.113 Mandatory disclosures, which states:

An applicant, recipient, or subrecipient of a federal award must promptly disclose whenever, in connection with the federal award (including any activities or subawards thereunder), it has credible evidence of the commission of a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act (31 U.S.C. 3729–3733). The disclosure must be made in writing to the federal agency, the agency’s Office of Inspector General, and pass-through entity (if applicable). recipients and subrecipients are also required to report matters related to recipient integrity and performance in accordance with Appendix XII of this part. Failure to make required disclosures can result in any of the remedies described in § 200.339. (See also 2 CFR part 180, 31 U.S.C. 3321, and 41 U.S.C. 2313.)

Term 62.       Trafficking in Persons

A.	Provisions applicable to a recipient that is a private entity:

1.	Under this award, the recipient, its employees, subrecipients under this award, and subrecipient’s employees must not engage in:

i.	Severe forms of trafficking in persons;
ii.	The procurement of a commercial sex act during the period of time that this award or any subaward is in effect;

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

iii.	The use of forced labor in the performance of this award or any subaward; or
iv.	Acts that directly support or advance trafficking in persons, including the following acts:

a.	Destroying, concealing, removing, confiscating, or otherwise denying an employee access to that employee’s identity or immigration documents;
b.	Failing to provide return transportation or pay for return transportation costs to an employee from a country outside the United States to the country from which the employee was recruited upon the end of employment if requested by the employee, unless:

1)	Exempted from the requirement to provide or pay for such return transportation by the federal department or agency providing or entering into the grant or cooperative agreement; or
2)	The employee is a victim of human trafficking seeking victim services or legal redress in the country of employment or a witness in a human trafficking enforcement action.

c.	Soliciting a person for the purpose of employment, or offering employment, by means materially false or fraudulent pretenses, representations, or promises regarding that employment;
d.	Charging recruited employees a placement recruitment fee;
e.	Providing or arranging housing that fails to meet the host country’s housing and safety standards.

2.	The federal agency may unilaterally terminate this award or take any remedial actions authorized by 22 U.S.C. 7104b(c), without penalty, if any private entity under this award:

i.	Is determined to have violated a prohibition in paragraph A.1 of this award term; or
ii.	Has an employee that is determined to have violated a prohibition in paragraph A.1 of this award term through conduct that is either:

a.	Associated with the performance under this award; or
b.	Imputed to the recipient or the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, “OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Nonprocurement).”

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

B.	Provision applicable to a recipient other than a private entity.

The federal agency may unilaterally terminate this award or take any remedial action authorized by 22 U.S.C. 7104b(c), without penalty, if a subrecipient that is a private entity under this award:

1.	Is determined to have violated a prohibition in paragraph A.1; or
2.	Has an employee that is determined to have violated a prohibition in paragraph A.1 through conduct that is either:

i.	Associated with the performance under this award; or
ii.	Imputed to the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, “OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Nonprocurement).”

C.	Provisions applicable to any recipient.

1.	The recipient must inform the federal agency and the Inspector General of the federal agency immediately of any information the recipient receives from any source alleging a violation of a prohibition in paragraph A.1 of this award term.
2.	The federal agency’s right to unilaterally terminate this award as described in paragraphs A.2 or B of this award term:

i.	Implements the requirements of 22 U.S.C. 78; and
ii.	Is in addition to all other remedies for noncompliance that are available to the federal agency under this award.

3.	The recipient must include the requirements of paragraph A.1 of this award term in any subaward it makes to a private entity.
4.	If applicable, the recipient must also comply with the compliance plan and certification requirements in 2 CFR 175.105(b).

D.	Definitions.

For purposes of this award term:

1.	Employee means either:

i.	An individual employed by the recipient or a subrecipient who is engaged in the performance of the project or program under this award; or
ii.	Another person engaged in the performance of this project or program under this award and not compensated by the recipient including, but not limited to, a volunteer or individual whose services are contributed by a third party as an in-kind contribution toward cost sharing requirements.

2.	Private Entity means any entity, including for-profit organizations, nonprofit organizations, institutions of higher education, and hospitals. The term does not include foreign public entities, Indian Tribes, local governments, or states as defined in 2 CFR 200.1.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

3.	The terms “severe forms of trafficking in persons,” “commercial sex act,” “sex trafficking,” “Abuse or threatened abuse of law or legal process,” “coercion,” “debt bondage,” and “involuntary servitude,” have the meanings given at Section 103 of the TVPA, as amended (22 U.S.C. 7102).

Term 63.       Prohibition related to Malign Foreign Talent Recruitment Programs

A.	Prohibition

As required by law2, covered individuals participating in a Malign Foreign Talent Recruitment Program are prohibited from participating in this award.

The recipient must exercise ongoing due diligence to reasonably ensure that no such covered individuals participating on the DOE-funded project are participating in a Malign Foreign Talent Recruitment Program. Consequences for violations of this prohibition will be determined according to applicable law, regulations, and policy. Further, the recipient must notify DOE within five (5) business days upon learning that an owner of the recipient or subrecipient or individual on the project team is or is believed to be participating in a Malign Foreign Talent Recruitment Program. DOE may modify and add requirements related to this prohibition to the extent required by law.

Covered Individuals and the recipient must provide certifications regarding no participation in Malign Foreign Talent Recruitment Programs (see the Current and Pending Support section and Transparency of Foreign Connections section).

B.	Non-Discrimination

DOE will ensure that the Malign Foreign Talent Recruitment Program Prohibition is carried out in a manner that does not target, stigmatize, or discriminate against individuals on the basis of race, ethnicity, or national origin, consistent with title VI of the Civil Rights Act of 1964 (42 U.S.C. 2000d et seq.).

C.	Definitions – Malign Foreign Talent Recruitment Program has the definition included in section 10638(4) of P.L. 117-167.

1.	any program, position, or activity that includes compensation in the form of cash, in-kind compensation, including research funding, promised future compensation, complimentary foreign travel, things of non de minimis value, honorific titles, career advancement opportunities, or other types of remuneration or consideration directly provided by a foreign country at any level (national, provincial, or local) or their designee, or an entity based in, funded by, or affiliated with a foreign country, whether or not directly sponsored by the foreign country, to the targeted individual, whether directly or indirectly stated in the arrangement, contract, or other documentation at issue, in exchange for the individual—

i.	engaging in the unauthorized transfer of intellectual property, materials, data products, or other nonpublic information owned by a United States entity or developed with a federal research and development award to the government of a foreign country, or an entity based in, funded by, or affiliated with a foreign country regardless of whether that government or entity provided support for the development of the intellectual property, materials, or data products;

2 See sections 10631-10632 of P.L. 117-167 (42 USC 19231-19232); OSTP-Foreign-Talent-Recruitment-Program-Guidelines.pdf (whitehouse.gov).

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ii.	being required to recruit trainees or researchers to enroll in such program, position, or activity;
iii.	establishing a laboratory or company, accepting a faculty position, or undertaking any other employment or appointment in a foreign country or with an entity based in, funded by, or affiliated with a foreign country if such activities are in violation of the standard terms and conditions of a federal research and development award;
iv.	being unable to terminate the foreign talent recruitment program contract or agreement except in extraordinary circumstances;
v.	through funding or effort related to the foreign talent recruitment program, being limited in the capacity to carry out a research and development award or required to engage in work that would result in substantial overlap or duplication with a federal research and development award;
vi.	being required to apply for and successfully receive funding from the sponsoring foreign government's funding agencies with the sponsoring foreign organization as the recipient;
vii.	being required to omit acknowledgment of the recipient institution with which the individual is affiliated, or the federal research agency sponsoring the research and development award, contrary to the institutional policies or standard terms and conditions of the federal research and development award;
viii.	being required to not disclose to the federal research agency or employing institution the participation of such individual in such program, position, or activity; or
ix.	having a conflict of interest or conflict of commitment contrary to the standard terms and conditions of the federal research and development award; and

2.	A program that is sponsored by—

i.	a foreign country of concern or an entity based in a foreign country of concern, whether or not directly sponsored by the foreign country of concern;
ii.	an academic institution on the list developed under section 1286(c)(8) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; 1 Public Law 115–232); or

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

iii.	a foreign talent recruitment program on the list developed under section 1286(c)(9) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; 1 Public Law 115–232).

3.	Consistent with applicable law, this provision does not prohibit, unless such activities are funded, organized, or managed by an academic institution or a foreign talent recruitment program on the lists developed under paragraphs (8) and (9) of section 1286(c) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 4001 note; Public Law 115–232)—

i.	making scholarly presentations and publishing written materials regarding scientific information not otherwise controlled under current law;
ii.	participation in international conferences or other international exchanges, research projects or programs that involve open and reciprocal exchange of scientific information, and which are aimed at advancing international scientific understanding and not otherwise controlled under current law;
iii.	advising a foreign student enrolled at an institution of higher education or writing a recommendation for such a student, at such student's request; and
iv.	other international activities determined appropriate by the federal research agency head or designee.

Term 64.       Affirmative Action and Pay Transparency Requirements

All federally assisted construction contracts exceeding $10,000 annually will be subject to the requirements of Executive Order 11246:

1.	Recipients, subrecipients, and contractors are prohibited from discriminating in employment decisions on the basis of race, color, religion, sex, sexual orientation, gender identity or national origin.

2.	Recipients and Contractors are required to take affirmative action to ensure that equal opportunity is provided in all aspects of their employment. This includes flowing down the appropriate language to all subrecipients, contractors and subcontractors.

3.	Recipients, subrecipients, contractors and subcontractors are prohibited from taking adverse employment actions against applicants and employees for asking about, discussing, or sharing information about their pay or, under certain circumstances, the pay of their co-workers.

The Department of Labor’s (DOL) Office of federal Contractor Compliance Programs (OFCCP) uses a neutral process to schedule contractors for compliance evaluations. OFCCP’s Technical Assistance Guide should be consulted to gain an understanding of the requirements and possible actions the recipients, subrecipients, contractors, and subcontractors must take. See OFCCP’s Technical Assistance Guide at:

https://www.dol.gov/sites/dolgov/files/ofccp/Construction/files/ConstructionTAG.pdf?msclkid=9e397d68c4b111ec9d8e6fecb6c710ec.

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Additionally, for construction projects valued at $35 million or more and lasting more than one year, recipients, subrecipients, contractors, and subcontractors may be selected by OFCCP to participate in the Mega Construction Project Program. DOE, under relevant legal authorities including Sections 205 and 303(a) of Executive Order 11246, will require participation as a condition of the award. This program offers extensive compliance assistance with Executive Order 11246. For more information regarding this program, see https://www.dol.gov/agencies/ofccp/construction/mega-program.

Term 65.       Potentially Duplicative Funding Notice

If the recipient or subrecipients have or receive any other award of federal funds for activities that potentially overlap with the activities funded under this award, the recipient must promptly notify DOE in writing of the potential overlap and state whether project funds (i.e., recipient cost share and federal funds) from any of those other federal awards have been, are being, or are to be used (in whole or in part) for one or more of the identical cost items under this award. If there are identical cost items, the recipient must promptly notify the DOE Grants Officer in writing of the potential duplication and eliminate any inappropriate duplication of funding.

Term 66.       Transparency of Foreign Connections

The recipient must notify the DOE Grants Officer within fifteen (15) business days of learning of the circumstances listed below in relation to the recipient and subrecipients.

Disclosure exceptions by entity type:

•	U.S. National Laboratories and domestic government entities are not required to respond to the Transparency of Foreign Connections disclosure.
•	Institutions of higher education are only required to report on items 5 and 7.

For subrecipient reporting requirements, applicability is determined by the subrecipient entity type, regardless of whether the prime recipient was exempt.

Disclosure Information:

1.	Any current or pending subsidiary, foreign business entity, or offshore entity that is based in or funded by any foreign country of risk or foreign entity based in a country of risk;
2.	Any current or pending contractual or financial obligation or other agreement specific to a business arrangement, or joint venture-like arrangement with an entity owned by a country of risk or foreign entity based in a country of risk;
3.	Any current or pending change in ownership structure of the recipient or subrecipients that increases foreign ownership related to a country of risk. Each notification shall be accompanied by a complete and up-to-date capitalization table showing all equity interests held including limited liability company (LLC) and partnership interests, as well as derivative securities. Include both the number of shares issued to each equity holder, as well as the percentage of that series and of all equity on fully diluted basis. For each equity holder, provide the place of incorporation and the principal place of business, as applicable. If the equity holder is a natural person, identify the citizenship(s);

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4.	Any current or pending venture capital or institutional investment by an entity that has a general partner or individual holding a leadership role in such entity who has a foreign affiliation with any foreign country of risk;
5.	Any current or pending technology licensing, transfer or intellectual property sales to a foreign country of risk within the same technology area as the award (e.g., biotechnology, energy generation and storage, advanced computing;
6.	Any changes to the recipient or the subrecipients’ board of directors, including additions to the number of directors, the identity of new directors, as well as each new director’s citizenship, shareholder affiliation (if applicable); each notification shall include a complete up-to-date list of all directors (and board observers), including their full name, citizenship and shareholder affiliation, date of appointment, duration of term, as well as a description of observer rights as applicable; and

7.	Any of the following changes to the equipment proposed for use on the project:

i.	Unmanned aircraft, control, and communication components originally made or manufactured in a foreign country of risk (including relabeled or rebranded equipment).
ii.	Coded equipment where the source code is written in a foreign country of risk.
iii.	Equipment from a foreign country of risk that will be connected to the internet or other remote communication system.
iv.	Any entity from a foreign country of risk that will have physical or remote access to any part of the equipment used on the project after delivery.

Should DOE determine the connection poses a risk to economic or national security, DOE will require measures to mitigate or eliminate the risk.

DOE has designated the following countries as foreign countries of risk: Iran, North Korea, Russia, and China. This list is subject to change.

Recognizing the disclosures may contain business confidential information, subrecipients may submit their disclosures directly to DOE.

Term 67.       Foreign Collaboration Considerations

A.	Consideration of new collaborations with foreign entities, organizations, and governments. The recipient must provide DOE with advanced written notification of any potential collaboration with foreign entities, organizations, or governments in connection with its DOE-funded award scope. The recipient must await further guidance from DOE prior to contacting the proposed foreign entity, organization or government regarding the potential collaboration or negotiating the terms of any potential agreement.

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B.	Existing collaborations with foreign entities, organizations, and governments. The recipient must provide DOE with a written list of all existing foreign collaborations, organizations, and governments in which has entered in connection with its DOE-funded award scope.

C.	In general, a collaboration will involve some provision of a thing of value to, or from, the recipient. A thing of value includes but may not be limited to all resources made available to, or from, the recipient in support of and/or related to the award, regardless of whether or not they have monetary value. Things of value also may include in-kind contributions (such as office/laboratory space, data, equipment, supplies, employees, students). In-kind contributions not intended for direct use on the award but resulting in provision of a thing of value from or to the award must also be reported. Collaborations do not include routine workshops, conferences, use of the recipient’s services and facilities by foreign investigators resulting from its standard published process for evaluating requests for access, or the routine use of foreign facilities by awardee staff in accordance with the recipient’s standard policies and procedures.

Term 68.       Entity of Concern Prohibition

No Entity of Concern, as defined in section 10114 of Public Law 117-167 (42 USC 18912), may receive any grant, contract, cooperative agreement, or loan of $10 million or more in Departmental funds including funds made available by the Consolidated Appropriations Act, 2024 (Public Law 118-42). In addition, for all awards involving Departmental activities authorized under Public Law 117-167, no Entity of Concern (including an individual that owns or controls, is owned or controlled by, or is under common ownership or control with an Entity of Concern) may receive DOE funds or perform work under the award, subject to certain penalties. See section 10114 of Public Law 117-167 and section 310 of Public Law 118-42 for additional information.

Congress has given DOE authority to require the submission of documentation necessary to implement the requirements of this term.

The recipient shall include this term, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, under this award.

If, at any time, the recipient becomes aware that any participant on the award is an Entity of Concern and therefore is unable to fully comply with this term, the recipient shall promptly stop all work on this award, notify the Contracting Officer, and not proceed with the award work without further authorization.

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Term 69.       Required Risk Mitigation

This award is subject to the recipient’s compliance with required DOE Office of Research, Technology, and Economic Security (RTES) mitigation measures that are specific to the recipient, if any. Failure to comply with a required RTES mitigation measure is grounds for an immediate termination of the award. This term must be flowed down to the subrecipients. If a subrecipient fails to comply with required RTES mitigation measures, if any, that are specific to that subrecipient, it is grounds for immediate termination of the subaward.

Term 70.       Impacted Indian Tribes

If any activities anticipated to take place under this agreement could potentially impact the resources or reserved rights of Indian Tribe(s), as defined in 25 U.S.C. § 5304 (e), then the recipient/awardee agrees to develop and maintain active and open communications with the potentially impacted Indian Tribe(s), during the period of performance of the agreement, and, if necessary, after the end of the agreement. If the recipient proposes any activities that could impact Tribal resources or reserved rights, including but not limited to lands, cultural sites, sacred sites, water rights, mineral rights, fishing rights, and hunting rights, the recipient must notify DOE. The recipient/awardee must coordinate with DOE on all Tribal interactions. DOE will determine if formal government-to-government consultation is needed, and DOE will conduct that consultation accordingly.

•	Tribal lands is as defined in 25 U.S.C. §§ 3501(2), (3), (4)(A) and (13).
•	Indian Tribe is as defined in 25 U.S.C. § 5304 (e).

Term 71.       Historic Preservation

DOE must comply with the National Historic Preservation Act ("NHPA"), 54 USC § 306108 et seq., which requires federal agencies to consider the effects of undertaking (federally funded or assisted projects and activities) on historic properties that are listed in or eligible for listing in the National Register of Historic places prior to the expenditures of federal funds. The recipient is required to cooperate with DOE in its compliance with the requirements of Section 106 of the NHPA. The recipient may not alter any structure or site, including any groundbreaking for any purpose, prior to the resolution of the NHPA process without DOE approval. The requirements of this part are applicable to activities funded under the award and shall be coordinated in conjunction with DOE and, as appropriate, other federal agencies, the State Historic Preservation Officer or Tribal Historic Preservation Officer, Tribal representatives, and consulting parties.

Term 72.       Implementation of Executive Order 13798, Promoting Free Speech and Religious Liberty

States, local governments, or other public entities may not condition sub-awards in a manner that would discriminate, or disadvantage sub-recipients based on their religious character.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 73.       Project Labor Agreement

The recipient must meet the stated objectives and milestones set forth in its Community Benefits Outcomes and Objectives, including any Project Labor Agreement described in your application submission or a subsequent award modification. The Community Benefits Outcomes and Objectives is incorporated into the award as Attachment 5.

The Project Labor Agreement (meaning a pre-hire collective bargaining agreement consistent with section 8(f) of the National Labor Relations Act (29 U.S.C. 158(f) must:

1.	bind all contractors and subcontractors on the construction project through the inclusion of appropriate specifications in all relevant solicitation provisions and contract documents;
2.	allow all contractors and subcontractors on the construction project to compete for contracts and subcontracts without regard to whether they are otherwise parties to collective bargaining agreements;
3.	contain guarantees against strikes, lockouts, and similar disruptions;
4.	set forth effective, prompt, and mutually binding procedures for resolving labor disputes arising during the term of the PLA;
5.	provide other mechanisms for labor-management cooperation on matters of mutual interest and concern, including productivity, quality of work, safety, and health; and
6.	fully conform to all statutes, regulations, Executive Orders, and any other DOE requirements contained in this agreement.

Termination of the PLA or removal of any of the above referenced provisions ((1)-(6)) may result in additional reporting and will be reassessed over the period of performance.

Term 74.       Offtake Partner Plan

The Recipient must submit an Offtake Partner Plan to DOE within 180 days of the award Period of Performance start date, listed in Block 7 of the Assistance Agreement.

The Offtake Partner Plan must include the following:

(a)	The proposed offtake partners, the intended use of the offtake, and a proposed level of commitment from the Recipient and the offtake partner(s) for domestic offtake use (if prohibited by a prior confidentiality agreement, information may be disclosed verbally to DOE’s Office of Research Technology and Economic Security);
(b)	Recipient’s strategy and approach for material offtake;
(c)	In support of the purposes of section 40207 of the Bipartisan Infrastructure Law, preference should be given to non-FEOC (foreign entity of concern) offtake partners;
(d)	How the Recipient will incorporate U.S. economic security considerations in its strategy and approach for material offtake;
(e)	Milestones to measure progress and success of the Offtake Partner Plan.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

The Recipient must meet the stated objectives and milestones set forth in its Offtake Partner Plan. DOE will evaluate the Recipient’s progress during the award period of performance, including as part of the Go/No-Go review process. A report on the Recipient’s progress towards meeting the objectives and milestones set forth in the Offtake Partner Plan must be included in any continuation application. The Recipient must provide DOE advance written notice of proposed changes to its offtake partners. The Offtake Partner Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

Term 75.	Supply Assurance

The Recipient shall provide written notification within fifteen (15) business days to the DOE Contracting Officer during the award period of performance of any project event(s) that may result in a:

1.	change to the Offtake Supply at the Project manufacturing facility that significantly deviates from (greater than a 10% reduction) the Offtake Supply proposed in the application.
2.	change to the location of the Project manufacturing facility.
3.	change to the approved Material Supply Plan.
4.	change to the approved Offtake Partner Plan.

For purposes of this term, “Offtake Supply” shall mean amount of material generated by Recipient’s activities under the Project; specifically, material that is available for sale under the Offtake Agreement(s).

Term 76.	Access Restrictions

The Recipient (including its employees, directors, officers, managers, agents, contractors, or other representatives, and includes the respective successors or assigns of the foregoing) shall not disclose any information that is not publicly available (including technical data, subject inventions, or any other information that is not publicly available or required to be made public under applicable law or regulation) developed under the DOE-funded project with any Recipient subsidiary, affiliate, investor, supplier, licensee at any tier, battery manufacturer for Recipient end customers, or joint development partner that: (1) has a place of incorporation or a principal place of business in a Foreign Country of Risk (for entities) or (2) is a national of a Foreign Country of Risk (for individuals).  The Recipient shall also ensure that its subsidiaries or affiliates under its control adhere to this same restriction.

The Recipient shall provide on an annual basis and upon request of the DOE Contracting Officer (CO), a certificate of compliance with this term to the CO or designee.

Term 77.	Threat Briefing

The Recipient and DOE shall meet, at a mutually agreeable time, no later than six (6) months after the effective date of this award, to discuss, at an unclassified level, the current threat environment related to economic espionage, intellectual property theft, insider threats, and other relevant topics. DOE, in its sole discretion, may invite other U.S. Government representatives, to participate in these briefings and discussions. The parties may also meet additionally during the period of performance, at DOE’s discretion, to continue these briefings and discussions.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 78.	Technology Protection Plan

The Recipient must submit a Technology Protection Plan within 60 days of award setting out the Recipient’s policies and procedures for identifying, accessing, handling, controlling, and releasing the following under this Award: (1) Recipient’s proprietary information, including non-public technical information, trade secrets and other confidential business information, including but not limited to information, know-how, methods or processes that give the Recipient a competitive advantage in the marketplace; (2) information that is subject to U.S. export control laws or regulations; (3) information that has been designated as classified or controlled unclassified information (CUI) by DOE; (4) any other information designated by DOE as sensitive throughout the period of performance. The Recipient must meet the stated objectives set forth in its Technology Protection Plan. The Recipient must notify the Department of any revisions to the Technology Protection Plan or the proposed security approach. A report on the Recipient’s progress toward meeting the objectives and milestones set forth in the Technology Protection Plan must be included in any continuation application. The Technology Protection Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

Any DOE and/or National Laboratory review comments or feedback provided to the Recipient does not constitute an endorsement or approval of any specific elements within the Technology Protection Plan or the proposed security approach. Therefore, such feedback should not be referenced or used in marketing or promotional materials.

Term 79.	Material Supply Plan

The Recipient must submit a Material Supply Plan to DOE within 60 days of award setting out the Recipient’s strategy and approach for materials supply, including a new supply chain without reliance on Foreign Entities of Concern (FEOC). The Material Supply Plan is subject to DOE’s review and approval.

The Material Supply Plan must include the following:

(a)	The proposed material suppliers;
(b)	The specific steps the Recipient will take to encourage suppliers in Europe, North America, and countries with which the United States has a free trade agreement – the latter as defined in 89 FR 37706 (the IRS 30D regulations published May 6, 2024);
(c)	How the Recipient will incorporate U.S. economic security considerations in its strategy and approach for material suppliers;

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

(d)	Specific steps the Recipient will to take to give preference to non-FEOC material suppliers;
(e)	Milestones to measure progress and success of the Material Supply Plan.

The Recipient must meet the stated objectives set forth in its Material Supply Plan. The Recipient must provide DOE advance written notice of proposed changes to its material suppliers and of any revisions to the Material Supply Plan, including relevant economic, competitiveness, or foreign policy rationales for the proposed change. A report on the Recipient’s progress towards meeting the objectives and milestones set forth in the Material Supply Plan must be included in any continuation application. The Material Supply Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

Term 80.	Research Technology and Economic Security Officer

A.	Within thirty (30) calendar days following the award date, the Recipient shall nominate in writing to DOE an employee of the Recipient as a Security Officer (the “Security Officer”) who will be responsible for ensuring the Recipient’s compliance the terms and conditions related to research, technology and economic security (RTES)[3]. The appointment of the Security Officer shall be subject to prior written consent by DOE. If DOE does not object within twenty (20) calendar days following receipt of a proposed nomination and of the information pursuant to paragraph D, to ensure that the nominee can effectively perform the functions of the position, the lack of action shall constitute a non-objection. If DOE objects to a nominated Security Officer, the Recipient shall nominate an alternate nominee within ten (10) calendar days of its receipt of any such objection, subject to the same consent and objection procedures as the initial nomination. The Recipient shall appoint the nominated Security Officer within three (3) days following consent or non-objection by DOE.

B.	The Recipient shall notify DOE of the any of following changes to the appointed Security Officer:

a.	At least fifteen (15) calendar days before the proposed removal or replacement of the Security Officer unless removed for cause. In the event of a removal for cause, the Recipient shall notify DOE of the removal within (5) calendar days of the removal. To prevent a vacancy from taking place, the Recipient should, to the greatest extent possible, nominate a new candidate for the position in conjunction with a notice of proposed removal or notice of removal for cause, subject to the same consent and objection procedures as the initial nomination.

3 Terms and Conditions related to research, technology and economic security (RTES) are as follows: Foreign Collaboration Considerations, Prohibition on Certain Telecommunications and Video Surveillance Services or Equipment, Prohibition Related to Malign Foreign Talent Recruitment, Current and Pending Support, Export Control, Potentially Duplicative Funding, Cybersecurity Plan, Technology Protection Plan, Material Supply Plan, Performance of Work in United States, Threat Briefing, Post Award Due Diligence Reviews, Participants and Other Collaborating Organizations, Transparency of Foreign Connections, Access Restrictions, Research Technology and Economic Security Officer, Third-Party Monitor.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

b.	Within forty-eight (48) hours upon learning of (1) an actual or planned resignation of the Security Officer, (2) the incapacitation of the Security Officer, or (3) the death of the Security Officer.

C.	The Recipient shall provide DOE with a written nomination for each Security Officer. The Recipient shall provide a curriculum vitae or similar professional synopsis of each nominee, as well as the following information of the nominee:

1.	Full name (first, middle, last name);

2.	Contact Information;

3.	Education: Include all academic institutions attended, major/area, degree;

4.	Training;

5.	Professional Experience: Beginning with the current position, list professional/academic positions in chronological order with a brief description; and

6.	All current academic, professional, or institutional appointments, foreign or domestic, at the applicant institution or elsewhere, whether or not remuneration is received, and, whether full-time, part-time, or voluntary.

The curriculum vitae or similar professional synopsis should have no lapses in time over the past ten years or since age 18, which ever time period is shorter.

D.	The Recipient shall ensure that the Security Officer:

1.	is a non-dual U.S. citizen who is eligible to hold a security clearance at least at the Secret level, and physically resides in the United States (the position may require obtaining and maintaining at least Secret level security clearance);

2.	has the appropriate senior-level authority and necessary skills and resources across the Recipient’s corporate structure to fulfill the responsibilities of his or her position and to ensure compliance with the RTES requirements of this Award;

3.	has physical and logical access to the records, information, networks, and resources necessary to ensure, monitor, document, and report on compliance with the RTES requirements of this Award;

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

4.	provides written responses to inquiries from DOE within five (5) days after receiving any inquiry and is available upon reasonable notice for discussions with DOE on matters relating to the enforcement of and compliance with the RTES requirements of this Award or any other RTES matter with respect to this Award;

5.	reports any actual or suspected violation of the RTES requirements of this Award to DOE as soon as practicable, but in any event within three (3) calendar days of learning of the actual or suspected violation;

6.	continuously monitors the Recipient’s compliance with the RTES requirements of this Award and ensures the Recipient’s day-to-day compliance with the RTES requirements of this Award;

7.	serves as primary point of contact for DOEs regarding the Recipient’s compliance with the RTES requirements of this Award;

8.	serves as liaison between the Recipient and third-party monitor put in place to assess the Recipient’s compliance with the RTES requirements of this Award;

9.	instructs all personnel of the Recipient as to the RTES requirements of this Award, and provides training as necessary to ensure compliance;

10.	takes all reasonable steps to rectify promptly any actual or potential violation immediately upon learning of such actual or potential violation;

11.	develops, maintains, and provides oversight of any RTES requirements of this Award;

12.	ensures that compliance and other periodic reports related to RTES requirements are submitted to the DOE as required by this Award; and

13.	maintains control over information concerning matters relating to the enforcement of and compliance with the RTES requirements of this Award.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Term 81.	Third Party Monitor

A.	DOE may require a Third-Party Monitor at any point during the Award to assess the Recipient’s compliance with the research technology and economic security (RTES) requirements of this Award, but not more often than once every year. The engagement of the Third-Party Monitor and the scope and terms of the monitoring (the “Monitoring Plan”) shall be subject to the prior non-objection of DOE. If DOE notifies the Recipient that monitoring is required, within thirty (30) days, the Recipient shall propose a Third-Party Monitor and the Monitoring Plan for their non-objection. If DOE does not provide written objection within thirty (30) days, the lack of action shall constitute a non-objection. If DOE objects to the proposed Third-Party Monitor, the Recipient shall propose an alternative candidate within fifteen (15) days, subject to the same non-objection procedure as the initial proposal. If DOE objects to the Monitoring Plan, the Recipient shall address the objections and submit a revised Monitoring Plan within fifteen (15) days, subject to the same non-objection procedure as the initial proposal. The Recipient shall engage the Third-Party Monitor within ten (10) days after receiving DOE’s non-objection, and shall ensure that the monitoring is completed, in accordance with the Monitoring Plan, within ninety (90) days thereafter.

B.	The Recipient shall require the Third-Party Monitor to produce a written final Monitoring Report, which shall be provided to the Security Officer and DOE upon completion. The DOE may request supplemental reports if a final Monitoring Report is not consistent with the DOE’s expectations as it relates to the details of the analysis and conclusions presented. The Recipient shall ensure that the Third-Party Monitor promptly delivers all reports and related information generated or gathered during its review to DOE. DOE shall have the right to meet and confer with the Third-Party Monitor independently of the Recipient.

C.	The Recipient shall ensure that the Third-Party Monitor:

1.	is a U.S. business and uses only U.S. citizens to monitor compliance with this Award;

2.	has qualifications appropriate for monitoring compliance with this Award, including, at a minimum, demonstrated experience in physical security, logical access security, and battery technology in the automobile, defense, and aerospace industries with the ability to access and deploy resources as necessary to discharge the duties described herein;

3.	has no current or prior contractual, financial, or fiduciary relationship with either the Recipient, Subrecipient(s), or personnel thereof; and

4.	has access to all information in the possession of the Recipient reasonably deemed necessary by the Third-Party Monitor to monitor and verify compliance with this Award, including non-public information and any records of communications or other documents.

D.	The Recipient shall cooperate with the Third-Party Monitor and provide all information requested by the Third-Party Monitor to monitor and verify compliance with RTES requirements of this Award, including any records of communications or other documents.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Subpart D. Bipartisan Infrastructure Law (BIL)-Specific Requirements

Term 82.	Community Benefits Outcomes and Objectives

The recipient must meet the stated objectives and milestones set forth in its Community Benefits Outcomes and Objectives, which is incorporated into the award as Attachment 5. A report on the recipient’s progress toward meeting the objectives and milestones set forth in the Community Benefits Outcomes and Objectives must be included in the continuation application.

Term 83.	Reporting, Tracking, and Segregation of Incurred Costs

BIL funds can be used in conjunction with other funding, as necessary to complete projects, but tracking and reporting must be separate to meet the reporting requirements of the BIL and related Office of Management and Budget (OMB) Guidance. The recipient must keep separate records for BIL funds and must ensure those records comply with the requirements of the BIL.

Term 84.	Davis-Bacon Act Requirements

This award is funded under Division D of the Bipartisan Infrastructure Law (BIL). All laborers and mechanics employed by the recipient, subrecipients, contractors or subcontractors in the performance of construction, alteration, or repair work in excess of $2,000 on an award funded directly by or assisted in whole or in part by funds made available under this award shall be paid wages at rates not less than those prevailing on similar projects in the locality, as determined by the Secretary of Labor in accordance with Subchapter IV of Chapter 31 of Title 40, United States Code commonly referred to as the “Davis-Bacon Act” (DBA).

Recipients shall provide written assurance acknowledging the DBA requirements for the award or project and confirming that all of the laborers and mechanics performing construction, alteration, or repair work in excess of $2,000 on projects funded directly by or assisted in whole or in part by and through funding under the award are paid or will be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by Subchapter IV of Chapter 31 of Title 40, United States Code (Davis-Bacon Act).

The recipient must comply with all Davis-Bacon Act requirements, including but not limited to:

1.	Ensuring that the wage determination(s) and appropriate Davis-Bacon clauses and requirements are flowed down to and incorporated into any applicable subrecipient or contract awards. See Attachment 7 for Wage Determinations applicable to this award.

2.	Being responsible for compliance by any subrecipient or contractor with the Davis-Bacon labor standards.

3.	Receiving and reviewing certified weekly payrolls submitted by all subrecipients or contractors for accuracy and to identify potential compliance issues.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

4.	Maintaining original certified weekly payrolls for 3 years after the completion of the project and must make those payrolls available to the DOE or the Department of Labor upon request, as required by 29 CFR 5.6(a)(2).

5.	Conducting payroll and job-site reviews for construction work, including interviews with employees, with such frequency as may be necessary to assure compliance by its subrecipients and contractors and as requested or directed by the DOE.

6.	Cooperating with any authorized representative of the Department of Labor in their inspection of records, interviews with employees, and other actions undertaken as part of a Department of Labor investigation.

7.	Posting in a prominent and accessible place the wage determination(s) and Department of Labor Publication: WH-1321, Notice to Employees Working on Federal or Federally Assisted Construction Projects.

8.	Notifying the Grants Officer of all labor standards issues, including all complaints regarding incorrect payment of prevailing wages and/or fringe benefits, received from recipient, subrecipient, contractor, or subcontractor employees; significant labor standards violations, as defined in 29 CFR 5.7; disputes concerning labor standards pursuant to 29 CFR parts 4, 6, and 8 and as defined in FAR 52.222-14; disputed labor standards determinations; Department of Labor investigations; or legal or judicial proceedings related to the labor standards under this award, subrecipient award, contract or subcontract.

9.	Preparing and submitting to the Grants Officer, the Office of Management and Budget Control Number 1910-5165, Davis Bacon Semi-Annual Labor Compliance Report, by April 21 and October 21 of each year, in accordance with the reporting instructions in Attachment 2, Federal Assistance Reporting Checklist.

The recipient must undergo Davis-Bacon Act compliance training and must maintain competency in Davis-Bacon Act compliance. The Grants Officer will notify the recipient of any DOE sponsored Davis-Bacon Act compliance trainings. The Department of Labor offers free Prevailing Wage Seminars several times a year that meet this requirement, at https://www.dol.gov/agencies/whd/government-contracts/construction/seminars/events.

The recipient must ensure the timely submission of weekly certified payrolls as part of its compliance with the Davis-Bacon Act.

The Department of Energy has contracted with LCPtracker, a third-party DBA electronic payroll compliance software application, and the use of LCP tracker is mandatory absent a waiver. A waiver for the use of LCPtracker may be granted to a particular recipient if they are unable or limited in their ability to use or access the software.

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DOE Special Terms and Conditions Award No. DE-MS0000122.0000 With Solid Power Operating, Inc.

Davis-Bacon Act Electronic Certified Payroll Submission Waiver

A waiver must be granted before the start of work subject to Davis-Bacon Act requirements (e.g., construction, alteration, or repair work). The recipient does not have the right to appeal DOE’s decision concerning a waiver request.

For additional guidance on how to comply with the Davis-Bacon provisions and clauses, see https://www.dol.gov/agencies/whd/government-contracts/construction and https://www.dol.gov/agencies/whd/government-contracts/protections-for-workers-in-construction.

Term 85.	Cybersecurity Plan

The Secretary of Energy, per BIL Section 40126, designated the DOE’s Office of Cybersecurity, Energy Security, and Emergency Response (CESER) as responsible for coordinating cybersecurity project plans for IIJA provisions the Secretary deemed to have a cyber risk. CESER coordinates with DOE National Laboratory Subject Matter Experts (SMEs) to provide project lifecycle support activities that maintain or improve the project cybersecurity over its lifecycle.

The recipient is responsible for maintaining and improving project cybersecurity throughout the period of performance, including responding to DOE feedback on the plans and the associated milestones, deliverables, and attending associated cybersecurity plan lifecycle support meeting dates with CESER and DOE SMEs. Any revisions to the cybersecurity plans and all related deliverables shall be emailed securely to CR-IIJACybersecurityplans@hq.doe.gov.

Any DOE and/or National Laboratory review comments or feedback provided to recipients does not constitute an endorsement or approval of any specific elements within the cybersecurity plan or the proposed security approach. Therefore, such feedback should not be referenced or used in marketing or promotional materials.

All cybersecurity plans and deliverables are exempt from disclosure under the Freedom of Information Act (5 U.S.C. § 552) pursuant to Section 40126(e). This exemption is limited to information provided to or collected by the federal government described in Pub. L. 117-58 § 41026, 42 U.S.C. § 18725.

Term 86.	Construction Signage

The recipient is encouraged to display DOE Investing in America signage during and after construction. Guidance can be found at: (https://www.energy.gov/design). Proposed signage costs that meet these specifications are an allowable cost and may be included in the proposed project budget.

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ATTACHMENT 1 - STATEMENT OF PROJECT OBJECTIVES

Bipartisan Infrastructure Law (BIL) - Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced All-Solid-State Batteries

A.	OBJECTIVES

The objective of the project is to advance US battery supply chain competitiveness in the All-solid-state battery technologies. The recipient will increase the solid-state electrolyte (SSE) production capacity of their manufacturing facility by 1) installing one new continuous production line, and 2) by removing their current batch process and installing two additional continuous production lines. At the end of the project, the recipient’s facility will have a nameplate production capacity of 140 metric tons per year, the cost of SSE production will be significantly decreased, and a scalable SSE manufacturing process will be established.

B.	SCOPE OF WORK

The recipient will place orders for equipment, complete detailed design, begin pre-process installation construction, complete the process installation, and commission and validate the new continuous production line. After verification of the first line, work will continue for the next two production lines; Orders will be placed for major equipment, the existing batch lines will be removed, pre-process installation construction will be completed, process installation will be completed, and the new continuous production lines will be commissioned and validated.

The project will be conducted in 4 budget periods:

Budget Period 1: Detailed Design: The purpose of this budget period is to begin procurement of major equipment and to complete detailed design in preparation for construction. The tasks completed in this budget period regarding major process equipment include purchase order placement, drawing approval, and the beginning of fabrication. Regarding detailed design, the recipient will proceed from conceptual design (FEL 2) to beginning project execution (FEL 4). During this design process, regular reviews and iteration will occur at 30%, 60%, and 90% design completion. The output of the detailed engineering phase will be utilized for construction drawings, a construction schedule, and a Guaranteed Maximum Price (GMP) proposal from the selected Engineering, Procurement, and Construction (EPC) contractor.

Budget Period 2: Line #1 Installation: The purpose of budget period 2 is to complete the base and process builds, install process equipment, and to begin continuous operation of the new line. This includes the installation of all process and utility equipment, site acceptance testing, commissioning, and the demonstration of 50% output on the new continuous production process line.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	1

STATEMENT OF PROJECT OBJECTIVES

Budget Period 3: Remove Batch Lines & Prepare for Lines #2 and #3: The purpose of this budget period is to use data from the new continuous line to procure major equipment, engineer the additional continuous lines, install a new dry room, and decommission existing batch production lines. In this budget period, the recipient will procure long lead equipment and complete process and facility engineering. Once engineering is completed, construction of a new dry room will be completed to relocate packaging equipment to maintain operation of the continuous line from budget period 2. With use of the new dry room and relocated packing equipment, the existing batch processing lines will be decommissioned.

Budget Period 4: Line #2 & #3 Installation: The purpose of this budget period is to complete the base and process builds, install process equipment, and begin continuous operation of the new lines. This includes the installation of all process and utility equipment, site acceptance testing, commissioning, and the demonstration of 50% output on the new continuous production process line.

C.	TASKS TO BE PERFORMED

The following tasks will be conducted:

ALL BUDGET PERIODS: Overall Project Management and Planning

The recipient will perform project management activities to include project planning and control, subcontractor control, financial management, data management, management of supplies and/or equipment, risk management, and reporting as required to successfully achieve the overall objectives of the project. The recipient will monitor the project Schedule Performance Index (SPI) and Cost Performance Index (CPI) based upon the baseline total project value, scope, and schedule and provide an assessment of variations from baseline and the recommended mitigations.

Task 0.0 – Project Management and Planning:

The recipient shall develop and maintain the Project Management Plan (PMP). The content, organization, and requirements for revision of the PMP are identified in the Federal Assistance Reporting Checklist and Instructions, which can be found in the award attachments. The recipient must add an Earned Value Management Plan (EVMP) as an appendix to the PMP. The recipient shall manage and implement the project in accordance with the PMP.

Task 0.1 – Kick-Off Meeting:

The recipient will participate in a project kickoff meeting with the Department of Energy (DOE) within 30 days of project initiation.

Task 0.2 – Community Benefits Plan:

The recipient will execute activities with the community as defined in the Community Benefits Outcomes and Objectives attached to the award.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	2

STATEMENT OF PROJECT OBJECTIVES

Task 0.3 – Cybersecurity Plan:

The recipient will execute cybersecurity related activities in accordance with the cybersecurity plan developed for the award.

BUDGET PERIOD 1: Detailed Design

Task 1.1 – Internal Review of Project:

Subtask 1.1.1 – The recipient will develop a project execution plan to include team definition, scope definition, cost targets, a baseline schedule, material requirements, identification of long lead process equipment, a risk register, and communication plan.

Subtask 1.1.2 – Recipient review and approval of project execution plan during the quality gate review meeting at Quality Gate 0 of 5.

Task 1.2 – Long-lead Time Equipment Procurement:

Subtask 1.2.1 – Previous testing and pre-engineering for major capital equipment will be reviewed against the throughput requirements for the continuous production line and approved by the technical team.

Subtask 1.2.2 – The recipient will generate requests for quote documents and user requirement specifications as necessary and issue these documents to vendor(s) for long lead equipment for them to generate proposals.

Subtask 1.2.3 – Proposals from vendors will be reviewed by the technical and procurement teams to select vendors and negotiate payment terms for major equipment.

Subtask 1.2.4 – Purchase orders will be issued to selected vendors for long lead equipment by the procurement team.

Subtask 1.2.5 – The recipient’s technical team will review and approve fabrication drawings and set up reoccurring meetings with vendors to track fabrication of long lead equipment against agreed upon schedules and deliverables for long lead equipment vendors.

Subtask 1.2.6 – The recipient’s technical team will schedule factory acceptance testing, Factory Acceptance Test (FAT), as required for long lead equipment. During FAT, the equipment will be tested against approved drawings to ensure proper operation prior to shipping.

Task 1.3 – Completion of Detailed Design:

Subtask 1.3.1 – The recipient, General Contractor, and Design Engineering firms will hold a kickoff meeting to agree on project deliverables and schedule. The output of this meeting will be an updated proposal for detailed design.

Subtask 1.3.2 – The General Contractor and Design Engineering firm will submit a drawing package at a 30% design completion for review and comment by the recipient. After all comments are answered, the contractor will be approved, either through email or in a meeting, by the technical team to proceed with further detailed design.

Subtask 1.3.3 – The General Contractor and Design Engineering firm will submit a drawing package at a 60% design completion and a class 3 estimate for construction. This will be reviewed and commented on by the recipient. After all comments are answered, the contractor will be approved, either through email or in a meeting, by the technical team to proceed with further detailed design.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	3

STATEMENT OF PROJECT OBJECTIVES

Subtask 1.3.4 – The General Contractor and Design Engineering firm will submit a drawing package at a 90% design completion for review and comment by the recipient. This will be reviewed and commented on by the recipient. After all comments are answered, the contractor will be approved, either through email or in a meeting, by the technical team to proceed to issued for construction drawing sets, Issued for Construction (IFC).

Subtask 1.3.5 – The General Contractor and Design Engineering firm will produce issued for construction drawings and a permit set for the fully detailed design. This package will be issued to subcontractors by the general contractor to generate proposals.

Subtask 1.3.6 – The technical core team will review and approve the permit set. This approval will be documented internally to achieve Quality Gate 1 of 5.

Subtask 1.3.7 – The General Contractor and Design Engineering firm will produce a class 2 estimate based on the IFC drawings for construction, bid tabulations for the proposals generated by the subcontractors per division, and a schedule for the project scope. This will consist of a submission to the recipient of a document showing the breakdown of the received bids and a schedule.

Task 1.4 – Guaranteed Maximum Price and Finalized Gantt:

Subtask 1.4.1 – The recipient will hold a meeting with the General Contractor to review bid tabulations for each division of the project and work to select subcontractors. The output of this will be selected subcontractors for each division of the IFC package.

Subtask 1.4.2 – The General Contractor will incorporate the proposals of the selected subcontractor into a Guaranteed Maximum Price proposal to the recipient for review and approval.

Subtask 1.4.3 – The General Contractor will work with the selected subcontractors to update the project schedule as necessary based on the anticipated durations of each subcontractor’s work. The general contractor will submit a finalized Project Gantt to the recipient for review and approval.

Subtask 1.4.4 – The recipient will conduct a meeting with the core team and its management reviewing the GMP and schedule for a Go/No-Go decision. The approval to proceed will be documented and achieve Quality Gate 2 of 5.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	4

STATEMENT OF PROJECT OBJECTIVES

Milestone	Type	Description
Complete Quality Gate 0 of 5	Technical	Complete QG 0 of 5 for the project, including reviewing major deliverables such as: team definition, scope, cost targets, schedule, material requirements, capital equipment requirements, risks, and team communication norms.
Completion of Basic and Detailed Design: Quality Gate 1 of 5	Technical	Work with the General Contractor firm to deliver basic and detailed design, and procure deliverables such as: air permitting study, utility tables, HVAC redesign, emission control study, mass balance and process flow diagrams. Approval of the detailed design by the core team will complete Quality Gate 1 of 5.
Full GMP Complete with Project Gantt Published	Technical	All subcontractors selected, and costs and schedule finalized.
Order Major Equipment	Technical	Place Purchase Order (PO) for all long-lead and major equipment.
Go/No-Go Decision: Move to Construction and installation Phase. Quality Gate 2 of 5	Go/No-Go Technical	Issued for construction drawings, schedule, and guaranteed maximum price will be reviewed and approved by the core team; Confirm DOE and Solid Power Leadership concurrence, Quality Gate 2 of 5.
Go/No-Go Decision: Financial Model	Financial	Provide updated financial model.

Continuation: The recipient is NOT authorized to initiate any scope in the next budget period without the DOE Contracting Officer’s prior written approval in accordance with the award terms and conditions. Remaining Budget Period tasks are subject to DOE review/approval of submitted Continuation Application.

BUDGET PERIOD 2: Line #1 Installation

Task 2.1 – Base Building:

Subtask 2.1.1 – The recipient will hold Owner, Architect, Contractor (OAC) meetings with the contractors to track daily activities, schedule, change orders, and cost. The output of this meeting will be meeting minutes and agreed upon daily project scopes.

Subtask 2.1.2 – The recipient will work with general contractors to execute construction activities until all divisions reach completion. Execution will be tracked by reviewing earned value against the baseline schedule.

Subtask 2.1.3 – The recipient will work with general contractors to execute process utility commissioning plans in preparation for process equipment site acceptance testing.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	5

STATEMENT OF PROJECT OBJECTIVES

Task 2.2 – Process Installation:

Subtask 2.2.1 –The recipient technical team will review the installation of the process equipment to ensure it was installed as engineered and ready to begin commissioning.

Task 2.3 – Complete Quality Gate 3 of 5:

Subtask 2.3.1 – The recipient technical, operations, and quality teams will review and approve standard operating procedures (SOP’s) to confirm systems are ready for commissioning.

Subtask 2.3.2 – The recipient technical, operations, and quality teams will review and approve SAT and commissioning plans for each piece of process equipment to ensure systems are ready for commissioning.

Subtask 2.3.3 – The recipient technical, operations, and quality teams will review and approve sampling plans and quality validation checks in preparation for commissioning.

Subtask 2.3.4 – The recipient technical, operations, and quality teams will conduct a material review and approve materials prior to commissioning.

Subtask 2.3.5 – The recipient technical, operations, quality, and safety teams will meet to review PHA items for approval to begin initial production.

Subtask 2.3.6 – The recipient technical, operations, quality, and safety teams will meet for initial production approval.

Task 2.4 – Line #1 Startup & Commissioning:

Subtask 2.4.1 – The recipient technical team and equipment vendors will execute the commissioning plans for site acceptance testing.

Subtask 2.4.2 – Once all equipment site acceptance testing has been completed site acceptance testing the operations team will begin initial production.

Subtask 2.4.3 – The recipient will complete approved sampling plans and quality validation checks. With quality and technical data the technical, quality, and operation teams will hold a meeting to approve proceeding with additional production. This approval will be documented and will achieve quality gate 4 of 5.

Subtask 2.4.4 – The recipient will demonstrate 50% output.

Subtask 2.4.5 – The recipient operations and technical team will work to achieve 50% throughput capability.

Milestone	Type	Description
Base Building Complete	Technical	Complete construction and utility installation up until the point of connection.
Complete Process Equipment Validation	Technical	Ensure building has been completed to design.
Complete Quality Gate 3 of 5.	Technical	Ensure team alignment by completing the quality gate.
Complete Site Acceptance Testing	Technical	Confirm mechanical integrity of equipment and complete commissioning.
Go/No-Go Decision: Demonstrate 50% Output & Product Quality	Technical	Confirm the quality of the product coming off the line quality gate 4 of 5 and demonstrate 50% throughput capability.
Go/No-Go Decision: Financial Model	Financial	Provide updated financial model.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	6

STATEMENT OF PROJECT OBJECTIVES

Continuation: The recipient is NOT authorized to initiate any scope in the next budget period without the DOE Contracting Officer’s prior written approval in accordance with the award terms and conditions. Remaining Budget Period tasks are subject to DOE review/approval of submitted Continuation Application.

BUDGET PERIOD 3: Remove Batch Lines & Prepare for Lines #2 and #3

Task 3.1 – Batch Line Removal:

Subtask 3.1.1 – The recipient will review equipment performance and outputs with feedback from Line #1. Based on the data from this review, major equipment request for proposals and User Requirement Specification (URS) documents will be updated and finalized.

Subtask 3.1.2 – The recipient will submit request for proposal and URS documents as necessary to major equipment vendors.

Subtask 3.1.3 – The proposals from vendors will be reviewed by the technical and procurement teams to select vendors and negotiate payment terms for major equipment.

Subtask 3.1.4 – Purchase orders will be issued to selected vendors for long lead equipment by the procurement team.

Subtask 3.1.5 – The recipient’s technical team will review and approve fabrication drawings and set up reoccurring meetings with vendors to track fabrication of long lead equipment against agreed upon schedules and deliverables for long lead equipment vendors.

Subtask 3.1.6 – The recipient’s technical team will schedule factory acceptance testing, FAT, as required for long lead equipment. During FAT, the equipment will be tested against approved drawings to ensure proper operation prior to shipping.

Subtask 3.1.7 – The recipient will order all order all construction materials and confirm project schedule.

Subtask 3.1.8 – The receipt will begin construction of the new dry room for packaging.

Subtask 3.1.9 – The recipient will decommission existing batch lines.

Task 3.2 – Begin Line #2 and #3 Construction:

Subtask 3.2.1 – The recipient will complete base building and utility installation up to points of connection.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	7

STATEMENT OF PROJECT OBJECTIVES

Milestone	Type	Description
Update Install Plans for Line #2 And #3	Technical	Update learnings from Line #1 installation and update plan.
Order All Major Equipment	Technical	Place PO for all long-lead and major equipment.
Confirm Project Schedule	Technical	Complete ordering of all construction materials and confirm schedule.
Installation of new dry room	Technical	Complete installation of new dry room.
Decommission Existing Batch Lines	Technical	Begin teardown and decommissioning of existing batch lines.
Go/No-Go Decision: Begin Process Installation for Lines #2 and #3	Technical	Confirm remaining project cost, scope, and schedule; Confirm DOE and Solid Power Leadership concurrence.
Go/No-Go Decision: Financial Model	Financial	Provide updated financial model.

Continuation: The recipient is NOT authorized to initiate any scope in the next budget period without the DOE Contracting Officer’s prior written approval in accordance with the award terms and conditions. Remaining Budget Period tasks are subject to DOE review/approval of submitted Continuation Application.

BUDGET PERIOD 4: Lines #2 and #3 Installation

Task 4.1 – Process Installation:

Subtask 4.1.1 – The recipient will complete process equipment validation.

Subtask 4.1.2 – The recipient will complete Quality Gate 4.

Task 4.2 – Line #2 and #3 Startup & Commissioning:

Subtask 4.2.1 – The recipient will complete site acceptance testing (SAT) and commissioning.

Subtask 4.2.2 – The recipient will complete product quality validation and demonstrate 50% output.

Milestone	Type	Description
Complete Process Equipment Validation	Technical	Ensure building has been completed to design.
Complete Quality Gate 4	Technical	Ensure team alignment by completing the quality gate.
Complete Site Acceptance Testing	Technical	Confirm mechanical integrity of equipment and complete commissioning.
Offtake	Commercial	Show evidence of commercial offtake agreements to DOE.
Demonstrate 50% Output & Product Quality	Technical	Confirm the quality of the product coming off the line and demonstrate 50% throughput capability.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	8

STATEMENT OF PROJECT OBJECTIVES

D.	DELIVERABLES

In addition to the reports specified in the “Federal Assistance Reporting Checklist,” the recipient will provide the following to the DOE Project Officer (identified in Block 15 of the Assistance Agreement as the Program Manager):

•	Material specification sheet which lists relevant properties of the material or product to be manufactured within the first six months of the award period.

•	Updated letters of commitment for product purchase or offtake agreements within 30 days of finalization.

•	Updates to project capacity and utilization achievements and end of project projections as part of quarterly project reporting.

•	Updated earned value CPI and SPI, rationale for deviations, and plans to address deviations as part of quarterly project reporting.

•	Annual Progress Report of Project Accomplishments with a publicly releasable abstract, provided by October 31 of each year.

•	Updated product breakeven analysis provided as part of the budget period continuation application.

•	Updated market share projections for near term (5 years), mid-term (5 to 10 years), and long term (greater than 10 years) provided as part of the budget period continuation application.

E.	BRIEFINGS AND TECHNICAL PRESENTATIONS

•	Detailed project status update briefings at Washington, D.C., or via communication/conferencing media approximately twice per year. Briefings will explain the plans, progress, and results of the technical effort.

•	Technical paper(s) and presentations as appropriate at technical society meetings or at technical exchange meetings.

SOLID POWER OPERATING INC.: DE-MS0000122.0000	9

Federal Assistance Reporting Checklist Attachment 2

1.	Award Number:	2. Program/Project Title:
	DE- MS0000122.0000	Bipartisan Infrastructure Law (BIL) - Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced All-solid-state Batteries
3.	Recipient:
Solid Power Operating, Inc.

4. Reporting Requirements (see also the Special Instructions)			Frequency	Addresses

I.	PROJECT MANAGEMENT REPORTING
☒ A.	Performance Report – Narrative		Q	A.	EERE PMC
☒ B.	Performance Report – Quantitative		Q	B.	EERE PMC
☒ C.	Financial Report (SF-425)		F, Q	C.	EERE PMC
☒ D.	Scientific and Technical Reporting
	☒ 1.	Accepted Manuscript of Journal Article(s)	A5, P	D.1.	OSTI E-Link
	☒ 2.	Conference Product(s)	A5, P	D.2.	OSTI E-Link
	☒ 3.	Technical Report(s)	A5, P	D.3.	OSTI E-Link
	☒ 4.	Software & Manual(s)	A5, P	D.4.	DOE CODE
	☒ 5.	Dataset(s)	A5, P	D.5.	OSTI E-Link Datasets
	☒ 6.	Other STI (Dissertation / Thesis, etc.)	A5, P	D.6.	OSTI E-Link
☒ E.	Intellectual Property Reporting
	☒ 1.	Intellectual Property Reporting	A5, P	E.1.	iEdison
	☒ 2.	Invention Utilization Report	A5, P	E.2.	iEdison
☒ F.	Project Management Plan (PMP)		A5	F.	EERE PMC
☒ G.	Special Status Report		A5	G.	See section I.G for instructions and due dates
☒ H.	Continuation Application		A5	H.	EERE PMC
☒ I.	Other Project Management Reporting (see Special Instructions)		A5	I.	See Special Instructions

II.	AWARD MANAGEMENT REPORTING
☒ A.	Current and Pending Support		A5	A.	EERE PMC
☒ B.	Demographic Reporting		A5	B.	EERE PMC
☒ C.	Financial Conflict of Interest Report		A5	C.	EERE PMC
☐ D.	Tangible Personal Property Report – Annual Property Report (SF-428 & SF-428A)		Y	D.	EERE PMC
☒ E.	Tangible Personal Property Report – Disposition Request/Report (SF-428 & SF-428C)		A5	E.	EERE PMC
☒ F.	Uniform Commercial Code (UCC) Financing Statements		A5	F.	See section II. F. for instructions and due dates
☒ G.	Federal Subaward Reporting System (FSRS)		A5	G.	FSRS
☒ H.	Annual Incurred Cost Proposal (AICP)
	☒ 1.	AICP -NETL Cognizant	Y180	H.	See section II.H. for instructions and due dates
	☐ 2.	AICP – Other Agency Cognizant	Y180	H.	See section II.H. for instructions and due dates
☐ I.	Fringe Reconciliation Form		Y180	I.	See Section II. I. for instructions and due dates
☒ J.	DOE For-Profit Compliance Audit		O	J.	See section II. J. for instructions and due dates
☐ K.	Single Audit: States, Locals, Tribal Governments, and Non-Profits		O	K.	See section II. K. for instructions and due dates
☒ L.	Other Award Management Reporting (see Special Instructions)		A5	L.	See Special Instructions

III.	CLOSEOUT REPORTING
☒ A.	Final Scientific/Technical Report
	☐ A.1.	Final Scientific/Technical Report – Unlimited	F	A.1.	OSTI E-Link
	☒ A.2.	Final Scientific/Technical Report – Data Protection	F	A.2.	OSTI E-Link
☒ B.	Invention Certification (DOE F 2050.11)		F	B.	EERE PMC
☒ C.	Tangible Personal Property Report – Final Report (SF-428 & SF-428B)		F	C.	EERE PMC
☒ D.	Verification of Receipt of Accepted Manuscripts		F	D.	See section III. D. for instructions and due dates
☒ E.	Other Closeout Reporting (see Special Instructions)		F	E.	See Special Instructions

Federal Assistance Reporting Checklist Attachment 2

IV.	POST-PROJECT REPORTING
☒ A.	Scientific and Technical Reporting		P	A.	OSTI E-Link
☒ B.	Intellectual Property Reporting		P	B.	iEdison
4. Reporting Requirements (see also the Special Instructions)			Frequency	Addresses

V.	Bipartisan Infrastructure Law/inflation reduction act Reporting
☒ A.	Community Benefits Report		Y	A.	EERE PMC
☒ B.	Boosting Domestic Manufacturing		A5, Y, F	B.	EERE PMC
☒ C.	Quality Job Creation
	☒ 1.	Direct Jobs	A5	C.1.	LCPtracker
	☒ 2.	Training Outcomes	A5, Y, F	C.2.	EERE PMC
	☒ 3.	Good Jobs Outcomes	A5, Y, F	C.3.	EERE PMC
	☒ 4.	Permanent Jobs	Q	C.4.	EERE PMC
☒ D.	Equity and Justice
	☒ 1.Community Engagement Process		Q	D.1.	EERE PMC
	☐ 2.Engagement Events and Technical Assistance		Q	D.2.	EERE PMC
	☐ 3.Community Ownership		Q	D.3.	EERE PMC
☐ E.	Pathway to Net-Zero
	☐ 1.Infrastructure Supported		A5, Y, F	E.1.	EERE PMC
	☐ 2.Hydrogen Production		A5, Y, F	E.2.	EERE PMC
	☐ 3.Carbon Capture, Removal, and Storage		A5, Y, F	E.3.	EERE PMC
	☐ 4.Energy Saved		A5, Y, F	E.4.	EERE PMC
☒ F.	Davis Bacon Act Semi-Annual Labor Compliance Report		A5	F.	EERE PMC

FREQUENCY CODES AND DUE DATES:

A5 – As Specified or within five (5) calendar days after the event.

F – Final; within 120 calendar days after expiration or termination of the award.

O – Other: See instructions for further details.

P – Post-project (after the period of performance); within five (5) calendar days after the event, or as specified.

Q – Quarterly; within 30 calendar days after the end of the federal fiscal year quarter.

S – Semiannually; within 30 days after end of the reporting period.

Y – Yearly; within 90 calendar days after the end of the federal fiscal year or termination of the award.

Y180 – Yearly; within 180 calendar days after the close of the recipient’s fiscal year.

FULL URLS:

OSTI E-Link: https://www.osti.gov/elink/2413-submission.jsp
OSTI E-Link Datasets: https://www.osti.gov/elink/2416-submission.jsp
DOE CODE: https://www.osti.gov/doecode/ iEdison: https://www.nist.gov/iedison
EERE PMC: https://www.eere-pmc.energy.gov/SubmitReports.aspx
FSRS: https://www.fsrs.gov
LCPtracker: https://www.lcptracker.com

5. Special Instructions: Recipient’s fiscal year end date: 12/31 ☐ No indirect costs proposed ☐ De minimis rate used and No fringe proposed

Federal Assistance Reporting Checklist Attachment 2

I.      Project Management Reporting:

I.      Other

If deliverables are identified in the Statement of Project Objectives, Award Attachment 1, the Recipient will submit the deliverables in accordance with the instructions contained therein.

The following deliverables outlined in the Special Terms and Conditions shall be transmitted securely after coordinating with the DOE Contracting Officer, Award Administrator/Specialist, and Program Manager:

•      Technology Protection Plan – due 60 days after award effective date

•      Material Supply Plan – due 60 days after award effective date

•      Participants and Other Collaborating Organizations – due 30 days after end of quarter in which the change occurred

•      Access Restrictions Certificate of Compliance – due annually and upon DOE request

•      RTES Security Officer Nomination – due 30 days after award effective date

•      Offtake Partner Plan – due within 180 days after award effective date.

In addition, the Project Management Plan shall be transmitted securely after coordinating with the DOE Contracting Officer, Award Administrator/Specialist, and Program Manager.

II.    Award Management Reporting

L. Trafficking in Persons

If the estimated value of services required to be performed under the grant or cooperative agreement outside the United States exceeds $500,000, private entities and State, local, government, Indian Tribe, or foreign public entities when a private entity could be a subrecipient must submit an annual certification to the cognizant Grants Officer that states:

•      The recipient has implemented a plan meeting the requirements of 2 CFR 175.105(b)(3)-(5) to prevent the activities described in 2 CFR 175(a) and is in compliance with this plan;

•      The recipient has implemented procedures to prevent activities described in 2 CFR 175(a) and to monitor, detect, and terminate any subrecipient, contractor, subcontractor, or employee of the recipient engaging in any activities described in 2 CFR 175.105(a); and

•      To the best of the recipient’s knowledge, neither the recipient, nor any subrecipient, contractor, or subcontractor of the selectee or any agent of the selectee or of such a subrecipient, contractor, or subcontractor, is engaged in any activities described in 2 CFR 175.105(a).

DOE may ask selectees to provide a copy of their Trafficking in Persons compliance plan.

III.   Closeout Reporting:

E.     Other:

The Recipient must submit a Scientific and Technical Information (STI) Certification to the cognizant Grants Management Specialist. The STI Certification can be found here: STI Form. The purpose of this certification is to ensure that the STI resulting from the DOE-funded research and development is properly submitted in accordance with the terms and conditions of the award. STI includes, but is not limited to, technical reports, scientific/technical conference papers and presentations, theses and dissertations, journal citations, manuscripts and published articles, videos, software, patents, and datasets.

Federal Assistance Reporting Checklist Attachment 2

Table of Contents

I.	Project Management Reporting	7
A.	Performance Report Narrative (PRN)	7
1.	Cover Page	8
2.	Summary	8
3.	Special Reporting	11
B.	Performance Report Quantitative (PRQ)	11
1.	Organizations	11
2.	Tasks and Milestones	11
3.	Contractual Cost Summary	11
4.	Cost Summary	11
5.	Spend Plan	11
6.	Earned Value Management	12
7.	Products	12
8.	Participants	14
9.	Special Reporting Requirements	14
C.	Financial Report SF-425 Federal Financial Report	14
D.	Scientific and Technical Reporting	14
1.	Accepted Manuscript of Journal Article	15
2.	Conference Product(s)	16
3.	Technical Report(s)	17
4.	Software & Manual(s)	17
5.	Dataset(s)	18
6.	Other STI (Dissertation / Thesis, etc.)	18
E.	Intellectual Property Reporting	19
1.	Intellectual Property Reporting	19
2.	Invention Utilization Report	20
F.	Project Management Plan (PMP)	20
1.	Revised Plan(s)	21
2.	Content of revised PMP	21
G.	Special Status Reports	26
H.	Continuation Application	29
I.	Other Project Management Reporting (see Special Instructions)	29

Federal Assistance Reporting Checklist Attachment 2

II.	Award Management Reporting	29
A.	Current and Pending Support	29
B.	Demographic Reporting	32
C.	Financial Conflict of Interest Report	33
D.	Tangible Personal Property Report – Annual Property Report (SF-428 & SF-428A)	34
E.	Tangible Personal Property Report – Disposition Request/Report (SF-428 & SF-428C)	34
F.	Uniform Commercial Code (UCC) Financing Statements	35
G.	Federal Subaward Reporting System (FSRS)	36
H.	Annual Incurred Cost Proposals	36
I.	Fringe Reconciliation Form	37
J.	DOE For-Profit Compliance Audit	38
K.	Single Audit: States, Local Government, Tribal Governments, Institution of Higher Education (IHE), or Non-Profit Organization	38
L.	Other Award Management Reporting (see Special Instructions)	39
III.	Closeout Reporting	39
A.	Final Scientific/Technical Report	39
1.	Final Technical Reports – Unlimited	41
2.	Final Technical Reports – Protected Data.	41
B.	Invention Certification (DOE F 2050.11)	42
C.	Tangible Personal Property Report – Final Report (SF-428 & SF-428B)	42
D.	Verification of Receipt of Accepted Manuscripts	43
E.	Other Closeout Reporting (see Special Instructions)	43
IV.	Post-Project Reporting	43
A.	Scientific and Technical Reporting	43
B.	Intellectual Property Reporting	44
V.	Bipartisan Infrastructure Law/Inflation Reduction Act Reporting	44
A.	Community Benefits Report	44
B.	Boosting Domestic Manufacturing	44
1.	Domestic Manufacturing & Critical Materials and Rare Earth Element Mining, Processing, Production & Recycling Capacity	45
2.	GHG Emissions & Air Pollutants	45
3.	Equipment	45
C.	Quality Job Creation	45

Federal Assistance Reporting Checklist Attachment 2

1.	Direct Jobs	45
2.	Training Outcomes	46
3.	Good Jobs Outcomes	46
4.	Permanent Jobs	47
D.	Equity and Justice	47
1.	Community Engagement Process	47
2.	Engagement Events and Technical Assistance	47
3.	Community Ownership	48
E.	Pathways to Net Zero	48
1.	Infrastructure Supported	48
2.	Hydrogen Production	49
3.	Carbon Capture, Removal, Storage	49
4.	Energy Saved	49
F.	Davis Bacon Act Semi-Annual Labor Compliance Report	49
VI.	Appendix A: Notice To Recipients (Prime Recipients And Subrecipients) Regarding Protected Data, Limited Rights Data And Protected Personally Identifiable Information	51

Federal Assistance Reporting Checklist Attachment 2

Reporting Instructions (11/2024)

***	Throughout the performance of the project, it is important that you mark Protected Data/Limited Rights Data as described in Appendix A. It is equally important that you not submit Protected Personally Identifiable Information (Protected PII) to DOE. See Appendix A for guidance on Protected PII.	***

I.	Project Management Reporting

A.	Performance Report Narrative (PRN)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 calendar days after the end of the quarterly reporting period (January 30, April 30, July 30, October 30)

Every quarter, the prime recipient is required to submit a Performance Report - Narrative (PRN) and a Performance Report Quantitative (PRQ) for the project. Together these two documents summarize the entirety of work performed by the prime recipient, subrecipients, and contractors. The Performance Report - Narrative contains qualitative information on the project progress. The Performance Report - Quantitative captures quantitative information on the project progress. The PRN must include the following information. A PRN template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

Federal Assistance Reporting Checklist Attachment 2

1.	Cover Page

a.	Federal Agency and Organization Element to Which Report is Submitted
b.	Federal Grant or Other Identifying Number Assigned by Agency
c.	Project Title
d.	Program Director/Principal Investigator/Lead Project Manager (PD/PI) Name, Title, and Contact Information (e-mail address and phone number)
e.	Business Contact Name, Title, and Contact Information (e-mail address and phone number)
f.	Submission Date
g.	Recipient Organization (Name and Address)
h.	Period of Performance (Start Date, End Date)
i.	Budget Period (Start Date, End Date)
j.	Reporting Period (Start Date, End Date)
k.	Certification by the Submitting Official that includes: Signature of Submitting Official (electronic signatures (i.e., Adobe Acrobat) are acceptable); date of signature; and the following certification statement:

By signing this report, I certify to the best of my knowledge and belief that the report is true, complete, and accurate. I am aware that any false, fictitious, or fraudulent information, misrepresentations, half-truths, or the omission of any material fact, may subject me to criminal, civil or administrative penalties for fraud, false statements, false claims or otherwise. (U.S. Code Title 18, Section 1001, Section 287 and Title 31, Sections 3729-3730). I further understand and agree that the information contained in this report are material to Federal agency’s funding decisions and I have an ongoing responsibility to promptly update the report within the time frames stated in the terms and conditions of the above referenced Award, to ensure that my responses remain accurate and complete.

2.	Summary

The purpose of the Summary is to describe a high-level status on the items listed below. This section should be a mix of short paragraphs and bullet points.

Federal Assistance Reporting Checklist Attachment 2

Major Goals and Objectives

Provide a summary of the major project goals and objectives. This should be the same from quarter to quarter and align with the Statement of Project Objectives (SOPO)/Statement of Work (SOW).

Technical Achievement(s)

Provide a summary of all significant technical progress of the project in achieving objective and programmatic goals during the life of the project. This should include key outcomes or other achievements, such as major findings, developments, or conclusions (both positive and negative), information dissemination, etc. This section should be a cumulative summary of technical achievements with newly added comments for the current reporting period highlighted.

Impact

State how the findings, results, or techniques developed in this project will continue to make an impact on the specific fields of research in this project and in other disciplines, which may include training and educational experiences; human resource development in science, engineering, and technology; technology transfer; and societal impacts.

Project Schedule Status

Provide a narrative summary of the status of tasks with respect to the plan for the quarter and budget period. If deviations from the schedule are noted, describe the impacts and mitigation alternatives that are in place or planned in the Changes/Problems section below.

Project Budget Status

Provide a summary of the project expenditures and costs with respect to the plan for the quarter and budget period. If applicable, describe the variance, associated impacts, and mitigation alternatives that are in place or planned in the Changes/Problems section below.

Changes/Problems

Include any planned or anticipated changes to scope, schedule, or budget. Proposed award modifications noted solely within a Performance Report do not constitute a proposed award modification. Significant changes to the award scope, schedule, and budget must be submitted to the Grants Management Specialist and the Project Officer and must be approved by the Grants Officer. If there is nothing significant to report during this reporting period, state “Nothing to Report.”

Key Personnel Changes

Describe planned or actual changes in principal investigator, business contacts, or senior/key personnel and the impact to achieving project objectives.

Federal Assistance Reporting Checklist Attachment 2

Scope Issues

Describe issues with completing the required project scope identified in the SOPO/SOW, the impacts to achieving project objectives and program goals if applicable, and proposed mitigation alternatives. The quantitative impact to achievement of Technical Milestones and Go/No Go decision points and key deliverables should also be addressed.

Schedule Issues

Describe issues with achieving the planned activities identified in the project schedule and the impact to the award budget period end dates and the overall award period of performance. The quantitative impact to the timing of Technical Milestones and Go/No Go decision points, and key deliverables should also be addressed.

Budget Issues

Describe changes during the reporting period that may have a significant positive or negative impact on expenditures or the overall budget.

3.	Special Reporting

Respond to any special reporting requirements specified in the award Terms and Conditions, as well as any award specific reporting requirements outlined in the FARC Special Instructions.

Federal Assistance Reporting Checklist Attachment 2

B.	Performance Report Quantitative (PRQ)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 calendar days after the end of the quarterly reporting period (January 30, April 30, July 30, October 30)

Every quarter, the prime recipient is required to submit a Performance Report Narrative (PRN) and a Performance Report - Quantitative (PRQ) for the project. Together these two documents summarize the entirety of work performed by the prime recipient, subrecipients, and contractors. The Performance Report - Narrative contains qualitative information on the project progress. The Performance Report - Quantitative captures quantitative information on the project progress. The PRQ must include the following information. A template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

1.	Organizations

Identify all subrecipients, contractors, U.S. National Laboratories, partners, and collaborating organizations. Recipients must also include all foreign collaborators as outlined in the Foreign Collaboration Considerations term of the award Terms and Conditions. For each, provide name, UEI, zip code or latitude/longitude, role in the project, contribution to the project, and start and end date.

2.	Tasks and Milestones

Enter all tasks and milestones identified in your Statement of Project Objectives (SOPO), Project Management Plan (PMP), or other document which outlines your project scope, schedule and budget, Community Benefits Plan (CBP), and Cybersecurity Plan (if directed by your DOE Project Team). Each quarter, update the status of the task/milestone, the physical percent complete, and, when applicable, the actual month complete.

3.	Contractual Cost Summary

For each subrecipient and contractor working on the project (excluding FFRDCs), provide a summary of the work, approved budget, and actual expenses.

4.	Cost Summary

Using your approved budget, enter the project costs by budget category and report actual expenses each quarter. Also include budgeted and actual recipient cost share.

5.	Spend Plan

For both federal and recipient cost share, enter the planned spending for the entire project period. Planned spend means when the project team anticipates incurring costs. Each quarter, update with actual federal and recipient spend.

Federal Assistance Reporting Checklist Attachment 2

6.	Earned Value Management

When required by your DOE project team, complete the table for Earned Value Management.

7.	Products

What has the project produced?

List any products resulting from the project during the reporting period. Specific product submission instructions can be found in Scientific and Technical Reporting. Examples of products include: publications, conference papers, and presentations; website(s); technologies or techniques; inventions, patent applications, and/or licenses; and other products, such as data or databases, physical collections, audio or video products, software or NetWare, models, educational aids or curricula, instruments or equipment, research material, interventions (e.g., clinical or educational), new business creation or any other public release of information related to the project.

a.	Publications, conference papers, and presentations

Report the publication(s) resulting from the work under this award.

Please note: Recipients must use the DOE acknowledgement and legal disclaimer language as described in the Special Terms and Conditions.

The recipient is reminded that all data produced under the award should comply with the award’s data management plan (DMP), if applicable. The DMP provides a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publication. At a minimum, the DMP (1) describes how data sharing and preservation will enable validation of the results from the proposed work, how the results could be validated if data are not shared or preserved and (2) has a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publications.

i.	Accepted Manuscript(s) of Journal Article

List peer-reviewed articles or papers that have been submitted for publication in scientific, technical, or professional journals. Include any paper submitted for peer-reviewed publication in the periodically published proceedings of a scientific society, a conference, or the like. A publication in the proceedings of a one-time conference, not part of a series, should be reported under “Books or other non-periodical, one-time publications.”

Identify for each publication: Author(s); title; journal; volume: year; page numbers; status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no); legal disclaimer language (yes/no). Also see instructions under II. Scientific/Technical Reporting regarding the submission of accepted manuscripts and other STI as appropriate.

Federal Assistance Reporting Checklist Attachment 2

ii.	Books or other non-periodical, one-time publications

Report any book, monograph, dissertation, abstract, or the like published as or in a separate publication, rather than a periodical or series. Include any significant publication in the proceedings of a one-time conference or in the report of a one-time study, commission, or the like.

Identify for each one-time publication: author(s); title; editor; title of collection, if applicable; bibliographic information; year; type of publication (book, thesis or dissertation, other); status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no); legal disclaimer language (yes/no).

iii.	Other publications, conference papers and presentations

Identify any other publications, conference papers and/or presentations not reported above. Specify the status of the publication as noted above.

b.	Website(s)

List the URL for any Internet site(s) that disseminates the results of the research activities. A short description of each site should be provided. It is not necessary to include the publications already specified above in this section.

c.	Technologies or techniques

Identify technologies or techniques that have resulted from the research activities. Describe the technologies or techniques and how they are being shared.

d.	Inventions, patent applications, and/or licenses

Identify inventions, patent applications with date, and/or licenses that have resulted from the research. Submission of this information as part of an interim report or Final Technical Report is not a substitute for any other invention reporting required under the terms and conditions of an award.

e.	Other products

Identify any other significant products that were developed under this project. Describe the product and how it is being shared. Examples of other products are: Data or databases; Physical collections; Audio or video products; Software or NetWare; Models; Educational aids or curricula; Instruments or equipment; Research material (e.g., germplasm, cell lines, DNA probes, animal models); Interventions (e.g. clinical, educational); new business creation; and Other.

Federal Assistance Reporting Checklist Attachment 2

8.	Participants

The following information on participants (individuals) was provided during award negotiations. On a quarterly basis, provide updates as needed. For changes to covered individuals, please refer to the Current and Pending Support reporting for additional requirements.

a.	What individuals have worked on the project?

Provide the following information for individuals at the prime recipient and subrecipient level: (1) all senior and key personnel; and (2) each person who has worked or is expected to work at least one person month per year on the project regardless of the source of compensation (a person month equals approximately 160 hours of effort).

i.	Name
ii.	Organization
iii.	Job Title
iv.	Role in the project
v.	Start and end date (month and year) working on the project
vi.	State, U.S. territory, and/or country of residence
vii.	Whether this person collaborated with an individual or entity located in a foreign country in connection with the scope of this Award, and
viii.	If yes to a.vii, whether the person traveled to the foreign country as part of that collaboration, and, if so, where and what the duration of stay was.

9.	Special Reporting Requirements

Respond to any special reporting requirements specified in the award terms and conditions, as well as any award specific reporting requirements.

C.	Financial Report SF-425 Federal Financial Report

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 calendar days after the end of the quarterly reporting period (January 30, April 30, July 30, October 30) and within 120 calendar days after expiration or termination of the award

Every quarter, the prime recipient is required to submit a completed SF-425 for the project to DOE, covering the entirety of work performed by the prime recipient, subrecipients, and contractors – to DOE. A fillable version of the SF-425 is available at Post-Award Reporting Forms | Grants.gov.

D.	Scientific and Technical Reporting

The dissemination of scientific and technical information (STI) ensures public access to the results of federally funded research. STI refers to information products in any medium or format used to convey results, findings, or technical innovations from research and development or other scientific and technological work that are prepared with the intention of being preserved and disseminated in the broadest sense applicable (i.e., to the public or, in the case of controlled unclassified information or classified information, disseminated among authorized individuals). By properly submitting STI to DOE Energy Link System (E-Link), the information will be made available to the public through OSTI.GOV.

Federal Assistance Reporting Checklist Attachment 2

NOTE: SCIENTIFIC/TECHNICAL PRODUCTS INTENDED FOR PUBLIC RELEASE MUST NOT CONTAIN PROTECTED PERSONALLY IDENTIFIABLE INFORMATION (PII). Please refer to Appendix A for more information.

NOTE: For awards made after August 8, 2024, the digital persistent identifier (e.g., ORCID iD) for individuals must be used when publishing products (when that is an option). The digital persistent identifier for individuals must be provided when reporting outputs to the Department of Energy Office of Scientific and Technical Information (DOE OSTI).

1.	Accepted Manuscript of Journal Article

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	No later than the published online date of the article

Public access to scholarly publications is enabled by providing the Accepted Manuscript (AM) of the Journal Article to DOE OSTI and is consistent with the U.S. Government's retained license to published results of federally-funded research. If the recipient has a journal article accepted for publication which includes information/data produced under the award, then the recipient must submit an AN 241.3, as described below, no later than the published online date of the article.

Content. The recipient is to provide the final peer-reviewed AM, i.e., the version of a journal article that has been peer reviewed and accepted for publication in a journal. Do NOT submit the journal’s published version of the article, i.e., do NOT submit a copyrighted reprint.

DOE will make no additional review of the content of the AM because the AM is the version of the journal article with the content to be published (i.e., publicly released) by the journal publisher.

The recipient must self-certify at the time of submission to DOE via E-Link that the content is appropriate and that it is not a copyrighted reprint, i.e., the final version of the published article. Recipients are reminded that the article is to include an acknowledgement of federal support and a legal disclaimer as required in the “Publications” Term in the award Special Terms and Conditions.

Federal Assistance Reporting Checklist Attachment 2

The recipient is also reminded that all data produced under the award should comply with the award’s data management plan (DMP). The DMP provides a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publication. At a minimum, the DMP (1) describes how data sharing and preservation will enable validation of the results from the proposed work, how the results could be validated if data are not shared or preserved and (2) has a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publications.

Electronic Submission Process. The AM of the Journal Article must be provided electronically via the DOE Energy Link System (E-Link) and must be accompanied by a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink/2413-submission.jsp).

2.	Conference Product(s)

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

The recipient must submit a copy of any scientific/technical conference papers, proceedings, or presentations.

Content: The content should include a copy of the paper, presentation, or proceeding and: (1) name of conference; (2) location of conference; (3) date of conference; and (4) conference sponsor. Also include an acknowledgement of federal support and a legal disclaimer as described in the Special Terms and Conditions.

Electronic Submission Process: Scientific/technical conference proceedings, papers/presentations or must be submitted via the DOE Energy Link System (E-Link) with a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink/2413-submission.jsp).

The recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that submissions must not contain any Protected Personally Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

Federal Assistance Reporting Checklist Attachment 2

3.	Technical Report(s)

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

The recipient must submit a copy of any scientific/technical reports.

Content: The content should include a copy of the report as well as an acknowledgement of federal support and a legal disclaimer as described in the Special Terms and Conditions.

Electronic Submission Process: Scientific/technical reports must be submitted via the DOE Energy Link System (E-Link) with a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink/2413-submission.jsp).

The recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that submissions must not contain any Protected Personally Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

4.	Software & Manual(s)

Submit to:	DOE CODE: https://www.osti.gov/doecode/
Submission deadline:	Within five (5) calendar days after the event, or as specified

The recipient must submit all software deliverables created under the award, as well as any accompanying documentation or manuals.

DOE CODE is DOE’s software services platform for submitting and searching for software resulting from DOE-funded research. Through submission to DOE CODE, users have the option to obtain a Digital Object Identifier (DOI) for the code, making it more easily discoverable, citable, and shared.

Content. When a recipient submits software to OSTI through DOE CODE, a set of required metadata elements and a link to the software repository must be provided.

Submission Process. Recipients will submit software by going to https://www.osti.gov/doecode/. Before submissions can be made, the recipient will be required to create an account. The recipient may create an account by visiting the top right of the DOE CODE homepage. Once the account is created, submissions may be made through the submit software/code link on the homepage. For more information about DOE CODE please visit https://www.osti.gov/doecode/faq.

Federal Assistance Reporting Checklist Attachment 2

5.	Dataset(s)

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/241-6-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

Scientific/technical datasets (data-streams, data files, etc.) support the technical reports and published literature resulting from DOE-funded research. They are also recognized as valuable information entities in their own right that, now and in the future, need to be available for citation, discovery, retrieval, and reuse. The assignment and registration of a Digital Object Identifier (DOI) is a free service for DOE-funded researchers which is provided by OSTI to enhance access to this important resource. In order to obtain a DOI, provide to OSTI the specific data elements relevant to the dataset, as specified in DOE AN 241.6.

Content. If the recipient generates publicly available datasets resulting from work funded by DOE, they may announce these datasets to OSTI and have them registered with DataCite to obtain a DOI, which ensures long-term linkage between the DOI and the dataset’s location. To register and publicly announce a dataset, the recipient must provide an AN 241.6, including the required data elements needed for describing the dataset. Note: Do NOT submit the dataset itself, only the metadata for registering the dataset, obtaining a DOI, and announcing its availability.

Electronic Submission Process. Notification of scientific datasets must be submitted electronically via the DOE Energy Link System (E-Link) and must be accompanied by a completed DOE Announcement Notice (AN) 241.6 (https://www.osti.gov/elink/241-6-submission.jsp). Within the AN 241.6, provide relevant information about the dataset as well as the URL where the dataset can be accessed.

6.	Other STI (Dissertation / Thesis, etc.)

Submit to:	https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

Recipients are encouraged to announce other forms of STI especially if they are the primary means by which certain research results are disseminated or if they contain research results not already announced to DOE by the recipient in technical reports, accepted journal articles, conference products, software, and datasets.

Federal Assistance Reporting Checklist Attachment 2

Other types of scientific and technical information produced which may be used for public dissemination of project results include: dissertation/thesis, patent, book, or other similar products. These types of STI may also be announced using DOE AN 241.3 by following instructions on the E-Link website (https://www.osti.gov/elink/2413-submission.jsp).

E.	Intellectual Property Reporting

1.	Intellectual Property Reporting

Submit to:	https://www.nist.gov/iedison
Submission deadline:	Within five (5) calendar days after the event, or as specified

iEdison requires a login and password. If the recipient’s organization does not already have an iEdison administrator account, the recipient may register for one at: iEdison Registration.

In accordance with the patent rights clause of the award, the recipient and subrecipient(s), if any, must complete the following intellectual property reports in iEdison when applicable:

Disclosing a subject invention, including anticipated uses and sales (use iEdison’s Invention Report);

Reporting publications, manuscript submissions, or other public disclosures concerning a subject invention (add documents to the Invention Report);

If authorized by the award agreement, electing (or declining) to retain title to a subject invention (modify the Invention Report and input “Title Election Date” or “Not Elect Title Reason”);

Disclosing the filing or termination of patent applications on a subject invention (i.e., patent applications disclosing or claiming a subject invention). Patent disclosures must be made (using iEdison’s Patent Report) for filing the following patent applications:

•	An initial domestic patent application (including provisional or non-provisional);
•	A domestic divisional or continuation patent application;
•	A domestic continuation-in-part application; and
•	A foreign patent application.

Discontinuing prosecution of a patent application, maintenance of a patent, or defense in a patent reexamination or opposition proceeding, regardless of jurisdiction (modify the Patent Report); and,

Federal Assistance Reporting Checklist Attachment 2

Requesting an extension of time to:

•	Elect (or decline) to retain title to a subject invention (modify the Invention Report); and
•	File an initial domestic or foreign patent application (modify the Invention Report).

Failure to submit Intellectual Property Reporting Forms in a timely manner may result in forfeiture of the recipient’s or subrecipient’s rights in the subject inventions and related patent applications.

2.	Invention Utilization Report

Submit to:	https://www.nist.gov/iedison
Submission deadline:	For each subject invention, reports are due annually once the recipient or subrecipient elects to retain title to the subject invention and must continue to be provided for 10 years thereafter

The recipient and subrecipient(s) must provide Invention Utilization Reports for each subject invention that the recipient or subrecipient retains ownership. Reports are due annually starting one year after the recipient or subrecipient elects to take title and must continue to be provided for 10 years thereafter or until the recipient or subrecipient informs DOE in writing that it no longer wants to retain title in the subject invention. Failure to submit Invention Utilization Reports in a timely manner may result in forfeiture of the recipient’s or subrecipient’s rights in the subject inventions.

F.	Project Management Plan (PMP)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within six (6) weeks of the effective date of the award and updates at each continuation application

Iterations and Maintenance

The recipient is required to develop, update, and adhere to a project management plan. The purpose of the plan is to establish cost, schedule, and technical performance baselines, and to formalize the processes by which the project will be managed. These processes include considerations such as risk management, change management, and communications management. While it is primarily the project recipient’s responsibility to maintain the plan, federal staff may request changes. The plan is intended to be a living document, modified as necessary, and comprising the following iterations:

Application Draft

The recipient must submit a draft of the project management plan with the initial application for financial assistance.

Federal Assistance Reporting Checklist Attachment 2

Negotiation Draft

The selected recipient may be required by the selecting Office to revise its project management plan during the negotiation phase.

Active Plan

Following formal award of the financial assistance agreement, the recipient must submit an updated project management plan, to include any changes requested during negotiation and a timeline based upon the actual award date.

1.	Revised Plan(s)

During the life of the project the recipient must submit a revised project management plan based on the following circumstances:

a.	Developments that have a significant favorable impact on the project.

b.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award, or which may require the program office to respond to questions relating to such events from the public. Specifically, the recipient must update the plan when any of the following incidents occur:

i.	Any event which is anticipated to cause significant schedule or cost changes, such as changes to the funding and costing profile or changes to the project timeline.
ii.	Any change to Technology Readiness Level.
iii.	Any significant change to risk events (including both potential and realized events) or to risk management strategies.
iv.	Failure to meet a milestone or milestones; any dependencies should be adjusted.
v.	Any changes to partnerships.
vi.	Any significant change to facilities or other project resources.
vii.	Any other incident that has the potential for high visibility in the media.
viii.	At every continuation application.

2.	Content of revised PMP

Project Title: The DOE award number and project title

Recipient Organization: Official name of the recipient organization

Principal Investigator: The name and title of the project director/ principal investigator

Date of Plan: The date the plan or plan revision was completed

The revised PMP must describe changes to any of the following sections of the PMP as well as provide updated versions of any logs, tables, charts, or timelines.

Federal Assistance Reporting Checklist Attachment 2

a.	Executive Summary:

Provide a description of the project that includes the objective, project goals, and expected results. The description should include a high-level description of the technology, potential use or benefit of the technology, location of work sites and a brief discussion of work performed at each site, along with a description of project phases (if the project includes phases).

b.	Technology Readiness Levels (TRLs):

Identify the readiness level of the technology associated with the project as well as the planned progression during project execution. A detailed explanation of the rationale for the estimated technology readiness level should be provided. Specific entry criteria for the next higher technology readiness level should be identified.

c.	Risk Management:

Provide a summary description of the proposed approach to identify, analyze, and respond to potential risks associated with the proposed project. Project risk events are uncertain future events that, if realized, impact the success of the project. At a minimum, include the initial identification of significant technical, resource, and management issues that have the potential to impede project progress and strategies to minimize impacts from those issues. The risk management approach should be tailored to the TRL. If a project or task is expected to progress to a higher TRL, then the risk plan should address the retirement of any risks associated with the first TRL and identify new risks related to moving to the next TRL. Additionally, the risk management approach should include risk opportunities that if realized, could benefit the project.

d.	Milestone Log:

Provide milestones for each budget period (or phase) of the project. Each milestone should include a title and planned completion date. Milestones should be quantitative (e.g., a date, a decision to be made, a key event) and show progress toward budget period and/or project goals. Milestones should also be important and few. Higher TRL projects (Demonstration and Deployment) typically have the most detailed milestone logs compared to lower TRL level projects (Research and Development). If applicable, milestones chosen should clearly reflect progress through various TRL stages.

Note: The Milestone Status must present actual performance in comparison with the Milestone Log, and include:

•	The actual status and progress of the project,
•	Specific progress made toward achieving the project's milestones, and
•	Any proposed changes in the project's schedule required to complete milestones.

Federal Assistance Reporting Checklist Attachment 2

e.	Funding and Costing Profile:

Provide a table (the Project Funding Profile) that shows, by budget period, the amount of government funding going to each project team member. Also, a table (the Project Costing Profile) which projects, by month, the expenditure of both government and recipient funds for the first budget period, at a minimum. The Funding and Costing Profile should show the relationships with the Milestone Log (Item d above) and Project Timeline (Item f below); for example, Funding and Costing information could be shown as an overlay on milestone or timeline charts.

f.	Project Timeline:

Provide a timeline of the project (similar to a Gantt chart) broken down by each task and subtask, as described in the Statement of Project Objectives. The timeline should include a start date and end date for each task, as well as interim milestones. The timeline should also show interdependencies between tasks and include the milestones that are identified in the Milestone Log (Item d above). The timeline should also show the relationship to the Project Costing Profile (Item e above). If applicable, the timeline should include activities and milestones related to achieving succeeding TRLs.

g.	Success Criteria at Decision Points:

Provide well-defined success criteria for each decision point in the project, including go/no-go decision points and the conclusions of budget periods and the entire project. The success criteria should be objective and stated in terms of specific, measurable, and repeatable data. Usually, the success criteria pertain to desirable outcomes, results, and observations from the project. Key milestones can be associated with success criteria. If applicable, the success criteria should include exit criteria for progressing from one TRL to the next.

h.	Key Partnerships, Teaming Arrangements and Team Members:

Provide a list of key team members in the project as well as the role and contact information of each. A hierarchical project organization and structure chart should be provided along with a description of the role and responsibilities of each team member in terms of contribution to project scope. The section should also include key team members who fulfill single or multiple roles within a project as well as the contact information for each.

i.	Facilities and Resources:

Provide a list of project locations along with a discussion of capabilities and activities performed at each site in terms of contribution to project scope. The address of each work site should be provided.

Federal Assistance Reporting Checklist Attachment 2

j.	Communications Management:

Describe the communications needs and expectations for the project team members. The communications plan may be simple or detailed, depending on the complexity of the project. At a minimum, the plan should include contact information, methods of communicating and anticipated frequency.

k.	Change Management:

Provide a description of the process for managing change on the project. Describe how change will be monitored, controlled and documented within the project. This includes, but is not limited to, changes to the Scope, Schedule, and Budget. If applicable, Change Management should include assessing how changes impact TRLs.

l.	Commercial/Economic Viability:

Describe the commercial viability of the project.  The analysis must include an updated financial model as further defined in the PMP Guide. The analysis must also include a description of qualification status and timeline; and an updated assessment of offtake agreements, including status of agreements, volume, tenor, price, whether or not it is currently binding, and counterparty; an updated assessment of commercial agreements (including feedstock, utilities, etc); and analysis that considers the project’s returns versus corporate hurdle rates.

In addition, if the company uses other commercial analysis to make Final Investment Decision, those should also be included.  The inherent commercial viability risks must be assessed to include likelihood, consequence, and risk mitigation plans. The plan must identify an achievable path to commercial viability at an acceptable risk level. Identification of commercial risks to be included in the risk register, assessment and have mitigation plans.

m.	Market Analysis:

Provide a plan for demonstrating market capture for this project. The market analysis discussion must succinctly describe the current and projected target market(s) for manufactured product(s) end items and should address the sufficiency of the existing target market(s); the stability of the target market – that the product(s) will be competitive based on a data-based market assessment, plans for and results of product qualification, including consideration of average selling prices, strength of current and potential competitors, and forward-looking market trend; the market entry strategy (e.g. product differentiation, barriers to entry, intellectual property rights, first mover advantage, etc.); channels to market and any partners (e.g. distribution) and the plan for marketing the product(s). Specific risks associated with the planned markets must be assessed to include likelihood, consequence, and risk mitigation plans. The plan must identify reasonable, and data driven market capture projections.

Federal Assistance Reporting Checklist Attachment 2

n.	Finance Plan:

Describe the plan for financing of the project.  This section should describe the existing capital commitments as well as the plan and timeline for raising the funding required to support the proposed budget and spend plan described in the covering the Budget Justification Workbook. The Plan must specifically identify funds for the next Budget Period as well as (i) the approach to securing the proposed cost share sources and initial capital stack for the project; including the availability, credibility, and risk/terms of non-federal cost share sources; (ii) the plan and financial model describing the schedule and approach to achieve long-term financial growth and financial viability for 15 years beyond the start of the project, to include plans beyond federal funding; and (iii) the ability to provide contingency funding to meet unexpected project cost overruns, including the source of such funding.  Specific need dates for investments, and follow on investments, to achieve project objectives and sustainment/growth beyond the project period must also be addressed. Specific risks associated with the project financing must be assessed to include likelihood, consequence, and risk mitigation plans.

o.	Site Plan:

Describe the considerations for selection of the project site to include items such as financial incentives, environmental impact, transportation infrastructure, existing utilities, logistics, local labor availability, local codes and regulations (permitting), and local community involvement.

If a site has been selected, identify the level of commitment to the project site in terms of items such as a signed lease agreement, purchase agreement, etc.

If a site has not yet been selected or there is a plan to change project sites, identify potential sites and the rationale for each as well as the schedule to commit to a project site.

p.	Engineering and Construction Management Plan (only for projects involving construction activities):

Describe strategies for reaching final engineering design and construction and/or equipment installation at the project’s facilities, as applicable, estimate times for different Phases of procurement, construction, and commissioning. Note interdependencies with Community Benefits Plan activities.

The construction plan must succinctly address the company’s existing processes or those developed for the project for items such as the following:

•	Strategy for contracting for the Engineering, Construction and operation phase of the project.
•	Engineering design (activities included pre-FEED and FEED studies, siting, inter- connections and rights of way or other land rights which may be required.
•	Pre-Construction (Activities such as Design development and finalization, permits and approvals, and site preparation)
•	Procurement (Activities such as competitions, vendor selection, contractor selection, etc.)

Federal Assistance Reporting Checklist Attachment 2

•	Construction and Monitoring (Activities such as construction initiation, plans for Quality Control, checks for compliance with state and local inspections, Davis Bacon compliance (if applicable), construction milestones achievement milestones, construction updates, decision points, earned value)
•	Final Inspection plans and success criteria
•	Start up and Handover plans including acceptance criteria worker training, procedure validation, testing, and commissioning of key project components and systems.

The plan must identify the standards or codes used, strategy for design review, construction oversight by qualified and experienced engineers, and any existing tools such as checklists or review criteria that may be implemented. The design/constructability reviews held by the Recipient are expected to include such items as review of system descriptions and design criteria documents, calculations to include assumptions and methods, drawings/diagrams that ensure the design is fully considered, and specification reviews to ensure comprehensive coverage.

The plan must also describe the approach to development and continuous evolution of the construction budget throughout all EPC stages, quality of the cost estimates, the change control process and use/approval of contingency.

G.	Special Status Reports

Submit to:	See instructions below, submit either by email to the Federal Project Manager or to https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As specified, see instructions below, submit either in 48 hours or within five (5) business days after the event

Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award, or which may require DOE to respond to questions relating to such events from the public. The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition.

Within forty-eight (48) hours, provide notification to the DOE Federal Project Manager by email, with a copy to the DOE cognizant Grants Officer, the following events:

1.	Any fatality, injury, or illness that results in loss of consciousness or requires medical treatment beyond first aid involving an employee, or member of the public.
2.	An imminent or actual environmental contamination or the need for environmental cleanup (including, but not limited to, contamination or cleanup resulting from an accident connected to or arising from the presence, leakage or spill of hazardous materials) in accordance with National Environmental Policy Act 42 USC §§4321, et seq. Examples of due care may include, but are not limited to, visual site inspection of any portions of the property where environmental contamination is likely or suspected, or other reasonable measures. Such notice must be made to DOE following any immediate mitigation efforts, as appropriate, and contacts made to requisite agencies.

Federal Assistance Reporting Checklist Attachment 2

3.	Actual physical property damage in excess of $50,000.

Within 48 hours, the recipient is responsible for reporting cybersecurity incident(s) as follows:

4.	The recipient is responsible for identifying a cybersecurity incident. In general, a cybersecurity incident is identified as any incident that may cause financial harm or loss of intellectual property created or supported in performance of the award, including malware and ransomware attacks; affecting operations or the security of, or access to, data, including disruption of both physical operations and business operations for a duration greater than one (1) hour or any Cybersecurity incidents that have national security implications.

Once identified, the Recipient is responsible for reporting Cybersecurity incidents to the Cyber Incident mailbox within 48 hours of the incident. The recipient sends a password protected document via email attachment that includes the date and time of the incident, a high-level description of the incident, a summary of the known impacts, and current and planned mitigation activities. The recipient sends a second email to the Cyber Incident mailbox including the password to the protected document.

Within 5 business days, submit to https://www.eere-pmc.energy.gov/SubmitReports.aspx:

5.	If the recipient or project team member receives any other award of federal funds for activities that potentially overlap with the activities funded under the DOE award, the recipient must promptly notify DOE in writing of the potential overlap and state whether project funds from any of those other federal awards have been, are being, or are to be used (in whole or in part) for one or more of the identical cost items under the DOE award;
6.	If an individual on the project team is or is believed to be participating in a foreign government-sponsored talent recruitment program of a foreign country of risk.
7.	If the recipient is considering new collaborations with foreign entities and governments, the recipient must provide written notification to DOE and await further guidance from DOE prior to contacting the proposed foreign entity or government regarding the potential collaboration or negotiating the terms of any potential agreement. In general, a collaboration will involve some provision of a thing of value to, or from, the recipient. A thing of value includes but may not be limited to all resources made available to, or from, the recipient in support of and/or related to the DOE award, regardless of whether or not they have monetary value. Things of value also may include in-kind contributions (such as office/laboratory space, data, equipment, supplies, employees, students). In-kind contributions not intended for direct use on the DOE award but resulting in provision of a thing of value from or to the DOE award must also be reported.

Federal Assistance Reporting Checklist Attachment 2

8.	Any current or pending subsidiary, foreign business entity, or offshore entity that is based in or funded by any foreign country of risk or foreign entity based in a country of risk;
9.	Any current or pending contractual or financial obligation or other agreement specific to a business arrangement, or joint venture-like arrangement with an entity owned by a country of risk or foreign entity based in a country of risk;
10.	Any current or pending change in ownership structure of the recipient or subrecipients that increases foreign ownership related to a country of risk. Each notification shall be accompanied by a complete and up-to-date capitalization table showing all equity interests, held including limited liability company (LLC) and partnership interests, as well as derivative securities. Include both the number of shares issued to each equity holder, as well as the percentage of that series and of all equity on fully diluted basis. For each equity holder, provide the place of incorporation and the principal place of business, as applicable. If the equity holder is a natural person, identify the citizenship(s);
11.	Any current or pending venture capital or institutional investment by an entity that has a general partner or individual holding a leadership role in such entity who has a foreign affiliation with any foreign country of risk;
12.	Any current or pending technology licensing, transfer or intellectual property sales to a foreign country of risk within the same technology area as the award (e.g., batteries, biotechnology, grid, energy generation and storage, advanced computing);
13.	Any changes to the recipient or the subrecipient’s board of directors, including additions to the number of directors, the identity of new directors, as well as each new director’s citizenship, shareholder affiliation (if applicable); each notification shall include a complete up-to-date list of all directors (and board observers), including their full name, citizenship and shareholder affiliation, date of appointment, duration of term, as well as a description of observer rights as applicable.
14.	Any proposed changes to the equipment used on the project that would result in:

a.	Unmanned aircraft, control, and communications components originally made or manufactured in a foreign country of risk (including relabeled or rebranded equipment).
b.	Coded equipment where the source code is written in a foreign country of risk.
c.	Equipment from a foreign country of risk that will be connected to the internet or other remote communication system.
d.	Any entity from a foreign country or risk that will have physical or remote access to any part of the equipment used on the project after delivery.

15.	Potential or actual violations of environmental, health, safety, or labor laws and regulations, any significant environmental permit violation, and any incident which causes a significant process or hazard control system failure;
16.	Any incident arising out of or relating to work under the award that has the potential for high visibility in the media;

Federal Assistance Reporting Checklist Attachment 2

17.	Potential or actual violations of federal, state, and municipal laws arising out of or relating to work under the award;
18.	Potential or actual noncompliance with DOE reporting requirements under the award;
19.	Potential or actual bankruptcy/insolvency of the prime recipient or subrecipient;
20.	Potential or actual violation of U.S. export control laws and regulations arising out of or relating to the work under the award;
21.	Any notices or claims of patent or copyright infringement arising out of or relating to the performance of the DOE award;
22.	Refusal of a subrecipient to accept flow down requirements in the Special Terms and Conditions and/or any Attachment to the DOE award;
23.	Any improper claims or excess payments arising out of or relating to work under the award;
24.	Potential or actual violations of the cost share requirements under the award;
25.	Potential or actual violations of the lobbying restrictions in the award;
26.	Any event which is anticipated to cause a significant schedule slippage or cost increase; and
27.	Developments that have a significant favorable impact on the project.

H.	Continuation Application

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified

A continuation application is a non-competitive application for an additional budget period within a previously approved period of performance. The continuation application should be submitted at least ninety (90) calendar days before the end of each budget period, or as specified in the Special Terms and Conditions of the award.

I.	Other (see Special Instructions)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified

II.	Award Management Reporting

A.	Current and Pending Support

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx or as instructed below.
Submission deadline:	Within thirty (30) calendar days only when there is a change to Current and Pending Support for existing covered individuals

Prior to award, the Recipient was required to provide current and pending support disclosure statements for each covered individual, as defined by the award Terms and Conditions, at the recipient and subrecipient level, regardless of funding source.

Federal Assistance Reporting Checklist Attachment 2

New Covered Individuals:

Prior to starting work on the project, new covered individuals must submit a current and pending support disclosure and biosketch/resume to the cognizant Technical Project Officer and Grants officer and must receive approval from DOE. R&D covered individuals are encouraged to comply with the Digital Persistent Identifier (PID) and Research Security training Requirements term. The PID and Research Training will be required for all R&D covered individuals on May 1, 2025.

Existing Covered Individuals:

If there are any changes to current and pending support disclosure statements previously submitted to DOE, the Recipient must submit updated current and pending disclosure statements within thirty (30) days of the change. The Recipient must ensure all covered individuals at the recipient and subrecipient level, are aware of the requirement to submit updated current and pending support disclosure statements to DOE.

If there has been a change that would prompt the submission of a new or updated current and pending support disclosure, the instructions to complete the new or updated disclosure is listed below.

Current and pending support is intended to allow the identification of potential duplication, overcommitment, potential conflicts of interest or commitment, and all other sources of support. All covered individuals at the recipient and subrecipient level must provide a list of all sponsored activities, awards, and appointments, whether paid or unpaid; provided as a gift with terms or conditions or provided as a gift without terms or conditions; full-time, part-time, or voluntary; faculty, visiting, adjunct, or honorary; cash or in-kind; foreign or domestic; governmental or private-sector; directly supporting the individual’s research or indirectly supporting the individual by supporting students, research staff, space, equipment, or other research expenses. All foreign government-sponsored talent recruitment programs must be identified in current and pending support.

Federal Assistance Reporting Checklist Attachment 2

For every activity, list the following items:

Information Required for Each Activity
Sponsor of the Activity	The sponsor of the activity or the source of funding.
Award Number	The federal award number or any other identifying number.
Award Title	The title of the award or activity. If the title of the award or activity is not descriptive, add a brief description of the research being performed that would identify any overlaps or synergies with the proposed research.
Total Cost or Value	The total cost or value of the award or activity, including direct and indirect costs and cost share. For pending proposals, provide the total amount of requested funding.
Award Period	The "Start Date" through "End Date".
Person-months	The person-months of effort per year dedicated to the award or activity.
Description	To identify overlap, duplication of effort, or synergistic efforts, append a description of the other award or activity to the current and pending support.
Details	Details of any obligations, contractual or otherwise, to any program, entity, or organization sponsored by a foreign government must be provided to DOE upon request to either the applicant institution or DOE. Supporting documents of any identified source of support must be provided to DOE on request, including certified translations of any document.
Digital Persistent Identifier (e.g., ORCID iD)	Providing an ORCID iD is optional until May 2025, and required thereafter for R&D projects.
Certification Statement

All covered individuals must provide a separate disclosure statement listing the required information above regarding current and pending support. Each individual must sign and date their respective certification statement:

I, [Full Name and Title], understand that I have been designated as a covered individual by the federal funding agency.

I certify to the best of my knowledge and belief that the information contained in this Current and Pending Support Disclosure Statement is true, complete, and accurate. I understand that any false, fictitious, or fraudulent information, misrepresentations, half-truths, or omissions of any material fact, may subject me to criminal, civil, or administrative penalties for fraud, false statements, false claims, or otherwise. (18 U.S.C. §§ 1001 and 287, and 31 U.S.C. §§ 3729-3733 and 3801-3812). I further understand and agree that (1) the statements and representations made herein are material to DOE’s funding decision, and (2) I have a responsibility to update the disclosures during the period of performance of the award should circumstances change which impact the responses provided above.

I also certify that, at the time of submission, I am not a party in a malign foreign talent recruitment program.

The following certification is optional until May 1, 2025, and mandatory thereafter for R&D projects:

I further certify that within the past 12 months I have completed one of the following: (1) research security training meeting the guidelines in SEC. 10634(b) of 42 USC 19234, or (2) all of the NSF training modules located https://new.nsf.gov/research-security/training.

Foreign Government Sponsorship	Details of any obligations, contractual or otherwise, to any program, entity, or organization sponsored by a foreign government must be provided on request to either the applicant institution or DOE. Supporting documents of any identified source of support must be provided to DOE on request, including certified translations of any document.

Federal Assistance Reporting Checklist Attachment 2

The information may be provided in the common disclosure format available at Common Form for Current and Pending (Other) Support (nsf.gov) to be implemented by DOE. Regardless of the format used, the individual must still include a signature, date, and a certification statement using the language included in the paragraph above.

B.	Demographic Reporting

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 days after issuance of award

DEMOGRAPHIC INFORMATION FOR SIGNIFICANT CONTRIBUTORS

Demographic data (i.e., gender, ethnicity, race, and disability status) should be provided directly by the Principal Investigator, Program Director, and Business Contact with the understanding that the submission of this report is mandatory. There are no adverse consequences for responding “Do not wish to provide” in any question. Confidentiality of demographic data will be in accordance with agency’s policy and practices for complying with the requirements of the Privacy Act. Demographic Reporting is submitted via a web-based form in the PMC and includes the questions outlined below.

Gender:

o	Male
o	Female
o	Do not wish to provide

Federal Assistance Reporting Checklist Attachment 2

Ethnicity:

o	Hispanic or Latina/o
o	Not-Hispanic or not-Latina/o
o	Do not wish to provide

Race (select one or more):

o	American Indian or Alaska Native
o	Asian
o	Black or African American
o	Native Hawaiian or other Pacific Islander
o	White
o	Do not wish to provide

Disability Status:

o	Yes (check yes if any of the following apply to you)

▪	Deaf or serious difficulty hearing
▪	Blind or serious difficulty seeing even when wearing glasses
▪	Serious difficulty walking or climbing stairs
▪	Other serious disability related to a physical, mental, or emotional condition.

o	No
o	Do not wish to provide

This measure is designed as a binary measure; it encompasses all self-reported disabilities. Please do not use it to report the number of individuals who have different types of disabilities (e.g., hearing impairments).

Note: This construct is not designed to be used at an individual-level (i.e., it should not be used for determining accommodation needs or disability status for particular individuals associated with the project).

C.	Financial Conflict of Interest Report

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 180 days of the date of the award and within thirty (30) calendar days only when there is a change

Prior to award, the Recipient was required to: 1) ensure all Investigators on this Award completed their significant financial disclosures; 2) review the disclosures; 3) determine whether a FCOI exists; 4) develop and implement a management plan for FCOIs; and 5) provide DOE with an initial FCOI report that includes all FCOIs (i.e., managed and unmanaged/unmanageable). Within 180 days of the date of the Award, the Recipient must be in full compliance with the other requirements set forth in DOE’s interim COI Policy https://www.energy.gov/management/department-energy-interim-conflict-interest-policy-requirements-financial-assistance. Further, the recipient must submit updated reports within 30 days of a change.

Federal Assistance Reporting Checklist Attachment 2

The DOE interim Conflict of Interest Policy for Financial Assistance (COI Policy) is applicable to all recipients that receive, DOE funding by means of a financial assistance award (e.g., a grant, cooperative agreement, or technology investment agreement) and, through the implementation of this policy by the entity, to each Investigator who is planning to participate in, or is participating in, the project funded wholly or in part under this Award. The term “Investigator” means the PI and any other person, regardless of title or position, who is responsible for the purpose, design, conduct, or reporting of a project funded by DOE or proposed for funding by DOE. The Recipient must flow down the requirements of the interim COI Policy to any subrecipient with the exception of DOE National Laboratories. Further, the Recipient must identify all financial conflicts of interests (FCOI), i.e., managed and unmanaged/ unmanageable, in its initial and ongoing FCOI reports.

D.	Tangible Personal Property Report – Annual Property Report (SF-428 & SF-428A)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 90 calendar days after the end of the annual reporting period

The prime recipient must submit an annual inventory of federally-owned property (government-furnished) where the award specifies that title to the property vests with the federal government, whether it is in the possession of the prime recipient or subrecipient(s). The prime recipient must complete an SF-428 and SF-428A, available at Post-Award Reporting Forms – Grants.gov or https://www.netl.doe.gov/business/business-forms/financial-assistance.

E.	Tangible Personal Property Report – Disposition Request/Report (SF-428 & SF-428C)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 5 calendar days of the event or as specified

The prime recipient must request disposition instructions for, or report disposition of federally-owned property or equipment acquired with project funds, whether the property or equipment is/was in the possession of the prime recipient or subrecipient(s). Recipients may also be required to provide compensation to the awarding agency when acquired equipment is sold or retained for use on activities not sponsored by the federal government. Any equipment with an acquisition cost above $5,000 must be included in the inventory.

If disposition occurs at any time other than award closeout (i.e., at any time throughout the life of the project or after project completion and closeout as long as the federal government retains an interest in the item), the prime recipient must complete an SF-428 and SF-428C, available at Post-Award Reporting Forms | Grants.gov or https://www.netl.doe.gov/business/business-forms/financial-assistance.

Federal Assistance Reporting Checklist Attachment 2

If disposition instructions are requested at the time of award closeout, the prime recipient must submit the SF-428 and SF-428B (see section III Closeout Reporting).

Please note that the SF-428 family of documents is in the process of being updated to increase the threshold to $10,000 per the 2024 updates to 2 CFR effective October 1, 2024. Only the DOE Grants Officer has authority to approve disposition requests and issue disposition instructions.

F.	Uniform Commercial Code (UCC) Financing Statements

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified.

If a for-profit recipient or subrecipient desires to purchase a piece of equipment for their project, and the per-unit dollar value of said equipment is $10,000 or more, and the federal share of the financial assistance agreement is more than $1M, the recipient or subrecipient must file a UCC financing statement.

A UCC financing statement provides public notice that the federal government has an undivided reversionary interest in the equipment, and as such the equipment cannot be sold or used as collateral for a loan (encumbered).

The for-profit recipient or subrecipient must file the UCC financing statement(s) with the Secretary of State where the equipment will be physically located and must pay any associated costs for such filings.

The initial UCC financing statement may also be referred to as a UCC1. For additional pieces of equipment not specified in the award budget, TBD equipment, or equipment needed in future budget periods, the recipient can file an amendment to the original UCC1 financing statement, by submitting the UCC3 financing statement amendment.

Each UCC financing statement or amendment is to be filed with the appropriate Secretary of State office, where the equipment will be physically located.

Note: All costs associated with filing UCC financing statements, UCC financing statement amendments, and UCC financing statement terminations, are allowable and allocable costs which can be charged to the federal award.

Federal Assistance Reporting Checklist Attachment 2

At a minimum, the recipient must have stated in their UCC financing statement in block 4. (collateral) the following:

•	“Title to all equipment (not real property) purchased with federal funds under this financial assistance agreement is conditional pursuant to the terms of 2 CFR 910.360, and the federal government retains an undivided reversionary interest in the equipment at the federal cost-share proportion specified in the award terms and conditions.”

•	Federal Award Identification Number (e.g., DE-EE000XXXX)

G.	Federal Subaward Reporting System (FSRS)

Submit to:	https://www.fsrs.gov/
Submission deadline:	The prime recipient is required to file a FFATA sub-award report by the end of the month following the month in which the prime recipient awards any sub-grant greater than or equal to $30,000. The recipient must also report a subaward if a modification increases the Federal funding to an amount that equals or exceeds $30,000.

The Federal Subaward Reporting System (FSRS) is the reporting tool prime recipients use to capture and report subaward and executive compensation data regarding their first-tier subrecipients to meet the FFATA reporting requirements. Prime recipients will report against subrecipients’ awards. The subrecipient information entered in FSRS will then be displayed on USASpending.gov associated with the prime recipient’s award furthering federal spending transparency.

The prime recipient is required to file a FFATA sub-award report by the end of the month following the month in which the prime recipient awards any sub-award greater than or equal to $30,000. The recipient must also report a subaward if a modification increases the Federal funding to an amount that equals or exceeds $30,000.

H.	Annual Incurred Cost Proposals

Submit to:

If DOE is the Cognizant Federal Agency, send the Annual Incurred Cost

Proposal to one of the following offices:

• CostPrice@ee.doe.gov (if the Golden Field Office is Cognizant)

OR

• IndirectRates@hq.doe.gov (if OCED is Cognizant)

OR

• FITS@netl.doe.gov and PricingGroup@netl.doe.gov (if NETL is Cognizant)

Otherwise, submit the proposal to the Recipient’s appropriate Cognizant Federal Agency office.

Submission deadline:	Within 180 calendar days after the close of the recipient’s fiscal year* *The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

Federal Assistance Reporting Checklist Attachment 2

Prime recipients must submit a certified annual Incurred Cost Proposal (ICP), reconciled to its financial records, in order to finalize and reconcile billing rates incurred and billed to the Government.

An ICP submission is required unless one of the following conditions apply to the DOE award:

•	Recipient elected to apply the de minimis rate of up to 15% as allowed under 2 CFR 200.414(f);
•	Recipient proposed fringe benefits only; or
•	Recipient has a pre-determined Negotiated Indirect Cost Rate Agreement (NICRA).

Recipients are strongly encouraged to self-assess their ICP using the Defense Contract Audit Agency’s (DCAA) ICP Adequacy Checklist to ensure an adequate submission. The ICP must be reconciled to the recipient’s financial statements, within 180 calendar days after the close of the recipient’s fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs. The Contracting Officer for Indirect Cost Rates may grant, in writing, reasonable extensions for exceptional circumstances only. The written request for extension should be sent to the cognizant DOE office email address. The format and content of the incurred cost proposal should follow the DCAA ICE (Incurred Cost Electronically) Model in order to be considered an adequate proposal. DCAA’s ICE Model and Adequacy Checklist can be found on the DCAA website at: https://www.dcaa.mil/Home/ICEmodel and https://www.dcaa.mil/Home/ICSubmissionAdequacy.

I.	Fringe Reconciliation Form

Submit to:	FITS@netl.doe.gov and PricingGroup@netl.doe.gov
Submission deadline:	Within 180 calendar days after the close of the recipient’s fiscal year* *The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

Prime recipients must submit a certified annual Fringe Reconciliation Form, reconciled to its financial records, to finalize and reconcile fringe billing rates incurred and billed to the Government.

A Fringe Reconciliation Form submission is required when one of the following circumstances apply to the DOE award:

•	Recipient elected to apply the de minimis rate of up to 15% as allowed under 2 CFR 200.414(f) and proposed fringe; or
•	Recipient proposed fringe benefits only.

The Fringe Reconciliation Form must be reconciled to the recipient’s financial statements, within 180 calendar days after the close of the recipient’s fiscal year. The Grants Officer for Fringe Costs may grant, in writing, reasonable extensions for exceptional circumstances only. The written request for extension should be sent to PricingGroup@netl.doe.gov. To be considered an adequate submission, Recipients must use the Fringe Reconciliation Form located at: Fringe Reconciliation Form. The Fringe Reconciliation Form must be sent to FITS@NETL.DOE.GOV and PricingGroup@netl.doe.gov.

Federal Assistance Reporting Checklist Attachment 2

J.	DOE For-Profit Compliance Audit

Submit to:

Email a copy of the annual DOE For-Profit Compliance Audit to:

• DOE-Audit-Submission@hq.doe.gov and

• The DOE Grants Officer

• For awards administered by OCED, also email a copy to RecipientAudits@hq.doe.gov

• For awards administered by the DOE NETL Office, also email a copy to PricingGroup@netl.doe.gov and FITS@netl.doe.gov

Submission deadline:

Within the earlier of 30 days after receipt of the auditor’s report(s) or 9 months after the end of the audit period (recipient’s fiscal year-end)*

*The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

A-for-profit recipient which expends $1 million or more during the recipient’s fiscal year in DOE awards may have a compliance audit conducted for that year in accordance with 2 CFR 910.500 through .521 (subject to any deviation issued pursuant to 2 CFR § 910.133).

The DOE For-Profit Compliance Audit must be conducted in accordance with the regulations at 2 CFR 910.500-521 (subject to any deviation issued pursuant to 2 CFR § 910.133) and must refer to the appropriate regulations used by the auditor in their examination.

The compliance audit report must be submitted, along with audited financial statements, if required and available.

K.	Single Audit: States, Local Government, Tribal Governments, Institution of Higher Education (IHE), or Non-Profit Organization

Submit to:	Federal Audit Clearinghouse - https://www.fac.gov/
Submission deadline:

Within the earlier of 30 days after receipt of the auditor’s report(s) or 9 months after the end of the audit period (recipient’s fiscal year-end)*

*The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

As required by 2 CFR 200 Subpart F, recipients that expend $1 million or more during the recipient’s fiscal year in federal awards must have a single or program-specific audit conducted. The single audit must be conducted in accordance with §200.514 Scope of audit, except when it elects to have a program-specific audit conducted.

Federal Assistance Reporting Checklist Attachment 2

For most single audits, the requirement is for annual single audits. However, there are occasions where a single audit is not required annually. Per 2 CFR 200.504 - Frequency of audits, a state, local government, or Indian tribe that is required by constitution or statute to undergo its audits less frequently than annually, is permitted to undergo its audits biennially. Also, any nonprofit organization that had biennial audits for all biennial periods ending between July 1, 1992, and January 1, 1995, is permitted to undergo its single audits biennially.

For a program-specific audit, when a recipient expends federal award funds under only one federal program (excluding R&D) and the federal program's statutes, regulations, or the terms and conditions of the federal award do not require a financial statement audit of the auditee, the auditee may elect to have a program-specific audit conducted. A program-specific audit may not be elected for R&D unless all of the federal awards expended were received from the same federal agency, or the same federal agency and the same pass-through entity, and that federal agency, or pass-through entity in the case of a subrecipient, approves in advance a program-specific audit.

The single audit report shall include audited financial statements.

L.	Other (see Special Instructions)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified

III.	Closeout Reporting

A.	Final Scientific/Technical Report

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within 120 calendar days after expiration or termination of the award

The prime recipient must submit a Final Scientific/Technical Report to DOE for all projects.

The scientific/technical report is intended to increase the diffusion of knowledge gained by DOE-funded research, and all requirements shall be interpreted in that light.

Content: Research findings and other significant scientific and technical information (STI) resulting from the DOE-sponsored projects shall be included in the final scientific/technical report, subject to the following provisions:

1.	The scientific/technical report is to cover the entire period of performance. For Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) awards, a final scientific/technical report must be submitted after the completion of each phase, e.g., Phase I, Phase II, and sequential Phase II, as described in the Special Instructions.

Federal Assistance Reporting Checklist Attachment 2

2.	STI that is publicly accessible need not be duplicated in the report if a citation with a link to where the information may be found is included in the report. For example, articles found in PAGES (i.e., DOE’s Public Access Gateway for Energy and Science, https://www.osti.gov/pages/) are accessible to the public.

3.	Provide identifying information: the DOE award number; sponsoring program office; name of recipient; project title; name of project director/principal investigator; and consortium/team members.

4.	Include the DOE acknowledgement and legal disclaimer language as described in the Special Terms and Conditions.

5.	Include any limitations on public release of the report, if authorized by the award agreement. If the document being submitted contains patentable material or protected data (i.e., data first produced in the performance of the award that is protected from public release for a period of time by terms of the award agreement) as set forth in the award agreement, then (1) prominently display on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data and (2) clearly identify patentable or protected data on each page of the report. Reports delivered without such notices or with restrictive notices not authorized by the award agreement may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports. Any restrictive markings must also be noted in the distribution limitation section of the Announcement Notice (AN) 241.3. No protected PII should be included.

6.	Provide an abstract or executive summary, which should be a minimum of one paragraph and written in terms understandable by an educated layperson. (Refer to https://www.osti.gov/stip/standards for ANSI/NISO guidance as needed.) The abstract included in an application may serve as a model for this.

7.	Summarize project activities for the entire period of funding, including original hypotheses, approaches used, and findings. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the results in a manner that conveys to the scientific community the STI created during the project. To minimize duplication, the report may reference STI, including journal articles, that is publicly accessible. See also #2.

Federal Assistance Reporting Checklist Attachment 2

8.	For guidance offered by the National Information Standards Organization on typical attributes and content of a technical report, if needed, refer to ANSI/NISO Z39.18-2005 (R2010), Scientific and Technical Reports – Preparation, Presentation, and Preservation (see https://www.osti.gov/stip/standards).

Electronic Submission Process: The final scientific/technical report must be submitted via the DOE Energy Link System (E-Link) with a completed electronic version of DOE Announcement Notice (AN) 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” The recipient can complete, upload, and submit the DOE AN 241.3 online via E-Link (https://www.osti.gov/elink/2413-submission.jsp). Please refer to https://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation.

The recipient must mark the appropriate block in the “Intellectual Property/Distribution Limitations” Section of the DOE AN 241.3. Reports that are electronically uploaded must not contain any limited rights data (proprietary data), classified information, protected PII, information subject to export control classification, or other information not subject to release. During the upload process, the recipient must self-certify that no content of this nature is being submitted. For assistance with reports containing such content, contact the Grants Officer.

1.	Final Technical Reports – Unlimited

If the award does NOT authorize the recipient, under the provisions of the Energy Policy Act of 2005, to protect the data produced during the award, where public release of the technical report is protected for a limited period-of-time, the technical report must be submitted to E-Link as a “Final Technical Report” (covering the entire project period of performance) and must not have any data protection markings on the cover page. The “STI Product Type” of “Technical Report” with the “Report Sub Type” of “Final Technical Report” must be selected. When submitting the final technical report to E-Link, the recipient must select “unlimited” from the Intellectual Property/Distribution Limitation selections. The final technical report will be released without any protections and may become publicly available immediately.

2.	Final Technical Reports – Protected Data.

If the award authorizes the recipient, under the provisions of the Energy Policy Act of 2005, to protect the data produced during the course of the award, where public release of the final technical report is protected for a limited period-of-time, and the recipient elects to protect the report, the recipient will be required to 1) submit a final technical report with the protected data (which will be protected during the identified data protection period) and 2) a version of the technical report that can be publicly disseminated immediately.

Federal Assistance Reporting Checklist Attachment 2

For the protected data version of the final technical report, the report must cover the entire project period of performance, include the proper data protection marking (included in the terms of the award), and place that marking on the cover page of the final technical report before submitting it to E-Link. The “STI Product Type” of “Technical Report” with the “Report Sub Type” of “Final Technical Report” must be selected. The recipient must also select the block in the Intellectual Property/Distribution Limitation section of the DOE AN 241.3 as “Protected Data” and provide a release date for the technical report when submitting the final technical report.

The release date is the date the technical report will become publicly available. The release date must be based on the data protection period authorized by the award. The release date must coincide with the data marking on the technical report.

Additionally, the Department’s policy is to ensure timely public access to unrestricted scientific and technical research results. To make these results publicly accessible, even when the award authorizes the recipient to protect the data for a period-of-time, the recipient must also submit an “unlimited” version of the technical report. This version should not include any data subject to data protections. The “unlimited” version of the technical report must be uploaded to E-Link without any markings. The “STI Product Type” of “Technical Report” with the “Report Sub Type” of “Technical Report Other” must be selected. The recipient must select “unlimited” from the Intellectual Property/Distribution Limitation selections. The “unlimited” version of the technical report is submitted with unlimited data rights, and the Government assumes no liability for the disclosure, use or reproduction of such report.

B.	Invention Certification (DOE F 2050.11)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 120 calendar days after expiration or termination of the award

The prime recipient is required to submit an Invention Certification DOE F 2050.11. The Invention Certification form is available at https://www.netl.doe.gov/business/business-forms/financial-assistance.

The Invention Certification must include a list of all subcontracts at any tier containing a patent rights clause (or state that there were none).

C.	Tangible Personal Property Report – Final Report (SF-428 & SF-428B)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 120 calendar days after expiration or termination of the award

The prime recipient must submit a final inventory of and request disposition instructions for any federally-owned property and/or property or equipment acquired with project funds with an acquisition cost above $10,000, whether the property is/was in the possession of the prime recipient or subrecipients.

Federal Assistance Reporting Checklist Attachment 2

The prime recipient must complete an SF-428 and SF-428B, available at Post Award Reporting Forms | Grants.gov or https://www.netl.doe.gov/business/business-forms.

If disposition occurs at any time other than award closeout, the prime recipient must complete an SF-428 and SF-428C (see section IV Other Reporting H. – Disposition Request/Report).

Please note that the SF-428 family of documents is in the process of being updated to increase the threshold to $10,000 per the 2024 updates to 2 CFR effective October 1, 2024. Only the DOE Grants Officer has authority to approve disposition requests and issue disposition instructions.

D.	Verification of Receipt of Accepted Manuscripts

Recipients are required to submit Accepted Manuscripts of Journal Articles resulting in whole or in part from a DOE-funded project to E-Link (see section I. C. 1. Accepted Manuscript of Journal Article).

As part of the closeout process, DOE will verify that all accepted manuscripts have been submitted. Recipients are required to submit all missing accepted manuscript before closeout is finalized.

E.	Other (see Special Instructions)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 120 calendar days after expiration or termination of the award

IV.	Post-Project Reporting

A.	Scientific and Technical Reporting

Scientific and Technical Reporting requirements as outlined in I. C. Scientific and Technical Reporting remain applicable after the award ends. If the recipient has created Scientific and Technical Information (STI) such as publications, conference products, technical reports, book chapters, etc. which include information/data produced under the award, they are required to submit this document to https://www.osti.gov/elink/forms.jsp. Recipients must continue to include proper DOE Acknowledgement and Legal Disclaimer language in all STI. Please see section I. C. Scientific and Technical Reporting for additional information on submissions.

Federal Assistance Reporting Checklist Attachment 2

Note that after the project ends, recipients are no longer required to submit notification of STI directly to DOE.

B.	Intellectual Property Reporting

Intellectual Property Reporting requirements as outlined in section I. D. Intellectual Property Reporting remain applicable after the award ends.

Recipients are required to continue submitting intellectual property reports, as applicable, to iEdison at https://public.era.nih.gov/iedison.

Note that after the project ends, recipients are no longer required to submit notification of intellectual property directly to DOE.

V.	Bipartisan Infrastructure Law/Inflation Reduction Act Reporting

A.	Community Benefits Report

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As specified, within 30 calendar days after the end of the first quarterly reporting period; Yearly; within 90 calendar days after the end of the federal fiscal year; and Final; within 120 calendar days after expiration or termination of the award.

The Recipient must meet the stated objectives and milestones set forth in its Community Benefits Outcomes and Objectives, which is incorporated into the Award. A report on the Recipient’s progress towards meeting the objectives and milestones must be reported annually. A Community Benefits Reporting Template is available at https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

B.	Boosting Domestic Manufacturing

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As Specified, within 30 calendar days after the end of the first quarterly reporting period; Yearly; within 90 calendar days after the end of the federal fiscal year and Final; within 120 calendar days after expiration or termination of the award.

There are three tabs of the Boosting Domestic Manufacturing Report. The information contained in all three tabs is required for reporting. A Boosting Domestic Manufacturing reporting template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

Federal Assistance Reporting Checklist Attachment 2

1.	Domestic Manufacturing & Critical Materials and Rare Earth Element Mining, Processing, Production & Recycling Capacity

This report applies to projects that support (i.e., construct, establish, retool, re-equip, or retrofit) manufacturing capacity as well as projects that support the mining, processing, production, or recycling of critical minerals or rare earth materials and elements. Recipients of such projects are required to report on direct domestic manufacturing capacity as well as critical materials and rare earth element mining, processing, production, or recycling capacity.

2.	GHG Emissions & Air Pollutants

This report documents the increases and decreases in pollutants across the effective useful life of the project as well as GHG emissions created through mining, processing, production, or recycling operations projects and indirect changes in GHG emissions resulting from projects.

3.	Equipment

Recipients must provide a list of all equipment in mining, processing, production or recycling facilities projects that emit pollutants or GHGs onsite in facilities listed in the mining processing & production or recycling tab.

C.	Quality Job Creation

1.	Direct Jobs

Submit to:	https://www.lcptracker.com/
Submission deadline:	Weekly

This award is funded under Division D of the Bipartisan Infrastructure Law (BIL). All laborers and mechanics employed by the recipient, subrecipients, contractors or subcontractors in the performance of construction, alteration, or repair work in excess of $2000 on an award funded directly by or assisted in whole or in part by funds made available under this award shall be paid wages at rates not less than those prevailing on similar projects in the locality, as determined by the Secretary of Labor in accordance with subchapter IV of chapter 31 of title 40, United States Code commonly referred to as the “Davis-Bacon Act” (DBA).

The Recipient must ensure the timely electronic submission of weekly certified payrolls to LCPtracker unless a waiver is granted to a particular contractor or subcontractor because they are unable or limited in their ability to use or access the software.

Federal Assistance Reporting Checklist Attachment 2

2.	Training Outcomes

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As Specified, within 30 calendar days after the end of the first quarterly reporting period; Yearly; within 90 calendar days after the end of the federal fiscal year and Final; within 120 calendar days after expiration or termination of the award.

This report on training and training outcomes is required for all projects requiring DBA compliance, those that discuss workforce development or training in statute, as well as any projects where recipients utilize a portion of their BIL funding on workforce development. Only career-track training that focuses on skill development or pathways into career-track training such as pre-apprenticeship should be tracked for this metric. Career-track training leads to an appropriate industry-recognized credential, professional qualification, or license. It teaches broad occupational knowledge and skills that can be applied across a range of technologies, leading to several different career paths. Continuing education allowing incumbent workers to keep up with the latest technology and practices, and to advance in their careers, is another important element of career-track training. This report will also track the number of workforce partnerships involving employers, community-based organizations (CBOs), or labor unions, including partnerships specified in community benefits agreements and project labor agreements, or similar.

A Training Outcomes reporting template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce administrative burden by promoting the use of common formats.

3.	Good Jobs Outcomes

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As Specified, within 30 calendar days after the end of the first quarterly reporting period; Yearly; within 90 calendar days after the end of the federal fiscal year and Final; within 120 calendar days after expiration or termination of the award.

This report is required of all recipients of BIL funding. To assess activities contributing to growing American jobs, improving the quality of energy jobs, and facilitating equitable access to good jobs and training opportunities, all BIL recipients must report annually on good jobs outcomes.

A Good Jobs Outcomes reporting template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

Federal Assistance Reporting Checklist Attachment 2

4.	Permanent Jobs

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As specified; within 30 calendar days after the end of the first quarterly reporting period; Yearly; within 90 calendar days after the end of the federal fiscal year and Final; within 120 calendar days after expiration or termination of the award.

All BIL funding recipients who are creating ongoing operations, maintenance, and production jobs must report the number of hires for each reporting period and associated demographic information.

A Permanent Jobs reporting template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

D.	Equity and Justice

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Quarterly; within 30 calendar days after the end of the federal fiscal year quarter

There are three reports associated with Equity and Justice. All three reports are included on the same form provided by the DOE Project Team. While the reports are included on the same form, some recipients may not need to complete all three. Refer to the checklist at the beginning of this document for applicability.

An Equity and Justice reporting template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

1.	Community Engagement Process

This report applies to all projects that include building, expanding, or retrofitting a facility. Recipients should report on engagement activities such as participatory research, citizen advisory committees, open planning forums, etc. and the outputs of those activities such as negotiated community or workforce agreements, memorandums of understanding, letters of support, etc. Information in this tab should reflect the objectives outlined in the Community Benefits Plan.

2.	Engagement Events and Technical Assistance

This report applies to all projects that hold stakeholder engagement events as outlined in their Community Benefits Plan. Recipients are required to report on stakeholders engaged and from what, if any, communities of interest.

Federal Assistance Reporting Checklist Attachment 2

3.	Community Ownership

This report applies to all projects that build or install new clean energy or climate assets. Recipients should report whether any or all their project will be community owned, as well as the compensation the community will receive.

E.	Pathways to Net Zero

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As Specified, within 30 calendar days after the end of the first quarterly reporting period; Yearly; within 90 calendar days after the end of the federal fiscal year and Final; within 120 calendar days after expiration or termination of the award.

There are four reports associated with Pathways to Net Zero. While all four reports are included on the same form, all four reports are not applicable to each project. Refer to the checklist at the beginning of this document for applicability. All four reports are also required to complete the Infrastructure Identifier tab. The purpose of this tab is to record the infrastructure, facility, or operating site. The metrics associated with each site will be reported in the individual reports (Infrastructure Supported, Hydrogen Production, Carbon Capture, Removal, Storage, and Energy Saved) as applicable.

A Pathways to Net Zero reporting template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

1.	Infrastructure Supported

This report applies to projects that build, retrofit, retool, repurpose, or otherwise support the construction or continued operation of energy generation, energy storage, or other clean energy infrastructure. Projects that fund infrastructure planning should also report.

Recipients are required to report on planned values, annual actual values for the life of project, and values at closeout. This report is structured by technology type, recipients need only complete the technology type applicable to their project as indicated by the DOE project team.

Federal Assistance Reporting Checklist Attachment 2

2.	Hydrogen Production

This report applies to projects that build, retrofit, retool, repurpose, or otherwise support the construction or continued operation of hydrogen fuel production. Hydrogen can be utilized across sectors to generate electricity, replace existing feedstock or fuel in the industrial sector, provide residential and commercial heating, or fuel transportation.

Recipients are required to report on planned values, annual actual values for the life of project, and values at closeout.

3.	Carbon Capture, Removal, Storage

This report applies to projects that build, or otherwise support the construction or continued operation of carbon capture, carbon removal, carbon storage, or carbon dioxide transport.

Recipients are required to report on planned values, annual actual values for the life of project, and values at closeout. This report is structured by technology type, recipients need only complete the technology type applicable to their project as indicated by the DOE project team.

4.	Energy Saved

This report applies to all projects that include energy efficiency upgrades or fuel switching, water conservation upgrades that save energy, or distributed energy resources. Recipients are required to report on interventions completed as well as planned and actual energy savings.

F.	Davis Bacon Act Semi-Annual Labor Compliance Report

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx and email DBAenforcementreports@hq.doe.gov
Submission deadline:	As Specified, April 21 and October 21

This award is funded under Division D of the Bipartisan Infrastructure Law (BIL). All laborers and mechanics employed by the recipient, subrecipients, contractors or subcontractors in the performance of construction, alteration, or repair work in excess of $2,000 on an award funded directly by or assisted in whole or in part by funds made available under this award shall be paid wages at rates not less than those prevailing on similar projects in the locality, as determined by the Secretary of Labor in accordance with Subchapter IV of Chapter 31 of Title 40, United States Code commonly referred to as the “Davis-Bacon Act” (DBA).

Federal Assistance Reporting Checklist Attachment 2

Calendar year semi-annual reports are required on compliance with and enforcement of the labor standards provisions of the Davis-Bacon Act and its related acts covering the periods of October 1st through March 31st, and April 1st through September 30th, respectively. Please submit your semi-annual report to DOE three weeks after the end of semi-annual reporting period by April 21st and October 21st for the applicable performance period. The Davis Bacon Semi-Annual Labor Compliance Report may be accessed at https://www.energy.gov/infrastructure/davis-bacon-act.

Federal Assistance Reporting Checklist Attachment 2

VI.	Appendix A: Notice To Recipients (Prime Recipients And Subrecipients) Regarding Protected Data, Limited Rights Data And Protected Personally Identifiable Information

I. PROTECTED DATA AND LIMITED RIGHTS DATA

The recipient is required to mark protected data and limited rights data in accordance with the IP clause set of the award agreement. Failure to properly mark data may result in its public disclosure under the Freedom of Information Act (FOIA, 5 U.S.C. § 552) or otherwise.

A.	Protected Data - Technical Data or Commercial or Financial Data First Produced in the Performance of the Award

The U.S. Government normally retains unlimited rights in any technical data, or commercial or financial data produced in performance of Government financial assistance awards, including the right to distribute to the public.

However, under certain DOE awards, the recipient may mark certain categories of data produced under the award as protected from public disclosure for a period of time (“Protected Data”). If the award agreement provides for protected data and the recipient wants the data to be protected, the recipient must properly mark any documents containing Protected Data. The recipient should review the IP clause set of the award agreement to determine the applicability of protected data, the maximum length of period of time for data protection and the required markings that must be used to invoke data protection for the award.

B.	Limited Rights Data - Data Produced Outside of the Award at Private Expense

Limited Rights Data is data (other than computer software) developed at private expense outside any Government financial assistance award or contract that embody trade secrets or are commercial or financial and confidential or privileged. Prior to including any Limited Rights Data in any documents to DOE, the recipient should review the award agreement. In most DOE awards, the recipient should not deliver any limited rights data to DOE if the recipient wants to protect the Limited Rights Data. If the DOE award does allow and require the delivery of limited rights data, then the recipient must properly mark any documents containing Limited Rights Data as set forth in the IP clause of the award agreement.

Federal Assistance Reporting Checklist Attachment 2

II. PROTECTED PERSONALLY IDENTIFIABLE INFORMATION

The recipient should not include any Protected Personally Identifiable Information (Protected PII) in their submissions to DOE. Protected PII is defined as any data that, if compromised, could cause harm to an individual such as identify theft. Protected PII includes, but is not limited to:

•	Social Security Numbers in any form;
•	Place of Birth associated with an individual;
•	Date of Birth associated with an individual;
•	Mother’s maiden name associated with an individual;
•	Biometric record associated with an individual;
•	Fingerprint;
•	Iris Scan;
•	DNA;
•	Medical history information associated with an individual;
•	Medical conditions, including history of disease;
•	Metric information, e.g., weight, height, blood pressure;
•	Criminal history associated with an individual;
•	Ratings;
•	Disciplinary actions;
•	Passport number;
•	Educational transcripts;
•	Financial information associated with an individual;
•	Credit card numbers; and
•	Security clearance history or related information (not including actual clearances held).

Applicant Name:	Solid Power Operating, Inc.	Award Number:	DE-MS0000122

Budget Information - Non Construction Programs
*Estimated costs subject to DOE review/approval of submitted Continuation Application

OMB Approval No. 0348-0044

Section A - Budget Summary

		Estimated Unobligated Funds		New or Revised Budget
Grant Program Function or Activity	Catalog of Federal Domestic Assistance Number	Federal	Non-Federal	Federal	Non-Federal	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)
1. Budget Period 1	81.253			$10,026,036	$12,031,243	$22,057,279
2. Budget Period 2*	81.253			$10,800,405	$12,960,486	$23,760,891
3. Budget Period 3*	81.253			$14,787,891	$17,745,469	$32,533,360
4. Budget Period 4*	81.253			$14,385,668	$17,262,802	$31,648,470
5. Totals		$0	$0	$50,000,000	$60,000,000	$110,000,000

Section B - Budget Categories

	Grant Program, Function or Activity
6. Object Class Categories	(1) BP1	(2) BP2	(3) BP3	(4) BP4	Total (5)
a. Personnel	$2,283,946	$2,959,303	$1,923,878	$2,145,720	$9,312,847
b. Fringe Benefits	$0	$0	$0	$0	$0
c. Travel	$0	$0	$0	$0	$0
d. Equipment	$9,494,800	$0	$16,205,194	$0	$25,699,994
e. Supplies	$0	$2,645,962	$0	$3,533,064	$6,179,026
f. Contractual	$880,000	$9,902,786	$3,171,358	$19,282,067	$33,236,211
g. Construction	$0	$0	$0	$0	$0
h. Other	$210,500	$210,500	$210,500	$210,494	$841,994
i. Total Direct Charges (sum of 6a-6h)	$12,869,246	$15,718,551	$21,510,930	$25,171,345	$75,270,072
j. Indirect Charges	$9,188,033	$8,042,340	$11,022,430	$6,477,125	$34,729,928
k. Totals (sum of 6i-6j)	$22,057,279	$23,760,891	$32,533,360	$31,648,470	$110,000,000
7. Program Income					$0

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Section C - Non-Federal Resources

(a) Grant Program	(b) Applicant	(c) State	(d) Other Sources	(e) Totals
8. Budget Period 1	$12,031,243			$12,031,243
9. Budget Period 2	$12,960,486			$12,960,486
10. Budget Period 3	$17,745,469			$17,745,469
11. Budget Period 4	$17,262,802			$17,262,802
12. Total (sum of lines 8 - 11)	$60,000,000	$0	$0	$60,000,000

Section D - Forecasted Cash Needs

	Total for 1st Year	1st Quarter	2nd Quarter	3rd Quarter	4th quarter
13. Federal	$10,026,036	$3,759,764	$2,506,509	$2,506,509	$1,253,255
14. Non-Federal	$12,031,243	$4,511,716	$3,007,811	$3,007,811	$1,503,905
15. Total (sum of lines 13 and 14)	$22,057,279	$8,271,480	$5,514,320	$5,514,320	$2,757,160

Section E - Budget Estimates of Federal Funds Needed for Balance of the Project

	Future Funding Periods (Years)
(a) Grant Program	(b) First	(c) Second	(d) Third	(e) Fourth
16.
17.
18.
19.
20. Total (sum of lines 16-19)	$0	$0	$0	$0

Section F - Other Budget Information

21. Direct Charges	$75,270,072
22. Indirect Charges Capped Provisional Rates: OH 140.00% 40.00% G&A	$34,729,928
23. Remarks

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Instructions for the SF-424A

Public Reporting Burden for this collection of information is estimated to average 3.0 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Please do not return your completed form to the Office of Management and Budget; send it to the address provided by the sponsoring agency.

General Instructions

This form is designed so that application can be made for funds from one or more grant programs. In preparing the budget, adhere to any existing Federal grantor agency guidelines which prescribe how and whether budgeted amounts should be separately shown for different functions or activities within the program. For some programs, grantor agencies may require budgets to be separately shown by function or activity. For other programs, grantor agencies may require a breakdown by function or activity. Sections A, B, C, and D should include budget estimates for the whole project except when applying for assistance which requires Federal authorization in annual or other funding period increments. In the later case, Sections A, B, C, and D should provide the budget for the first budget period (usually a year) and Section E should present the need for Federal assistance in the subsequent budget periods. All applications should contain a breakdown by the object class categories shown in Lines a-k of Section B.

Section A. Budget Summary Lines 1-4 Columns (a) and (b)

For applications pertaining to a single Federal grant program (Federal Domestic Assistance Catalog number) and not requiring a functional or activity breakdown, enter on Line 1 under Column (a) the catalog program title and the catalog number in Column (b).

For applications pertaining to a single program requiring budget amounts by multiple functions or activities, enter the name of each activity or function on each line in Column (a), and enter the catalog number in Column (b). For applications pertaining to multiple programs where none of the programs require a breakdown by function or activity, enter the catalog program title on each line in Column (a) and the respective catalog number on each line in Column (b).

For applications pertaining to multiple programs where one or more programs require a breakdown by function or activity, prepare a separate sheet for each program requiring the breakdown. Additional sheets should be used when one form does not provide adequate space for all breakdown of data required. However, when more than one sheet is used, the first page should provide the summary totals by programs.

Lines 1-4, Columns (c) through (g)

For new applications, leave Columns (c) and (d) blank. For each line entry in Columns (a) and (b), enter in Columns (e), (f), and (g) the appropriate amounts of funds needed to support the project for the first funding period (usually a year).

For continuing grant program applications, submit these forms before the end of each funding period as required by the grantor agency. Enter in Columns (c) and (d) the estimated amounts of funds which will remain unobligated at the end of the grant funding period only if the Federal grantor agency instructions provide for this. Otherwise, leave these columns blank. Enter in columns (e) and (f) the amounts of funds needed for the upcoming period. The amount(s) in Column (g) should be the sum of amounts in Columns (e) and (f).

For supplemental grants and changes to existing grants, do not use Columns (c) and (d). Enter in Column (e) the amount of the increase or decrease of Federal funds and enter in Column (f) the amount of the increase or decrease of non-Federal funds. In Column (g) enter the new total budgeted amount (Federal and non-Federal) which includes the total previous authorized budgeted amounts plus or minus, as appropriate, the amounts shown in Columns (e) and (f). The amount(s) in Column (g) should not equal the sum of amounts in Columns (e) and (f).

Line 5—Show the totals for all columns used.

Section B. Budget Categories

In the column headings (a) through (4), enter the titles of the same programs, functions, and activities shown on Lines 1-4, Column (a), Section A. When additional sheets are prepared for Section A, provide similar column headings on each sheet. For each program, function or activity, fill in the total requirements for funds (both Federal and non-Federal) by object class categories.

Lines 6a-i—Show the totals of Lines 6a to 6h in each column.

Line 6j—Show the amount of indirect cost.

Line 6k—Enter the total of amounts on Lines 6i and 6j. For all applications for new grants and continuation grants the total amount in column (5), Line 6k, should be the same as the total amount shown in Section A, Column (g), Line 5. For supplemental grants and changes to grants, the total amount of the increase or decrease as shown in Columns (1)-(4), Line 6k should be the same as the sum of the amounts in Section A, Columns (e) and (f) on Line 5.

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Line 7—Enter the estimated amount of income, if any, expected to be generated from this project. Do not add or subtract this amount from the total project amount. Show under the program narrative statement the nature and source of income. The estimated amount of program income may be considered by the federal grantor agency in determining the total amount of the grant.

Section C. Non-Federal Resources

Lines 8-11—Enter amounts of non-Federal resources that will be used on the grant. If in-kind contributions are included, provide a brief explanation on a separate sheet.

Column (a)—Enter the program titles identical to Column (a), Section A. A breakdown by function or activity is not necessary.

Column (b)—Enter the contribution to be made by the applicant.

Column (c)—Enter the amount of the State's cash and in-kind contribution if the applicant is not a State or State agency. Applicants which are a State or State agencies should leave this column blank.

Column (d)—Enter the amount of cash and in-kind contributions to be made from all other sources.

Column (e)—Enter totals of Columns (b), (c), and (d).

Line 12—Enter the total for each of Columns (b)-(e). The amount in Column (e) should be equal to the amount on Line 5, Column (f) Section A.

Section D. Forecasted Cash Needs

Line 13—Enter the amount of cash needed by quarter from the grantor agency during the first year.

Line 14—Enter the amount of cash from all other sources needed by quarter during the first year.

Line 15—Enter the totals of amounts on Lines 13 and 14.

Section E. Budget Estimates of Federal Funds Needed for Balance of the Project

Lines 16-19—Enter in Column (a) the same grant program titles shown in Column (a), Section A. A breakdown by function or activity is not necessary. For new applications and continuation grant applications, enter in the proper columns amounts of Federal funds which will be needed to complete the program or project over the succeeding funding periods (usually in years). This section need not be completed for revisions (amendments, changes, or supplements) to funds for the current year of existing grants.

If more than four lines are needed to list the program titles, submit additional schedules as necessary.

Line 20—Enter the total for each of the Columns (b)-(e). When additional schedules are prepared for this Section, annotate accordingly and show the overall totals on this line.

Section F. Other Budget Information

Line 21—Use this space to explain amounts for individual direct object-class cost categories that may appear to be out of the ordinary or to explain the details as required by the Federal grantor agency.

Line 22—Enter the type of indirect rate (provisional, predetermined, final or fixed) that will be in effect during the funding period, the estimated amount of the base to which the rate is applied, and the total indirect expense.

Line 23—Provide any other explanations or comments deemed necessary.

Previous Edition Usable	Page 4 of 28	SF-424A (Rev. 4-92)
Prescribed by OMB Circular A-102
Authorized for Local Reproduction

Applicant Name:	Solid Power Operating, Inc.	Award Number:	DE-MS0000122

Budget Information - Non Construction Programs

OMB Approval No. 0348-0044

Section A - Budget Summary

	Grant Program Function or	Catalog of Federal Domestic Assistance	Estimated Unobligated Funds		New or Revised Budget
	Activity	Number	Federal	Non-Federal	Federal	Non-Federal	Total
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
1.	Budget Period 1	81.253			$10,026,036	$12,031,243	$22,057,279
2.							$0
3.							$0
4.							$0
5.	Totals		$0	$0	$10,026,036	$12,031,243	$22,057,279

Section B - Budget Categories
		Grant Program, Function or Activity
6.	Object Class Categories	(1) Federal	(2) Non-Federal	(3)	(4)	Total (5)
	a.Personnel	$1,038,157	$1,245,789			$2,283,946
	b.Fringe Benefits	$0	$0			$0
	c.Travel	$0	$0			$0
	d.Equipment	$4,315,818	$5,178,982			$9,494,800
	e.Supplies	$0	$0			$0
	f.Contractual	$400,000	$480,000			$880,000
	g.Construction	$0	$0			$0
	h.Other	$95,682	$114,818			$210,500
	i.Total Direct Charges (sum of 6a-6h)	$5,849,657	$7,019,589	$0	$0	$12,869,246
	j.Indirect Charges	$4,176,379	$5,011,654			$9,188,033
	k.Totals (sum of 6i-6j)	$10,026,036	$12,031,243	$0	$0	$22,057,279
7.	Program Income					$0

Previous Edition Usable	Page 5 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Section C - Non-Federal Resources

	(a) Grant Program	(b) Applicant	(c) State	(d) Other Sources	(e) Totals
8.	Budget Period 1	$12,031,243			$12,031,243
9.					$0
10.					$0
11.					$0
12.	Total (sum of lines 8 - 11)	$12,031,243	$0	$0	$12,031,243

Section D - Forecasted Cash Needs

		Total for 1st Year	1st Quarter	2nd Quarter	3rd Quarter	4th quarter
13.	Federal	$10,026,036	$3,759,764	$2,506,509	$2,506,509	$1,253,255
14.	Non-Federal	$12,031,243	$4,511,716	$3,007,811	$3,007,811	$1,503,905
15.	Total (sum of lines 13 and 14)	$22,057,279	$8,271,480	$5,514,320	$5,514,320	$2,757,160

Section E - Budget Estimates of Federal Funds Needed for Balance of the Project

		Future Funding Periods (Years)
(a) Grant Program		(b) First	(c) Second	(d) Third	(e) Fourth
16.		$10,800,405	$14,787,891	$14,385,668
17.
18.
19.
20.	Total (sum of lines 16-19)	$10,800,405	$14,787,891	$14,385,668	$0

Section F - Other Budget Information

21. Direct Charges
22. Indirect Charges
23. Remarks

Previous Edition Usable	Page 6 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Instructions for the SF-424A

Public Reporting Burden for this collection of information is estimated to average 3.0 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Please do not return your completed form to the Office of Management and Budget; send it to the address provided by the sponsoring agency.

General Instructions

This form is designed so that application can be made for funds from one or more grant programs. In preparing the budget, adhere to any existing Federal grantor agency guidelines which prescribe how and whether budgeted amounts should be separately shown for different functions or activities within the program. For some programs, grantor agencies may require budgets to be separately shown by function or activity. For other programs, grantor agencies may require a breakdown by function or activity. Sections A, B, C, and D should include budget estimates for the whole project except when applying for assistance which requires Federal authorization in annual or other funding period increments. In the later case, Sections A, B, C, and D should provide the budget for the first budget period (usually a year) and Section E should present the need for Federal assistance in the subsequent budget periods. All applications should contain a breakdown by the object class categories shown in Lines a-k of Section B.

Section A. Budget Summary Lines 1-4 Columns (a) and (b)

For applications pertaining to a single Federal grant program (Federal Domestic Assistance Catalog number) and not requiring a functional or activity breakdown, enter on Line 1 under Column (a) the catalog program title and the catalog number in Column (b).

For applications pertaining to a single program requiring budget amounts by multiple functions or activities, enter the name of each activity or function on each line in Column (a), and enter the catalog number in Column (b). For applications pertaining to multiple programs where none of the programs require a breakdown by function or activity, enter the catalog program title on each line in Column (a) and the respective catalog number on each line in Column (b).

For applications pertaining to multiple programs where one or more programs require a breakdown by function or activity, prepare a separate sheet for each program requiring the breakdown. Additional sheets should be used when one form does not provide adequate space for all breakdown of data required. However, when more than one sheet is used, the first page should provide the summary totals by programs.

Lines 1-4, Columns (c) through (g)

For new applications, leave Columns (c) and (d) blank. For each line entry in

Columns (a) and (b), enter in Columns (e), (f), and (g) the appropriate amounts of funds needed to support the project for the first funding period (usually a year).

For continuing grant program applications, submit these forms before the end of each funding period as required by the grantor agency. Enter in Columns (c) and (d) the estimated amounts of funds which will remain unobligated at the end of the grant funding period only if the Federal grantor agency instructions provide for this. Otherwise, leave these columns blank. Enter in columns (e) and (f) the amounts of funds needed for the upcoming period. The amount(s) in Column (g) should be the sum of amounts in Columns (e) and (f).

For supplemental grants and changes to existing grants, do not use Columns (c) and (d). Enter in Column (e) the amount of the increase or decrease of Federal funds and enter in Column (f) the amount of the increase or decrease of non-Federal funds. In Column (g) enter the new total budgeted amount (Federal and non-Federal) which includes the total previous authorized budgeted amounts plus or minus, as appropriate, the amounts shown in Columns (e) and (f). The amount(s) in Column (g) should not equal the sum of amounts in Columns (e) and (f).

Line 5—Show the totals for all columns used.

Section B. Budget Categories

In the column headings (a) through (4), enter the titles of the same programs, functions, and activities shown on Lines 1-4, Column (a), Section A. When additional sheets are prepared for Section A, provide similar column headings on each sheet. For each program, function or activity, fill in the total requirements for funds (both Federal and non-Federal) by object class categories.

Lines 6a-i—Show the totals of Lines 6a to 6h in each column.

Line 6j—Show the amount of indirect cost.

Line 6k—Enter the total of amounts on Lines 6i and 6j. For all applications for new grants and continuation grants the total amount in column (5), Line 6k, should be the same as the total amount shown in Section A, Column (g), Line 5. For supplemental grants and changes to grants, the total amount of the increase or decrease as shown in Columns (1)-(4), Line 6k should be the same as the sum of the amounts in Section A, Columns (e) and (f) on Line 5.

Line 7—Enter the estimated amount of income, if any, expected to be generated from this project. Do not add or subtract this amount from the total project amount. Show under the program narrative statement the nature and source of income. The estimated amount of program income may be considered by the federal grantor agency in determining the total amount of the grant.

Previous Edition Usable	Page 7 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Section C. Non-Federal Resources

Lines 8-11—Enter amounts of non-Federal resources that will be used on the grant. If in-kind contributions are included, provide a brief explanation on a separate sheet.

Column (a)—Enter the program titles identical to Column (a), Section A. A breakdown by function or activity is not necessary.

Column (b)—Enter the contribution to be made by the applicant.

Column (c)—Enter the amount of the State's cash and in-kind contribution if the applicant is not a State or State agency. Applicants which are a State or

State agencies should leave this column blank.

Column (d)—Enter the amount of cash and in-kind contributions to be made from all other sources.

Column (e)—Enter totals of Columns (b), (c), and (d).

Line 12—Enter the total for each of Columns (b)-(e). The amount in Column (e) should be equal to the amount on Line 5, Column (f) Section A.

Section D. Forecasted Cash Needs

Line 13—Enter the amount of cash needed by quarter from the grantor agency during the first year.

Line 14—Enter the amount of cash from all other sources needed by quarter during the first year.

Line 15—Enter the totals of amounts on Lines 13 and 14.

Section E. Budget Estimates of Federal Funds Needed for Balance of the Project

Lines 16-19—Enter in Column (a) the same grant program titles shown in Column

(a), Section A. A breakdown by function or activity is not necessary. For new applications and continuation grant applications, enter in the proper columns amounts of Federal funds which will be needed to complete the program or project over the succeeding funding periods (usually in years). This section need not be completed for revisions (amendments, changes, or supplements) to funds for the current year of existing grants.

If more than four lines are needed to list the program titles, submit additional schedules as necessary.

Line 20—Enter the total for each of the Columns (b)-(e). When additional schedules are prepared for this Section, annotate accordingly and show the overall totals on this line.

Section F. Other Budget Information

Line 21—Use this space to explain amounts for individual direct object-class cost categories that may appear to be out of the ordinary or to explain the details as required by the Federal grantor agency.

Line 22—Enter the type of indirect rate (provisional, predetermined, final or fixed) that will be in effect during the funding period, the estimated amount of the base to which the rate is applied, and the total indirect expense.

Line 23—Provide any other explanations or comments deemed necessary.

Previous Edition Usable	Page 8 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Applicant Name:	Solid Power Operating, Inc.	Award Number:	DE-MS0000122

Budget Information - Non Construction Programs
*Estimated costs subject to DOE review/approval of submitted Continuation Application

OMB Approval No. 0348-0044

Section A - Budget Summary

		Estimated Unobligated Funds		New or Revised Budget
Grant Program Function or Activity	Catalog of Federal Domestic Assistance Number	Federal	Non-Federal	Federal		Non-Federal	Total
(a)	(b)	(c)	(d)	(e)		(f)	(g)
1. Budget Period 2*	81.253			$10,800,405		$12,960,486	$23,760,891
2.					$		$0
3.					$		$0
4.					$		$0
5. Totals		$0	$0	$10,800,405		$12,960,486	$23,760,891

Section B - Budget Categories

	Grant Program, Function or Activity
6. Object Class Categories	(1) Federal	(2) Non-Federal	(3)	(4)	Total (5)
a. Personnel	$1,345,138	$1,614,165			$2,959,303
b. Fringe Benefits	$0	$0			$0
c. Travel	$0	$0			$0
d. Equipment	$0	$0			$0
e. Supplies	$1,202,710	$1,443,252			$2,645,962
f. Contractual	$4,501,266	$5,401,520			$9,902,786
g. Construction	$0	$0			$0
h. Other	$95,682	$114,818			$210,500
i. Total Direct Charges (sum of 6a-6h)	$7,144,796	$8,573,755	$0	$0	$15,718,551
j. Indirect Charges	$3,655,609	$4,386,731			$8,042,340
k. Totals (sum of 6i-6j)	$10,800,405	$12,960,486	$0	$0	$23,760,891
7. Program Income					$0

Previous Edition Usable	Page 9 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Section C - Non-Federal Resources

(a) Grant Program	(b) Applicant	(c) State	(d) Other Sources	(e) Totals
8. Budget Period 2	$12,960,486			$12,960,486
9.				$0
10.				$0
11.				$0
12. Total (sum of lines 8 - 11)	$12,960,486	$0	$0	$12,960,486

Section D - Forecasted Cash Needs

	Total for 1st Year	1st Quarter	2nd Quarter	3rd Quarter	4th quarter
13. Federal	$10,800,405	$2,700,101	$2,700,101	$2,700,101	$2,700,101
14. Non-Federal	$12,960,486	$3,240,122	$3,240,122	$3,240,122	$3,240,122
15. Total (sum of lines 13 and 14)	$23,760,891	$5,940,223	$5,940,223	$5,940,223	$5,940,223

Section E - Budget Estimates of Federal Funds Needed for Balance of the Project

		Future Funding Periods (Years)
	(a) Grant Program	(b) First	(c) Second	(d) Third	(e) Fourth
16.		$14,787,891	$14,385,668
17.
18.
19.
20.	Total (sum of lines 16-19)	$14,787,891	$14,385,668	$0	$0

Section F - Other Budget Information

21.	Direct Charges
22.	Indirect Charges
23.	Remarks

Previous Edition Usable	Page 10 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Instructions for the SF-424A

Public Reporting Burden for this collection of information is estimated to average 3.0 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Please do not return your completed form to the Office of Management and Budget; send it to the address provided by the sponsoring agency.

General Instructions

This form is designed so that application can be made for funds from one or more grant programs. In preparing the budget, adhere to any existing Federal grantor agency guidelines which prescribe how and whether budgeted amounts should be separately shown for different functions or activities within the program. For some programs, grantor agencies may require budgets to be separately shown by function or activity. For other programs, grantor agencies may require a breakdown by function or activity. Sections A, B, C, and D should include budget estimates for the whole project except when applying for assistance which requires Federal authorization in annual or other funding period increments. In the later case, Sections A, B, C, and D should provide the budget for the first budget period (usually a year) and Section E should present the need for Federal assistance in the subsequent budget periods. All applications should contain a breakdown by the object class categories shown in Lines a-k of Section B.

Section A. Budget Summary Lines 1-4 Columns (a) and (b)

For applications pertaining to a single Federal grant program (Federal Domestic Assistance Catalog number) and not requiring a functional or activity breakdown, enter on Line 1 under Column (a) the catalog program title and the catalog number in Column (b).

For applications pertaining to a single program requiring budget amounts by multiple functions or activities, enter the name of each activity or function on each line in Column (a), and enter the catalog number in Column (b). For applications pertaining to multiple programs where none of the programs require a breakdown by function or activity, enter the catalog program title on each line in Column (a) and the respective catalog number on each line in Column (b).

For applications pertaining to multiple programs where one or more programs require a breakdown by function or activity, prepare a separate sheet for each program requiring the breakdown. Additional sheets should be used when one form does not provide adequate space for all breakdown of data required. However, when more than one sheet is used, the first page should provide the summary totals by programs.

Lines 1-4, Columns (c) through (g)

For new applications, leave Columns (c) and (d) blank. For each line entry in Columns (a) and (b), enter in Columns (e), (f), and (g) the appropriate amounts of funds needed to support the project for the first funding period (usually a year).

For continuing grant program applications, submit these forms before the end of each funding period as required by the grantor agency. Enter in Columns (c) and (d) the estimated amounts of funds which will remain unobligated at the end of the grant funding period only if the Federal grantor agency instructions provide for this. Otherwise, leave these columns blank. Enter in columns (e) and (f) the amounts of funds needed for the upcoming period. The amount(s) in Column (g) should be the sum of amounts in Columns (e) and (f).

For supplemental grants and changes to existing grants, do not use Columns (c) and (d). Enter in Column (e) the amount of the increase or decrease of Federal funds and enter in Column (f) the amount of the increase or decrease of non-Federal funds. In Column (g) enter the new total budgeted amount (Federal and non-Federal) which includes the total previous authorized budgeted amounts plus or minus, as appropriate, the amounts shown in Columns (e) and (f). The amount(s) in Column (g) should not equal the sum of amounts in Columns (e) and (f).

Line 5—Show the totals for all columns used.

Section B. Budget Categories

In the column headings (a) through (4), enter the titles of the same programs, functions, and activities shown on Lines 1-4, Column (a), Section A. When additional sheets are prepared for Section A, provide similar column headings on each sheet. For each program, function or activity, fill in the total requirements for funds (both Federal and non-Federal) by object class categories.

Lines 6a-i—Show the totals of Lines 6a to 6h in each column.

Line 6j—Show the amount of indirect cost.

Line 6k—Enter the total of amounts on Lines 6i and 6j. For all applications for new grants and continuation grants the total amount in column (5), Line 6k, should be the same as the total amount shown in Section A, Column (g), Line 5. For supplemental grants and changes to grants, the total amount of the increase or decrease as shown in Columns (1)-(4), Line 6k should be the same as the sum of the amounts in Section A, Columns (e) and (f) on Line 5.

Line 7—Enter the estimated amount of income, if any, expected to be generated from this project. Do not add or subtract this amount from the total project amount. Show under the program narrative statement the nature and source of income. The estimated amount of program income may be considered by the federal grantor agency in determining the total amount of the grant.

Previous Edition Usable	Page 11 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Section C. Non-Federal Resources

Lines 8-11—Enter amounts of non-Federal resources that will be used on the grant. If in-kind contributions are included, provide a brief explanation on a separate sheet.

Column (a)—Enter the program titles identical to Column (a), Section A. A breakdown by function or activity is not necessary.

Column (b)—Enter the contribution to be made by the applicant.

Column (c)—Enter the amount of the State's cash and in-kind contribution if the applicant is not a State or State agency. Applicants which are a State or State agencies should leave this column blank.

Column (d)—Enter the amount of cash and in-kind contributions to be made from all other sources.

Column (e)—Enter totals of Columns (b), (c), and (d).

Line 12—Enter the total for each of Columns (b)-(e). The amount in Column (e) should be equal to the amount on Line 5, Column (f) Section A.

Section D. Forecasted Cash Needs

Line 13—Enter the amount of cash needed by quarter from the grantor agency during the first year.

Line 14—Enter the amount of cash from all other sources needed by quarter during the first year.

Line 15—Enter the totals of amounts on Lines 13 and 14.

Section E. Budget Estimates of Federal Funds Needed for Balance of the Project

Lines 16-19—Enter in Column (a) the same grant program titles shown in Column

(a), Section A. A breakdown by function or activity is not necessary. For new applications and continuation grant applications, enter in the proper columns amounts of Federal funds which will be needed to complete the program or project over the succeeding funding periods (usually in years). This section need not be completed for revisions (amendments, changes, or supplements) to funds for the current year of existing grants.

If more than four lines are needed to list the program titles, submit additional schedules as necessary.

Line 20—Enter the total for each of the Columns (b)-(e). When additional schedules are prepared for this Section, annotate accordingly and show the overall totals on this line.

Section F. Other Budget Information

Line 21—Use this space to explain amounts for individual direct object-class cost categories that may appear to be out of the ordinary or to explain the details as required by the Federal grantor agency.

Line 22—Enter the type of indirect rate (provisional, predetermined, final or fixed) that will be in effect during the funding period, the estimated amount of the base to which the rate is applied, and the total indirect expense.

Line 23—Provide any other explanations or comments deemed necessary.

Previous Edition Usable	Page 12 of 28 Authorized for Local Reproduction	SF-424A (Rev. 4-92) Prescribed by OMB Circular A-102

Applicant Name:	Solid Power Operating, Inc.	Award Number:	DE-MS0000122

Budget Information - Non Construction Programs
*Estimated costs subject to DOE review/approval of submitted Continuation Application

OMB Approval No. 0348-0044

Section A - Budget Summary

	Catalog of Federal	Estimated Unobligated Funds		New or Revised Budget
Grant Program Function or Activity	Domestic Assistance Number	Federal	Non-Federal	Federal	Non-Federal	Total
(a)	(b)	(c )	(d)	(e)	(f)	(g)
1. Budget Period 3*	81.253			$14,787,891	$17,745,469	$32,533,360
2.						$0
3.						$0
4.						$0
5. Totals		$0	$0	$14,787,891	$17,745,469	$32,533,360

Section B - Budget Categories

	Grant Program, Function or Activity
6. Object Class Categories	(1) Federal	(2) Non-Federal	(3)	(4)	Total (5)
a. Personnel	$874,490	$1,049,388			$1,923,878
b. Fringe Benefits	$0	$0			$0
c. Travel	$0	$0			$0
d. Equipment	$7,365,997	$8,839,197			$16,205,194
e. Supplies	$0	$0			$0
f. Contractual	$1,441,526	$1,729,832			$3,171,358
g. Construction	$0	$0			$0
h. Other	$95,682	$114,818			$210,500
i. Total Direct Charges (sum of 6a-6h)	$9,777,695	$11,733,235	$0	$0	$21,510,930
j. Indirect Charges	$5,010,196	$6,012,234			$11,022,430
k. Totals (sum of 6i-6j)	$14,787,891	$17,745,469	$0	$0	$32,533,360
7. Program Income					$0

Previous Edition Usable	Page 17 of 28	SF-424A (Rev. 4-92)
Prescribed by OMB Circular A-102
Authorized for Local Reproduction

Section C - Non-Federal Resources

(a) Grant Program	(b) Applicant	(c ) State	(d) Other Sources	(e) Totals
8. Budget Period 3	$17,745,469			$17,745,469
9.				$0
10.				$0
11.				$0
12. Total (sum of lines 8 - 11)	$17,745,469	$0	$0	$17,745,469

Section D - Forecasted Cash Needs

	Total for 1st Year	1st Quarter	2nd Quarter	3rd Quarter	4th quarter
13. Federal	$14,787,891	$3,696,973	$3,696,973	$3,696,973	$3,696,973
14. Non-Federal	$17,745,469	$4,436,367	$4,436,367	$4,436,367	$4,436,367
15. Total (sum of lines 13 and 14)	$32,533,360	$8,133,340	$8,133,340	$8,133,340	$8,133,340

Section E - Budget Estimates of Federal Funds Needed for Balance of the Project

	Future Funding Periods (Years)
(a) Grant Program	(b) First	(c ) Second	(d) Third	(e) Fourth
16.	$14,385,668
17.
18.
19.
20. Total (sum of lines 16-19)	$14,385,668	$0	$0	$0

Section F - Other Budget Information

21. Direct Charges
22. Indirect Charges
23. Remarks

Previous Edition Usable	Page 18 of 28	SF-424A (Rev. 4-92)
Prescribed by OMB Circular A-102
Authorized for Local Reproduction

Instructions for the SF-424A

Public Reporting Burden for this collection of information is estimated to average 3.0 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Please do not return your completed form to the Office of Management and Budget; send it to the address provided by the sponsoring agency.

General Instructions

This form is designed so that application can be made for funds from one or more grant programs. In preparing the budget, adhere to any existing Federal grantor agency guidelines which prescribe how and whether budgeted amounts should be separately shown for different functions or activities within the program. For some programs, grantor agencies may require budgets to be separately shown by function or activity. For other programs, grantor agencies may require a breakdown by function or activity. Sections A, B, C, and D should include budget estimates for the whole project except when applying for assistance which requires Federal authorization in annual or other funding period increments. In the later case, Sections A, B, C, and D should provide the budget for the first budget period (usually a year) and Section E should present the need for Federal assistance in the subsequent budget periods. All applications should contain a breakdown by the object class categories shown in Lines a-k of Section B.

Section A. Budget Summary Lines 1-4 Columns (a) and (b)

For applications pertaining to a single Federal grant program (Federal Domestic Assistance Catalog number) and not requiring a functional or activity breakdown, enter on Line 1 under Column (a) the catalog program title and the catalog number in Column (b).

For applications pertaining to a single program requiring budget amounts by multiple functions or activities, enter the name of each activity or function on each line in Column (a), and enter the catalog number in Column (b). For applications pertaining to multiple programs where none of the programs require a breakdown by function or activity, enter the catalog program title on each line in Column (a) and the respective catalog number on each line in Column (b).

For applications pertaining to multiple programs where one or more programs require a breakdown by function or activity, prepare a separate sheet for each program requiring the breakdown. Additional sheets should be used when one form does not provide adequate space for all breakdown of data required. However, when more than one sheet is used, the first page should provide the summary totals by programs.

Lines 1-4, Columns (c) through (g)

For new applications, leave Columns (c) and (d) blank. For each line entry in Columns (a) and (b), enter in Columns (e), (f), and (g) the appropriate amounts of funds needed to support the project for the first funding period (usually a year).

For continuing grant program applications, submit these forms before the end of each funding period as required by the grantor agency. Enter in Columns (c) and (d) the estimated amounts of funds which will remain unobligated at the end of the grant funding period only if the Federal grantor agency instructions provide for this. Otherwise, leave these columns blank. Enter in columns (e) and (f) the amounts of funds needed for the upcoming period. The amount(s) in Column (g) should be the sum of amounts in Columns (e) and (f).

For supplemental grants and changes to existing grants, do not use Columns (c) and (d). Enter in Column (e) the amount of the increase or decrease of Federal funds and enter in Column (f) the amount of the increase or decrease of non-Federal funds. In Column (g) enter the new total budgeted amount (Federal and non-Federal) which includes the total previous authorized budgeted amounts plus or minus, as appropriate, the amounts shown in Columns (e) and (f). The amount(s) in Column (g) should not equal the sum of amounts in Columns (e) and (f).

Line 5—Show the totals for all columns used.

Section B. Budget Categories

In the column headings (a) through (4), enter the titles of the same programs, functions, and activities shown on Lines 1-4, Column (a), Section A. When additional sheets are prepared for Section A, provide similar column headings on each sheet. For each program, function or activity, fill in the total requirements for funds (both Federal and non-Federal) by object class categories.

Lines 6a-i—Show the totals of Lines 6a to 6h in each column.

Line 6j—Show the amount of indirect cost.

Line 6k—Enter the total of amounts on Lines 6i and 6j. For all applications for new grants and continuation grants the total amount in column (5), Line 6k, should be the same as the total amount shown in Section A, Column (g), Line 5. For supplemental grants and changes to grants, the total amount of the increase or decrease as shown in Columns (1)-(4), Line 6k should be the same as the sum of the amounts in Section A, Columns (e) and (f) on Line 5.

Previous Edition Usable	Page 19 of 28	SF-424A (Rev. 4-92)
Prescribed by OMB Circular A-102
Authorized for Local Reproduction

Line 7—Enter the estimated amount of income, if any, expected to be generated from this project. Do not add or subtract this amount from the total project amount. Show under the program narrative statement the nature and source of income. The estimated amount of program income may be considered by the federal grantor agency in determining the total amount of the grant.

Section C. Non-Federal Resources

Lines 8-11—Enter amounts of non-Federal resources that will be used on the grant. If in-kind contributions are included, provide a brief explanation on a separate sheet.

Column (a)—Enter the program titles identical to Column (a), Section A. A breakdown by function or activity is not necessary.

Column (b)—Enter the contribution to be made by the applicant.

Column (c)—Enter the amount of the State's cash and in-kind contribution if the applicant is not a State or State agency. Applicants which are a State or State agencies should leave this column blank.

Column (d)—Enter the amount of cash and in-kind contributions to be made from all other sources.

Column (e)—Enter totals of Columns (b), (c), and (d).

Line 12—Enter the total for each of Columns (b)-(e). The amount in Column (e) should be equal to the amount on Line 5, Column (f) Section A.

Section D. Forecasted Cash Needs

Line 13—Enter the amount of cash needed by quarter from the grantor agency during the first year.

Line 14—Enter the amount of cash from all other sources needed by quarter during the first year.

Line 15—Enter the totals of amounts on Lines 13 and 14.

Section E. Budget Estimates of Federal Funds Needed for Balance of the Project

Lines 16-19—Enter in Column (a) the same grant program titles shown in Column

(a), Section A. A breakdown by function or activity is not necessary. For new applications and continuation grant applications, enter in the proper columns amounts of Federal funds which will be needed to complete the program or project over the succeeding funding periods (usually in years). This section need not be completed for revisions (amendments, changes, or supplements) to funds for the current year of existing grants.

If more than four lines are needed to list the program titles, submit additional schedules as necessary.

Line 20—Enter the total for each of the Columns (b)-(e). When additional schedules are prepared for this Section, annotate accordingly and show the overall totals on this line.

Section F. Other Budget Information

Line 21—Use this space to explain amounts for individual direct object-class cost categories that may appear to be out of the ordinary or to explain the details as required by the Federal grantor agency.

Line 22—Enter the type of indirect rate (provisional, predetermined, final or fixed) that will be in effect during the funding period, the estimated amount of the base to which the rate is applied, and the total indirect expense.

Line 23—Provide any other explanations or comments deemed necessary.

Previous Edition Usable	Page 20 of 28	SF-424A (Rev. 4-92)
Prescribed by OMB Circular A-102
Authorized for Local Reproduction

Applicant Name:	Solid Power Operating, Inc.	Award Number:	DE-MS0000122
Budget Information - Non Construction Programs *Estimated costs subject to DOE review/approval of submitted Continuation Application
OMB Approval No. 0348-0044

Section A - Budget Summary
Grant Program Function or		Catalog of Federal Domestic Assistance	Estimated Unobligated Funds		New or Revised Budget
Activity		Number	Federal	Non-Federal	Federal	Non-Federal	Total
(a)		(b)	(c)	(d)	(e)	(f)	(g)
1.	Budget Period 4*	81.253			$14,385,668	$17,262,802	$31,648,470
2.							$0
3.							$0
4.							$0
5.	Totals		$0	$0	$14,385,668	$17,262,802	$31,648,470

Section B - Budget Categories
		Grant Program, Function or Activity
6.	Object Class Categories	(1) Federal	(2) Non-Federal	(3)	(4)	Total (5)
	a. Personnel	$975,327	$1,170,393			$2,145,720
	b. Fringe Benefits	$0	$0			$0
	c. Travel	$0	$0			$0
	d. Equipment	$0	$0			$0
	e. Supplies	$1,605,938	$1,927,126			$3,533,064
	f. Contractual	$8,764,576	$10,517,491			$19,282,067
	g. Construction	$0	$0			$0
	h. Other	$95,679	$114,815			$210,494
	i. Total Direct Charges (sum of 6a-6h)	$11,441,520	$13,729,825	$0	$0	$25,171,345
	j. Indirect Charges	$2,944,148	$3,532,977			$6,477,125
	k. Totals (sum of 6i-6j)	$14,385,668	$17,262,802	$0	$0	$31,648,470
7.	Program Income					$0

Previous Edition Usable	Authorized for Local Reproduction	SF-424A (Rev. 4-92 Prescribed by OMB Circular A-102

Section C - Non-Federal Resources
	(a) Grant Program	(b) Applicant	(c ) State	(d) Other Sources	(e) Totals
8.	Budget Period 4	$17,262,802			$17,262,802
9.					$0
10.					$0
11.					$0
12.	Total (sum of lines 8 - 11)	$17,262,802	$0	$0	$17,262,802

Section D - Forecasted Cash Needs
		Total for 1st Year	1st Quarter	2nd Quarter	3rd Quarter	4th quarter
13.	Federal	$14,385,668	$3,596,417	$3,596,417	$3,596,417	$3,596,417
14.	Non-Federal	$17,262,802	$4,315,701	$4,315,701	$4,315,701	$4,315,701
15.	Total (sum of lines 13 and 14)	$31,648,470	$7,912,118	$7,912,118	$7,912,118	$7,912,118

Section E - Budget Estimates of Federal Funds Needed for Balance of the Project
		Future Funding Periods (Years)
(a) Grant Program		(b) First	(c ) Second	(d) Third	(e) Fourth
16.
17.
18.
19.
20.	Total (sum of lines 16-19)	$0	$0	$0	$0

Section F - Other Budget Information
21. Direct Charges	22. Indirect Charges

23. Remarks

Previous Edition Usable	Authorized for Local Reproduction	SF-424A (Rev. 4-92 Prescribed by OMB Circular A-102

Instructions for the SF-424A

Public Reporting Burden for this collection of information is estimated to average 3.0 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Please do not return your completed form to the Office of Management and Budget; send it to the address provided by the sponsoring agency.

General Instructions

This form is designed so that application can be made for funds from one or more grant programs. In preparing the budget, adhere to any existing Federal grantor agency guidelines which prescribe how and whether budgeted amounts should be separately shown for different functions or activities within the program. For some programs, grantor agencies may require budgets to be separately shown by function or activity. For other programs, grantor agencies may require a breakdown by function or activity. Sections A, B, C, and D should include budget estimates for the whole project except when applying for assistance which requires Federal authorization in annual or other funding period increments. In the later case, Sections A, B, C, and D should provide the budget for the first budget period (usually a year) and Section E should present the need for Federal assistance in the subsequent budget periods. All applications should contain a breakdown by the object class categories shown in Lines a-k of Section B.

Section A. Budget Summary Lines 1-4 Columns (a) and (b)

For applications pertaining to a single Federal grant program (Federal Domestic Assistance Catalog number) and not requiring a functional or activity breakdown, enter on Line 1 under Column (a) the catalog program title and the catalog number in Column (b).

For applications pertaining to a single program requiring budget amounts by multiple functions or activities, enter the name of each activity or function on each line in Column (a), and enter the catalog number in Column (b). For applications pertaining to multiple programs where none of the programs require a breakdown by function or activity, enter the catalog program title on each line in Column (a) and the respective catalog number on each line in Column (b).

For applications pertaining to multiple programs where one or more programs require a breakdown by function or activity, prepare a separate sheet for each program requiring the breakdown. Additional sheets should be used when one form does not provide adequate space for all breakdown of data required. However, when more than one sheet is used, the first page should provide the summary totals by programs.

Lines 1-4, Columns (c) through (g)

For new applications, leave Columns (c) and (d) blank. For each line entry in Columns (a) and (b), enter in Columns (e), (f), and (g) the appropriate amounts of funds needed to support the project for the first funding period (usually a year).

For continuing grant program applications, submit these forms before the end of each funding period as required by the grantor agency. Enter in Columns (c) and (d) the estimated amounts of funds which will remain unobligated at the end of the grant funding period only if the Federal grantor agency instructions provide for this. Otherwise, leave these columns blank. Enter in columns (e) and (f) the amounts of funds needed for the upcoming period. The amount(s) in Column (g) should be the sum of amounts in Columns (e) and (f).

For supplemental grants and changes to existing grants, do not use Columns (c) and (d). Enter in Column (e) the amount of the increase or decrease of Federal funds and enter in Column (f) the amount of the increase or decrease of non-Federal funds. In Column (g) enter the new total budgeted amount (Federal and non-Federal) which includes the total previous authorized budgeted amounts plus or minus, as appropriate, the amounts shown in Columns (e) and (f). The amount(s) in Column (g) should not equal the sum of amounts in Columns (e) and (f).

Line 5—Show the totals for all columns used.

Section B. Budget Categories

In the column headings (a) through (4), enter the titles of the same programs, functions, and activities shown on Lines 1-4, Column (a), Section A. When additional sheets are prepared for Section A, provide similar column headings on each sheet. For each program, function or activity, fill in the total requirements for funds (both Federal and non-Federal) by object class categories.

Lines 6a-i—Show the totals of Lines 6a to 6h in each column.

Line 6j—Show the amount of indirect cost.

Line 6k—Enter the total of amounts on Lines 6i and 6j. For all applications for new grants and continuation grants the total amount in column (5), Line 6k, should be the same as the total amount shown in Section A, Column (g), Line 5. For supplemental grants and changes to grants, the total amount of the increase or decrease as shown in Columns (1)-(4), Line 6k should be the same as the sum of the amounts in Section A, Columns (e) and (f) on Line 5.

Line 7—Enter the estimated amount of income, if any, expected to be generated from this project. Do not add or subtract this amount from the total project amount. Show under the program narrative statement the nature and source of income. The estimated amount of program income may be considered by the federal grantor agency in determining the total amount of the grant.

Previous Edition Usable	Authorized for Local Reproduction	SF-424A (Rev. 4-92 Prescribed by OMB Circular A-102

Section C. Non-Federal Resources

Lines 8-11—Enter amounts of non-Federal resources that will be used on the grant. If in-kind contributions are included, provide a brief explanation on a separate sheet.

Column (a)—Enter the program titles identical to Column (a), Section A. A breakdown by function or activity is not necessary.

Column (b)—Enter the contribution to be made by the applicant.

Column (c)—Enter the amount of the State's cash and in-kind contribution if the applicant is not a State or State agency. Applicants which are a State or State agencies should leave this column blank.

Column (d)—Enter the amount of cash and in-kind contributions to be made from all other sources.

Column (e)—Enter totals of Columns (b), (c), and (d).

Line 12—Enter the total for each of Columns (b)-(e). The amount in Column (e) should be equal to the amount on Line 5, Column (f) Section A.

Section D. Forecasted Cash Needs

Line 13—Enter the amount of cash needed by quarter from the grantor agency during the first year.

Line 14—Enter the amount of cash from all other sources needed by quarter during the first year.

Line 15—Enter the totals of amounts on Lines 13 and 14.

Section E. Budget Estimates of Federal Funds Needed for Balance of the Project

Lines 16-19—Enter in Column (a) the same grant program titles shown in Column

(a), Section A. A breakdown by function or activity is not necessary. For new applications and continuation grant applications, enter in the proper columns amounts of Federal funds which will be needed to complete the program or project over the succeeding funding periods (usually in years). This section need not be completed for revisions (amendments, changes, or supplements) to funds for the current year of existing grants.

If more than four lines are needed to list the program titles, submit additional schedules as necessary.

Line 20—Enter the total for each of the Columns (b)-(e). When additional schedules are prepared for this Section, annotate accordingly and show the overall totals on this line.

Section F. Other Budget Information

Line 21—Use this space to explain amounts for individual direct object-class cost categories that may appear to be out of the ordinary or to explain the details as required by the Federal grantor agency.

Line 22—Enter the type of indirect rate (provisional, predetermined, final or fixed) that will be in effect during the funding period, the estimated amount of the base to which the rate is applied, and the total indirect expense.

Line 23—Provide any other explanations or comments deemed necessary.

Previous Edition Usable	Authorized for Local Reproduction	SF-424A (Rev. 4-92 Prescribed by OMB Circular A-102

October 2, 2023

Department of Energy

Standard Intellectual Property (IP) Provisions for Financial Assistance
Awards issued ON OR AFTER October 1, 2021

Recipient Name	Solid Power Operating, Inc.
Award Number	DE-MS0000122
Type of Award	Grant
Type of Project	Research Development or Demonstration (RD&D)
Type of Recipient	Domestic Small Business (excluding SBIR/STTR Awards)
US Manufacture/DEC	US Comp. (S&E DEC)
Special Data Statute	EPACT
Name of Program	Office of Manufacturing and Energy Supply Chains (MESC)
Unprotected Data Categories (g(4))	See Appendix to Attachment 4
Protection Period	5
Delivery of Limited Rights Data	No
Delivery of Restricted Computer Software	No
Data Management Plan	N/A or Included Elsewhere
Supplemental Instructions	None
DOE IP Clause Number	GDSB-821-US
Data Rights	Special Data (EPAct)
Patent Rights	Bayh-Dole
USM Requirements	U.S. Comp. – S&E DEC

Provisions	2 CFR 910, Appendix A of Subpart D, Rights in Data - Programs Covered Under Special Data Statutes 37 CFR 401.14 DOE Modified Patent Rights Clause* Data Management Plan

The recipient and any subrecipients are subject to the U.S. Competitiveness Provision set forth herein that requires products embodying or made through a Subject Invention be substantially manufactured in the U.S. Implementation of the U.S. Competitiveness Provision for domestic small businesses and nonprofits is through the Determination of Exceptional Circumstances (DEC) under the Bayh-Dole Act to Further Promote Domestic Manufacture of DOE Science and Energy Technologies executed by DOE on June 7, 2021. A copy of the DEC is available at https://www.energy.gov/gc/determination-exceptional-circumstances-decs. For all other types of entities, the implementation of the U.S. Competitiveness Provision is through DOE patent waivers and policy.

October 2, 2023

Department of Energy

In reading these provisions, any reference to "contractor" or "subcontractor" shall mean "recipient" or "subrecipient," and any reference to "contract" or "subcontract" shall mean "award" or "subaward." Likewise, any reference to "recipient" or "subrecipient" shall mean "contractor" or "subcontractor," and any reference to "award" or "subaward" shall mean "contract" or "subcontract."

Failure to comply with the terms of the agreement may result in a loss of rights in Subject Inventions, including, but not limited to, forfeiture of retained rights. All Subject Inventions (conceived or first actually reduced to practice in the performance of the above identified agreement) must be timely reported at https://www.nist. gov/iedison. Invention reporting is required regardless of any patent protection sought or the subject matter (e.g. software invention). Any manuscript describing the invention for publication or of any on sale or public use planned for an invention must be promptly reported through iEdison. For assistance with iEdison, please contact iedison@nist.gov. For assistance regarding DOE's administration of Subject Inventions or patents, please contact Intellectual Property Law (IPL) at (630) 283-7117 or Chicago-IP@science.doe.gov.

October 2, 2023

Department of Energy

2 CFR 910, Appendix A of Subpart D, Rights in Data - Programs Covered Under Special Data Statutes

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means

(i)  computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and

(ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

October 2, 2023

Department of Energy

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in --

(i)  Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to --

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in paragraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U. S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

October 2, 2023

Department of Energy

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in paragraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in paragraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with notices or any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

October 2, 2023

Department of Energy

(2) The time limits in the procedures set forth in paragraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either a notice authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient --

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

October 2, 2023

Department of Energy

Protected Rights Notice

These protected data were produced under agreement no. DE-MS0000122 with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until 5 years after the date the data were first produced, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government's Office of Manufacturing and Energy Supply Chains (MESC) program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data:

(a)  At the end of the protected period;

(b)  If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d)  If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

See Appendix to Attachment 4

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Department of Energy

(5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in paragraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement. If a subrecipient/ contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at any time during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

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Department of Energy

37 CFR 401.14 DOE Modified Patent Rights Clause*

*the standard patent rights clause at 37 CFR 401.14 has been modified to (1) reflect DOE required subcontracting instructions pursuant to 37 CFR 401.5(a) as well as the deletion of the definition of contractor that does not apply based on the subcontracting instructions; (2) change acquisition terms of contractor, contract and subcontract to financial assistance terms of recipient, award, subaward or agreement pursuant to 37 CFR 401.5(c); and (3) include paragraph (n) U.S. competitiveness provision pursuant to the Determination of Exceptional Circumstances under the Bayh-Dole Act to Further Promote Domestic Manufacture of DOE Science and Energy Technologies executed by DOE on June 7,2021.

(a) Definitions

(1)  Invention means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

(2)  Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this agreement, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d)) must also occur during the period of agreement performance.

(3)  Practical Application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or government regulations, available to the public on reasonable terms.

(4)  Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

(5)  Small Business Firm means a small business concern as defined at section 2 of Pub. L. 85-536 ( 15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

(6)  Nonprofit Organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c) and exempt from taxation under section 501(a) of the Internal Revenue Code (25 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

(7)  Statutory period means the one-year period before the effective filing date of a claimed invention in a patent application during which exceptions to prior art exist per 35 U.S.C. 102(b) as amended by the Leahy-Smith America Invents Act, Public Law 112-29.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

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Department of Energy

(c) Invention Disclosure, Election of Title and Filing of Patent Application by Recipient

(1) The Recipient will disclose each subject invention to the Federal agency within two months after the inventor discloses it in writing to Recipient personnel responsible for patent matters. The disclosure to the agency shall be in the form of a written report and shall identify the agreement under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention, and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the agency, the Recipient will promptly notify the agency of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient. If required by the Federal agency, the Recipient will provide periodic (but no more frequently than annual) listings of all subject inventions which were disclosed to the agency during the period covered by the report, and will provide a report prior to the close-out of a funding agreement listing all subject inventions or stating that there were none.

(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying the Federal agency within two years of disclosure to the Federal agency. However, in any case where a patent, a printed publication, public use, sale, or other availability to the public has initiated the one year statutory period wherein valid patent protection can still be obtained in the United States, the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3)(i) The Recipient will file its initial patent application on a subject invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use.

(ii) If the Recipient files a provisional application as its initial patent application, it shall file a non-provisional application within 10 months of the filing of the provisional application. So long as there is a pending patent application for the subject invention and the statutory period wherein valid patent protection can be obtained in the United States has not expired, additional provisional applications may be filed within the initial 10 months or any extension period granted under paragraph (c)(5) of this clause. If an extension(s) is granted under paragraph (c)(5) of this clause, the Recipient shall file a nonprovisional patent application prior to the expiration of the extension(s) or notify the agency of any decision not to file a nonprovisional application prior to the expiration of the extension(s), or if earlier, 60 days prior to the end of any statutory period wherein valid patent protection can be obtained in the United States.

(iii) The Recipient will file patent applications in additional countries or international patent offices within either ten months of the first filed patent application or six months from the date permission is granted by the Commissioner of Patents to file foreign patent applications where such filing has been prohibited by a Secrecy Order.

(iv) If required by the Federal agency, the Recipient will provide the filing date, patent application number and title; a copy of the patent application; and patent number and issue date for any subject invention in any country in which the Recipient has applied for a patent.

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Department of Energy

(4)  For any subject invention with Federal agency and Recipient co-inventors, where the Federal agency employing such co-inventor determines that it would be in the interest of the government, pursuant to 35 U.S. C. 207(a)(3), to file an initial patent application on the subject invention, the Federal agency employing such co-inventor, at its discretion and in consultation with the Recipient, may file such application at its own expense, provided that the Recipient retains the ability to elect title pursuant to 35 U.S.C. 202(a).

(5)  Requests for extension of the time for disclosure, election, and filing under paragraphs (1), (2), and (3) of this clause may, at the discretion of the Federal agency, be granted. When a Recipient has requested an extension for filing a non-provisional application after filing a provisional application, a one-year extension will be granted unless the Federal agency notifies the Recipient within 60 days of receiving the request.

(6)  In the event a subject invention is made under funding agreements of more than one agency, at the request of the Recipient or on their own initiative the agencies shall designate one agency as responsible for administration of the rights of the government in the invention.

(d) Conditions When the Government May Obtain Title

(1) A Federal agency may require the Recipient to convey title to the Federal agency, of any subject invention -

(i) If the Recipient fails to disclose or elect title to the subject invention within the times specified in paragraph (c) of this clause, or elects not to retain title.

(ii) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of the Federal agency, the Recipient shall continue to retain title in that country.

(ii) In any country in which the Recipient decides not to continue the prosecution of any non-provisional patent application for, to pay a maintenance, annuity or renewal fee on, or to defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(iv) Upon breach of paragraph (n) U.S. Competitiveness of this Patent Rights clause.

(2) A Federal agency at its discretion, may waive the requirement for the Recipient to convey title to any subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right to File

(1)  The Recipient will retain a nonexclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the invention within the times specified in (c), above. The Recipient's license extends to its domestic subsidiary and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope to the extent the Recipient was legally obligated to do so at the time the agreement was awarded. The license is transferable only with the approval of the Federal agency except when transferred to the successor of that party of the Recipient's business to which the invention pertains.

(2)  The Recipient's domestic license may be revoked or modified by the funding Federal agency to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and agency licensing regulations (if any). This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of the funding Federal agency to the extent the Recipient, its licensees, or the domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

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Department of Energy

(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by the funding Federal agency for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and agency regulations (if any) concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of the license.

(f) Recipient Action to Protect the Government's Interest

(1)  The Recipient agrees to execute or to have executed and promptly deliver to the Federal agency all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Recipient elects to retain title, and (ii) convey title to the Federal agency when requested under paragraph (d) above and to enable the government to obtain patent protection throughout the world in that subject invention.

(2)  The Recipient agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under agreement in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this clause, to assign to the Recipient the entire right, title and interest in and to each subject invention made under agreement, and to execute all papers necessary to file patent applications on subject inventions and to establish the government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by paragraph (c)(1) of this clause. The Recipient shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3)  For each subject invention, the Recipient will, no less than 60 days prior to the expiration of the statutory deadline, notify the Federal agency of any decision: Not to continue the prosecution of a non-provisional patent application; not to pay a maintenance, annuity or renewal fee; not to defend in a reexamination or opposition proceeding on a patent, in any country; to request, be a party to, or take action in a trial proceeding before the Patent Trial and Appeals Board of the U.S. Patent and Trademark Office, including but not limited to post-grant review, review of a business method patent, inter partes review, and derivation proceeding; or to request, be a party to, or take action in a non-trial submission of art or information at the U.S. Patent and Trademark Office, including but not limited to a pre-issuance submission, a post-issuance submission, and supplemental examination.

(4)  The Recipient agrees to include, within the specification of any United States patent applications and any patent issuing thereon covering a subject invention, the following statement, “This invention was made with government support under DE-MS0000122 awarded by U.S. Department of Energy. The government has certain rights in the invention.”

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Department of Energy

(g) Subaward/Contract

(1) The Recipient will include this clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental, or research work to be performed by a domestic small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this clause, and the Recipient will not, as part of the consideration for awarding the subaward/ contract, obtain rights in the subrecipient's/contractor's subject inventions.

(2) The above requirement in (g)(1) does not apply for any agreement with a DOE laboratory. The Recipient and the DOE laboratory shall use a technology transfer agreement (e.g., Strategic Partnership Project (SPP), Cooperative Research and Development Agreement (CRADA)) that is executed by the Recipient and the DOE laboratory and approved by DOE. The technology transfer agreement will provide the applicable patent rights clause for the work to be performed by the DOE laboratory.

(3) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental, or research work the patent rights clause directed by the DOE Contracting Officer.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient, and such other data and information as the agency may reasonably specify. The Recipient also agrees to provide additional reports as may be requested by the agency in connection with any march-in proceeding undertaken by the agency in accordance with paragraph (j) of this clause. As required by 35 U.S.C. 202(c)(5), the agency agrees it will not disclose such information to persons outside the government without permission of the Recipient.

(i) Preference for United States Industry

Notwithstanding any other provision of this clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject inventions in the United States unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by the Federal agency upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

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Department of Energy

(j) March-in Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, the Federal agency has the right in accordance with the procedures in 37 CFR 401.6 and any supplemental regulations of the agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Recipient, assignee, or exclusive licensee refuses such a request the Federal agency has the right to grant such a license itself if the Federal agency determines that:

(1) Such action is necessary because the Recipient or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use.

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee or licensees; or

(4) Such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Special Provisions for Agreements with Nonprofit Organizations If the Recipient is a nonprofit organization, it agrees that:

(1) Rights to a subject invention in the United States may not be assigned without the approval of the Federal agency, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

(2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when the agency deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

(3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific research or education; and

(4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that, when appropriate, it will give a preference to a small business firm when licensing a subject invention;

(5) The Federal agency may review the Recipient's licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures, or practices with the Federal agency when the Federal agency's review discloses that the Recipient could take reasonable steps to more effectively implement the requirements of paragraph (k)(4) of this clause; and

(6) The Federal agency may take into consideration concerns presented by small businesses in making such determinations in paragraph (k)(5) of this clause.

(l) Communication

Unless otherwise directed by DOE Patent Counsel, all reports and notifications required by this clause shall be submitted in accordance with the instructions provided in the Federal Assistance Reporting Checklist (FARC) of this agreement.

(m) Electronic Filing.

(1) Unless otherwise requested or directed by the Federal agency --

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Department of Energy

(i)  The written disclosure required in (c)(1) of this clause shall be electronically filed;

(ii) The written election required in (c)(2) of this clause shall be electronically filed; and

(iii) If required by the agency to be submitted, the close-out report in paragraph (c)(1) of this clause and the patent information and periodic reporting identified in paragraph (c)(3) of this clause shall be electronically filed.

(2) Other written notices required in this clause may be electronically delivered to the agency or the contractor through an electronic database used for reporting subject inventions, patents, and utilization reports to the funding agency.

(n) U.S. Competitiveness

The Recipient agrees that any products embodying any subject invention or produced through the use of any subject invention will be manufactured substantially in the United States unless the Recipient can show to the satisfaction of DOE that it is not commercially feasible. In the event DOE agrees to foreign manufacture, there will be a requirement that the Government's support of the technology be recognized in some appropriate manner, e.g., alternative binding commitments to provide an overall net benefit to the U.S. economy. The Recipient agrees that it will not license, assign or otherwise transfer any subject invention to any entity, at any tier, unless that entity agrees to these same requirements. In the event that the Recipient or other such entity receiving rights in the Subject Invention undergoes a change in ownership amounting to a controlling interest, the Recipient or other such entity receiving rights shall ensure continual compliance with the requirements of this paragraph (n) and shall inform DOE, in writing, of the change in ownership within six months of the change. The Recipient and any successor assignee will convey to DOE, upon written request from DOE, title to any subject invention, upon a breach of this paragraph (n). The Recipient will include this paragraph (n) in all subawards/contracts, regardless of tier, for experimental, developmental or research work.

(o) The requirements, rights and administration of paragraph (n) are further clarified as follows:

1.	Waivers. The Recipient (or any entity subject to paragraph (n)) may request a waiver or modification of paragraph (n). Such waivers or modifications may be granted when DOE determines that (1) the Recipient (or any entity subject to paragraph (n)) has demonstrated, with quantifiable data, that manufacturing in the United States is not commercially feasible and (2) a waiver or modification would best serve the interests of the United States and the general public.

2.	Final determination of breach of paragraph (n). If DOE determines the Recipient is in breach of paragraph (n), the Department may issue a final written determination of such breach. If such determination includes a demand for title to the subject inventions under the award, the demand for title will cause an immediate conveyance and assignment of all rights to all subject inventions under the award to the United States Government, including all pending U.S. and foreign patent applications and all U.S. and foreign patents that cover any subject invention, without compensation. Any such final determination shall be signed by the cognizant DOE Contracting Officer with the concurrence of the Assistant General Counsel for Technology Transfer & Intellectual Property. Advanced notice will be provided for comment to the Recipient before any final written determination by DOE is issued.

3.	Pursuant to Recipient's agreement in paragraph (n) to not license, assign or otherwise transfer rights to subject inventions at any tier unless the entity agrees to paragraph (n): any such license, assignment, or other transfer of right to any subject invention developed under the award shall contain paragraph (n) suitably modified to properly identify the parties. If a licensee, assignee, or other transferee of rights to any subject invention is finally determined by DOE in writing to be in breach of paragraph (n), the applicable license, assignment or other transfer shall be deemed null and void. Advanced notice will be provided for comment to the non-complying party before any final written determination by DOE is made.

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Department of Energy

4.	For clarity, if the forfeiture of title to any subject invention is due to a breach of paragraph (n), the Recipient shall not be entitled to any compensation, or to a license to the subject invention including the reserved license in section (e)(1), unless DOE grants a license through a separately agreed upon licensing agreement.

5.	Authority. The requirements and administration of paragraph (n) is in accordance with the Determination of Exceptional Circumstances (DEC) under the Bayh-Dole Act to Further Promote Domestic Manufacture of DOE Science and Energy Technologies executed by DOE on June 7, 2021. A copy of the DEC is available at https://www.energy.gov/gc/determination-exceptional-circumstances-decs. By accepting or acknowledging the award, the Recipient is also acknowledging that it has received a copy of the DEC through the foregoing link. As set forth in 37 CFR 401.4, any nonprofit organization or small business firm as defined by 35 U.S.C. 201 affected by any DEC has the right to appeal the imposition of the DEC within thirty (30) working days from the Recipient's acceptance or acknowledgment of this award.

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Department of Energy

Data Management Plan

The data management plan is attached to this intellectual property clause set or is otherwise included in the award or application documentation. The Data Management Plan explains how data generated in the course of the work performed under this agreement will be shared or preserved or, when justified, explains why data sharing or preservation is not possible or scientifically appropriate. In the event of a conflict between this Data Rights clause and the Data Management Plan, the Data Rights clause takes precedence.

Department of Energy

Appendix to Attachment 4

Unlimited Rights Data

Recipient:

•	General or summary data regarding:

▪	updates and/or assessments of project status and execution performance data;
▪	the status of capacity installation goals;
▪	the status of Community Benefits goals, including the number and type of jobs created and other community benefits;
▪	business impact, including increased plant capacity and product performance;
▪	Earned Value Assessments or documentation;
▪	the status of expenditures, including the respective share of federal and non-federal share of costs incurred under the grant;
▪	simplified manufacturing process data;
▪	general block flow diagrams and data related to general ranges of operating conditions;
▪	general industry-wide market and customer data such as number of customers, type and geography of industries served; and
▪	general industry-wide supplier data.

Appendix to Attachment 4

DE-MS0000122.0000

Attachment 5 - Community Benefits Outcomes and Objectives

Recipient Name: Solid Power Operating, Inc.

Project Title: Bipartisan Infrastructure Law (BIL) - Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced All-Solid-State Batteries

Award Number: DE-MS0000122

I.	Executive Summary

The proposed project, titled “Bi-Partisan Infrastructure Law (BIL) - Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced ASSBs”, will take place at Solid Power’s Solid-State Electrolyte (SSE) production facility at 14902 Grant St, Thornton, CO, in Adams County, CO. Solid Power is committed to ensuring that the project creates well-paying jobs with career-track training, prioritizes benefits to underrepresented communities, and provides equitable access to wealth-building opportunities. Additionally, Solid Power wants to ensure that the local community has a voice throughout the project and beyond, and that Solid Power has a plan to continue engagement with community members. In accordance with the goals of the Funding Opportunity Announcement, Solid Power proposes a Community Benefits Plan (CBP) that exceptionally addresses the four key pillars of the CBP, and creates accountability for the project’s long-term success.

To accomplish the goals outlined below, Solid Power is committing $2 million of project funding to various initiatives outlined below. In addition, Solid Power is committing to hire a full-time Community Benefits Plan Manager dedicated to the execution and management of the plan, as well as additional community engagement. This new hire will work with the DOE, Project Manager(s), construction contractor(s), and Solid Power internal teams to ensure the commitments made here are completed and persist after the proposed project has been completed.

*CBOO activities for the remaining Budget Period tasks are subject to DOE review/approval of submitted Continuation Application

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DE-MS0000122.0000

II.	Milestone Table

	Existing or Planned	Budget Period 1 milestone	Budget period 2 milestone*	Budget period 3 milestone*	Budget period 4 milestone*
Community and Labor Engagement
Community benefits agreement	☒ Yes	Initiate conversations with local entities; draft agreement, review agreement with all parties; execute agreement
Project Labor Agreement (construction jobs)	☒ Yes	Inform EPC and contractors of agreement requirement; review initial draft(s)	Ensure agreements are executed by EPC/contractors and skilled labor groups
Community feedback and data incorporated into the project	☒ Yes
MSU Bridge Program		Ensure internal team alignment; ensure alignment between MSU and Solid Power;	Accept 1 or more interns	Accept 1 or more interns	Accept 1 or more interns
NGHS Internship program		Ensure internal teams are aligned; ensure NGHS and Solid Power are aligned; ensure legal agreements are signed; Accept summer interns	Accept summer interns	Accept summer interns	Accept summer interns
NGHS Educator Grant		Meet with NGHS Staff to understand needs to educators; internally set metrics for grant program; Award and distribute NGHS grants	Award and distribute NGHS grants	Award and distribute NGHS grants	Award and distribute NGHS grants
Community College Scholarship for Underrepresented Students		Meet with Front Range Community College to discuss challenges and opportunities with a scholarship fund; ensure internal alignment about fund specifics (how to distribute, scoring criteria, etc); solicit applications and award scholarship(s)	solicit applications and award scholarship(s)	solicit applications and award scholarship(s)	solicit applications and award scholarship(s)

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Investing in Job Quality and Workforce Continuity	Total Number of Permanent Operations Jobs: 20 Number of Construction phase jobs: 100+
Minimum starting wage for permanent hourly jobs:	$24.52/hr
Pay upper quintile wages for industry and occupation	☒Yes ☐ No
Fringe Benefits	☒ Employer-sponsored health insurance ☒ Contributions to retirement ☒ Transportation assistance
Training	☒ Contributions to labor-management training partnership ☒ Utilization of registered apprentices for at least 15% of construction jobs ☒ Paid training ☒ Tuition support or reimbursement
Health and Safety Committee with Hourly Worker Representation	☒ Yes
Support for Worker Organizing/Collective Bargaining	☒ Pledge to remain neutral during any union organizing campaigns
Other Job Quality and Workforce
Diversity, Equity, Inclusion, and Accessibility	☒ Local and/or targeted recruitment efforts ☒ MWBE contracting	Partnerships with community-based organizations and ed/training providers for workforce needs planned.
Other DEIA
Justice40 Initiative
An increase in quality job creation, the clean energy job pipeline, and job training for individuals	☒ Yes		Hire employees, targeting majority from local community,	Hire remaining employees, targeting majority from local community
Increases in energy democracy, including community ownership of project assets	☒ Yes – Solid Power will incorporate Community Voice in the project
Increased parity in clean energy technology access and adoption	☒ Yes – Solid Power to move operations to 100% renewable energy	Engage local utility for options; align internal teams; formalize agreement with utility

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Attachment 6 – Data Management Plan

Attachment 6 – Data Management Plan

The Recipient will not be required to make the underlying research data supporting findings in the deliverables under the grant publicly available other than as specified in the Statement of Project Objectives (SOPO) and the Intellectual Property Provisions attached to the grant. Specifically, any identified Protected Data, Restricted Computer Software, and Limited Rights Data will receive the protection available for such data under the grant and applicable regulations. Data that qualifies as Protected Data shall be shielded from public disclosure consistent with the conditions of the award, including the period of protection specified. The Government may verify the status of all data specifically used by or generated by the Recipient. The DOE, and any other duly authorized government representatives, will have access, upon request, to all data generated under the award. Other than providing the specific deliverables subject to public disclosure as specified in the award, the Recipient does not currently intend to publish any other results from the project. Where a publication includes results of the project or the underlying research data, these results and data will be made available according to the policies of the publication, Recipient, and the Intellectual Property Provisions of this grant. The Recipient will ensure compliance with any requirements pertaining to advance review by the DOE and to any clause(s) mandating the acknowledgement of federal sponsorship of the data to be published.